Form 10-K, Exhibit 13
period 1993-12-31
MERCHANTS BANCSHARES INC
filed 1994-04-15
CIK 726517

Report of Independent Public Accountants


          To  the   Stockholders  and  Board  of   Directors  of  Merchants
          Bancshares, Inc.:

          We have audited the accompanying consolidated balance sheets of Merchants Bancshares, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, changes in stockholders'equity and cash flows for the years ended December 31, 1993, 1992 and 1991. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Merchants Bancshares, Inc. and subsidiaries as of December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for the years ended December 31, 1993, 1992 and 1991, in conformity with generally accepted accounting principles.

          As explained in Note 3 to the consolidated financial statements, the Company adopted prospectively, effective December 31, 1993, Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities".



          ARTHUR ANDERSEN & CO.



          Boston, Massachusetts
          March 31, 1994

                  Merchants Bancshares, Inc.
                 Consolidated Balance Sheets

At December 31,                                                          1993           1992
- ------------------------------------------------------------------------------------------------
ASSETS:
 Cash and Due from Banks (Note 3)                                  $  30,587,986  $  36,744,477
 Federal Funds Sold                                                            0     10,500,000
 Investment Securities Available for Sale: (Notes 3 and 4)
   Debt Securities                                                    85,505,677    103,197,500
   Marketable Equity Securities (Market Value
      $1,612,726 in 1992)                                              1,451,793      1,411,393
- ------------------------------------------------------------------------------------------------
      Total Investment Securities                                     86,957,470    104,608,893
- ------------------------------------------------------------------------------------------------
 Loans (Notes 3 and 5)                                               440,827,786    429,535,257
 Segregated Assets (Notes 2 and 5)                                   132,643,814              0
   Reserve for Possible Loan Losses                                  (20,060,059)    (7,411,635)
- ------------------------------------------------------------------------------------------------
      Net Loans                                                      553,411,541    422,123,622
- ------------------------------------------------------------------------------------------------
 Federal Home Loan Bank Stock                                          5,573,700      2,921,300
 Premises and Equipment, net (Notes 3 and 6)                          16,148,102     14,635,796
 Investments in Real Estate Limited Partnerships                       4,609,901      5,695,218
 Other Real Estate Owned                                              13,674,259     12,661,294
 Other Assets (Note 8)                                                24,084,495     12,949,176
- ------------------------------------------------------------------------------------------------
      Total Assets                                                 $ 735,047,454  $ 622,839,776
- ---------------------------------------------------------------------============---============
LIABILITIES:
 Deposits:
   Demand                                                          $  96,413,399  $  82,271,624
   Savings, NOW and Money Market Accounts                            321,821,034    289,670,209
   Time Deposits Over $100,000                                        21,214,667      6,646,857
   Other Time                                                        179,860,784    125,464,160
- ------------------------------------------------------------------------------------------------
      Total Deposits                                                 619,309,884    504,052,850
 Other Borrowed Funds (Note 9)                                        14,924,081      8,464,812
 Other Liabilities (Notes 7 and 8)                                     8,460,061      9,082,066
 Debt (Note 10)                                                       46,633,422     49,037,135
- ------------------------------------------------------------------------------------------------
      Total Liabilities                                            $ 689,327,448    570,636,863
- ------------------------------------------------------------------------------------------------
Commitments and Contingencies (Note 13)
STOCKHOLDERS' EQUITY (Notes 11 and 12):
 Preferred Stock
   Class A:
     $.01 par value, non-voting
     Shares Authorized: 200,000
     Shares Outstanding: None                                                  0              0
   Class B:
     $.01 par value, voting
     Shares Authorized: 1,500,000
     Shares Outstanding: None                                                  0              0
 Common Stock, $.01 par value
     Shares Authorized: 4,700,000
     Shares Issued: 4,242,927                                             42,429         42,429
 Capital in Excess of Par Value                                       30,647,120     30,635,559
 Retained Earnings                                                    15,352,844     21,949,050
 Treasury Stock (at Cost) 12,733 Shares at December 31, 1993
   and 28,611 Shares at December 31, 1992                               (178,730)      (424,125)
 Net Unrealized Depreciation of Investment Securities Available
   for Sale, Net of Applicable Income Taxes of $74,005                  (143,657)             0
- ------------------------------------------------------------------------------------------------
      Total Stockholders' Equity                                      45,720,006     52,202,913
- ------------------------------------------------------------------------------------------------
      Total Liabilities and Stockholders' Equity                   $ 735,047,454  $ 622,839,776
- ---------------------------------------------------------------------============---============

The accompanying notes are an integral part of these consolidated financial statements.

                                          Merchants Bancshares, Inc.
                                    Consolidated Statements of Operations
For the years ended December 31,                                    1993             1992            1991
- -------------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME:
 Interest and Fees on Loans                                    $ 47,268,729     $ 44,521,757    $ 52,931,821
 Interest and Dividends on Investments:
   U.S. Treasury and Agency Obligations                           3,655,198        4,305,553       3,881,480
   Obligations of State and Political Subdivisions                   12,839              700             700
   Other                                                            537,054          410,565         435,167
- -------------------------------------------------------------------------------------------------------------
Total Interest and Dividend Income                               51,473,820       49,238,575      57,249,168
- -------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
 Savings, NOW and Money Market Accounts                           8,476,489       11,014,319      12,987,269
 Time Deposits Over $100,000                                        151,735           56,485         582,522
 Other Time                                                       8,351,062        8,619,026      14,222,708
 Other Borrowed Funds                                               733,817          663,434         938,903
 Debt                                                             4,242,423        3,697,715       3,372,608
- -------------------------------------------------------------------------------------------------------------
Total Interest Expense                                           21,955,526       24,050,979      32,104,010
- -------------------------------------------------------------------------------------------------------------
Net Interest Income                                              29,518,294       25,187,596      25,145,158
 Provision for Possible Loan Losses (Note 5)                     23,822,000        8,050,000       7,243,443
- -------------------------------------------------------------------------------------------------------------
Net Interest Income after Provision for Possible Loan Losses      5,696,294       17,137,596      17,901,715
- -------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME:
 Trust Department Income                                          1,686,561        1,399,451       1,282,511
 Service Charges on Deposits                                      3,571,376        2,536,267       2,421,389
 Other                                                            3,296,930        2,810,840       2,899,405
 Gains on Investment Securities, net (Note 4)                     1,898,945        3,448,531       2,773,627
 FDIC Assistance Received-Loss Sharing (Note 2)                   1,674,615                0               0
- -------------------------------------------------------------------------------------------------------------
Total Non-Interest Income                                        12,128,427       10,195,089       9,376,932
- -------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSES:
 Salaries and Wages                                               9,590,775        7,827,449       8,201,044
 Employee Benefits (Note 7)                                       2,713,988        2,367,865       2,478,971
 Occupancy Expense                                                1,949,256        1,489,827       1,465,409
 Equipment Expense                                                1,879,764        1,783,293       2,044,949
 Losses on and Writedowns of Other Real Estate Owned              1,970,428          833,329         282,366
 Equity in Losses of Real Estate Limited Partnerships               967,138        1,059,973         974,279
 Other                                                            7,270,812        5,718,930       5,791,253
 Losses and Write-downs of Segregated Assets (Note 2)             1,674,615                0               0
- -------------------------------------------------------------------------------------------------------------
Total Non-Interest Expenses                                      28,016,776       21,080,666      21,238,271
- -------------------------------------------------------------------------------------------------------------
Income (Loss) Before Provision (Benefit) for Income Taxes       (10,192,055)       6,252,019       6,040,376
Provision (Benefit) for Income Taxes (Notes 3 and 8)             (4,410,486)         575,508         909,029
- -------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                              $ (5,781,569)    $  5,676,511    $  5,131,347
- ----------------------------------------------------------------============-----============----============
EARNINGS (LOSS) PER SHARE, based upon weighted average common shares outstanding of 4,216,355 in 1993, 4,213,941 in 1992 and
4,223,726 in 1991 (Note 12):                                   $      (1.37)    $       1.39    $       1.21
- --------------------------------------------------------------  ============-----============----============

The accompanying notes are an integral part of these consolidated financial statements.


                                   Merchants Bancshares, Inc.
                        Consolidated Statements of Changes in Stockholders' Equity
                     For Each of the Three Years in the Period Ended December 31, 1993




                                                                                          Net Unrealized
                                                                                          Depreciation
                                                   Common      Capital in                 of Investment
                                                   Stock       Excess of      Retained     Securities     Treasury
                                                 (Note 10)     Par Value      Earnings      (Note 3)        Stock         Total
- -----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1990 (Restated)(Note 17)$      40,386 $  27,414,998 $  20,783,372 $    (317,268) $   (282,012) $  47,639,476
 Net Income                                         ---           ---         5,131,347       ---            ---         5,131,347
 Treasury Stock Transactions                        ---            64,434        18,163       ---          (348,857)      (266,260)
 Cash Dividends ($.76 per share)                    ---           ---        (3,230,861)      ---            ---        (3,230,861)
 Stock Dividends (80,771 shares issued)
  (Note 12)                                             807     1,170,373    (1,171,180)      ---            ---                 0
 Decrease in Net Unrealized Depreciation
  of Investment Securities (Note 4)                               ---           ---           317,268        ---           317,268
- -----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991                    $      41,193 $  28,649,805 $  21,530,841 $           0  $   (630,869) $  49,590,970
 Net Income                                         ---           ---         5,676,511       ---            ---         5,676,511
 Treasury Stock Transactions                        ---            22,061        26,821       ---           206,744        255,626
 Cash Dividends ($.78 per share)                    ---           ---        (3,320,194)      ---            ---        (3,320,194)
 Stock Dividends (80,771 shares issued)
  (Note 12)                                           1,236     1,963,693    (1,964,929)      ---            ---                 0
- -----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                    $      42,429 $  30,635,559 $  21,949,050 $           0  $   (424,125) $  52,202,913
 Net Loss                                           ---           ---        (5,781,569)      ---            ---        (5,781,569)
 Treasury Stock Transactions                        ---            11,561        33,948       ---           245,395        290,904
 Cash Dividends ($.20 per share)                    ---           ---          (848,585)      ---            ---          (848,585)
Effect of a change in accounting
  principle (Note 3)                                              ---           ---          (143,657)       ---          (143,657)
- -----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                    $      42,429 $  30,647,120 $  15,352,844 $    (143,657) $   (178,730) $  45,720,006
- ----------------------------------------------=====================================================================================

Per share amounts have been restated to reflect all stock dividends.
The accompanying notes are an integral part of these consolidated financial statements.


                                        Merchants Bancshares, Inc.
                                   Consolidated Statements of Cash Flows

For the Years Ended December 31,                                     1993           1992           1991
CASH FLOWS FROM OPERATING ACTIVITIES:                             -----------    -----------    -----------
Net Income (Loss)                                               $  (5,781,569) $   5,676,511  $   5,131,347
Adjustments to Reconcile Net Income (Loss) to Net
 Cash Provided by Operating Activities:
  Provision for Possible Loan Losses                               23,822,000      8,050,000      7,243,443
  Provision for Depreciation and Amortization                       4,762,037      1,646,560      1,890,153
  Prepaid Income Taxes                                                (25,360)    (2,133,353)    (1,994,973)
  Net Gains on Sales of Investment Securities                      (1,898,945)    (3,448,531)    (2,773,627)
  Net Gains on Sales of Loans and Leases                             (818,376)      (584,669)      (123,390)
  Net (Gains) Losses on Sales of Premises and Equipment                     0         52,607        (83,884)
  Equity in Losses of Real Estate Limited Partnerships                967,138      1,059,973        974,279
 Changes in Assets and Liabilities net of Effects From
   Acquisition of NFNBV (Note 2):
  (Increase) Decrease in Interest Receivable                          (28,313)     1,333,450       (680,471)
  Increase (Decrease) in Interest Payable                             587,598       (803,013)    (1,082,389)
  (Increase) Decrease in Other Assets                              (5,032,001)    (5,429,789)     2,055,272
  Increase (Decrease) in Other Liabilities                           (272,603)     2,939,600     (1,818,875)
                                                                  -----------    -----------    -----------
  Net Cash Provided by Operating Activities                        16,281,606      8,359,347      8,736,885
                                                                  -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from Sales of Investment Securities                    403,140,859    386,442,780    296,003,262
  Proceeds from Maturities of Investment Securities                 1,000,000              0              0
  Proceeds from Sales of Loans and Leases                          98,332,905    118,395,253     56,467,359
  Proceeds from Sales of Premises and Equipment                             0         16,839        514,684
  Purchases of Investment Securities                             (385,195,506)  (422,915,625)  (303,227,623)
  Cash and Cash Equivalents Received - Acquisition (Note 2)        17,102,000              0              0
  Loans Originated, net of Principal Repayments                   (82,277,333)   (90,067,635)   (35,949,381)
  Investments in Real Estate Limited Partnerships                     281,821        (73,939)    (2,043,922)
  Purchases of Premises and Equipment                              (1,599,220)      (424,952)    (4,145,305)
  Decrease in Net Investment in Leveraged Leases                      587,438      1,116,644         68,623
                                                                   -----------    -----------    -----------
    Net Cash Provided by (Used in) Investing Activities            51,372,964     (7,510,635)     7,687,697
                                                                   -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net Increase (Decrease) in Deposits                             (87,773,966)    13,436,584     (8,082,913)
  Net Increase (Decrease) in Other Borrowed Funds                   6,459,269     (6,891,487)    (8,523,289)
  Proceeds from Debt                                               12,000,000     13,000,000      5,030,000
  Principal Payments on Debt                                      (14,403,713)    (2,644,110)        (3,109)
  Acquisition of Treasury Stock                                      (132,058)      (964,717)    (1,133,584)
  Cash Dividends Paid                                                (838,050)    (3,293,450)    (3,212,698)
  Sale of Treasury Stock                                              377,457      1,193,522        867,325
                                                                   -----------    -----------    -----------
    Net Cash Provided by (Used in) Financing Activities           (84,311,061)    13,836,342    (15,058,268)
                                                                  -----------    -----------    -----------
Increase (Decrease) in Cash and Cash Equivalents                  (16,656,491)    14,685,054      1,366,314
Cash and Cash Equivalents at Beginning of Year                     47,244,477     32,559,423     31,193,109
                                                                  -----------    -----------    -----------
Cash and Cash Equivalents at End of Year                        $  30,587,986  $  47,244,477  $  32,559,423
                                                                  ===========    ===========    ===========
Total Interest Payments                                         $  21,367,928  $  24,853,992  $  33,186,399
Total Income Tax Payments                                       $   1,190,000  $   2,860,000  $   3,415,000
Transfer of loans to Other Real Estate Owned                    $   5,151,867  $  13,856,598  $   5,783,298

The accompanying notes are an integral part of these consolidated financial statements.


                              Merchants Bancshares, Inc.
                      Notes to Consolidated Financial Statements
                                  December 31, 1993

          (1) CURRENT OPERATING ENVIRONMENT AND REGULATORY MATTERS

            Merchants Bancshares, Inc. (the Company), and its wholly owned subsidiaries, including the Merchants Bank and subsidiaries (the
          Bank), operate primarily in Vermont. Beginning in the late 1980's, this region was severely affected by a deterioration in the real estate market and an economic recession. As a result, the Company has experienced increased levels of nonperforming assets and loan charge-offs, increased the provision for possible loan losses and incurred high costs associated with troubled assets and foregone income on nonaccrual loans. Although these adverse trends appear to be abating, prospects as to the extent and timing of future improvement in the economy remain uncertain.

            The reserve for possible loan losses as of December 31, 1993 is deemed adequate based on management's estimate of the amount required to absorb future losses in the loan portfolio based on known current circumstances and real estate market conditions. However, given the uncertainty that exists as to future trends in the regional real estate market, which, if there is further deterioration, could result in the Company experiencing increases in nonperforming assets and resultant operating losses attributable to a need for further significant provisions for loan losses and increased foregone interest income on nonaccrual loans.

            As of March 31, 1993, the Federal Deposit Insurance Corporation (the FDIC) and the State of Vermont Department of Banking,
          Insurance and Securities (the Commissioner) conducted a joint field examination of the Bank. As a result of this examination, the Bank entered into a Memorandum of Understanding (MOU) with the FDIC and the Commissioner on October 29, 1993. Under the terms of the MOU, the Bank is required to, among other things, maintain a leverage capital ratio of at least 5.5%, revise certain operating policies, enhance certain loan review procedures, refrain from declaring dividends and correct certain technical exceptions and violations of applicable regulations.
          The dividend limitation includes dividends paid by the Bank to the Company. The Company services senior subordinated debt
          (see Note 10) which requires semi-annual interest payments and an annual principal payment of $2.4 million through 1996. The MOU permits the repayment of certain advances totaling approximately
          $3.3 million which were outstanding at December 31, 1993. The repayment of such advances, together with the Company's cash on hand at December 31, 1993 is sufficient to service the senior subordinated debt until May, 1995. Management believes the Bank is in substantial compliance with the provisions of the MOU as of December 31, 1993. The Bank was also directed by the FDIC to increase the reserve for possible loan losses by approximately $12 million and to charge- off loans totaling approximately $8 million at the conclusion of the examination in June 1993. The Bank recorded this increase in the reserve for possible loan losses and charged off the loans in 1993.

          As of February 18, 1994 the Company and the Federal Reserve Bank of Boston (the Federal Reserve) entered into an agreement requiring the Company to submit to the Federal Reserve, among other things, a capital plan, a dividend policy, a debt service plan and a management assessment. In addition, the Company may not declare or pay a dividend or incur any debt without the approval of the Federal Reserve.

          On March 31, 1994, the FDIC and the Commissioner completed the field work related to their most recent examination of the Bank as of December 31, 1993. Although the FDIC and Commissioner have not yet issued the formal examination report, management believes that the results of the examination will not have a significant impact on the Company's financial statements.

          Failure to maintain the minimum leverage capital ratio of 5.5% (see Note 11) included in the MOU, or compliance with other provisions of the MOU, or the agreement with the Federal Reserve, could subject the Bank or the Company to additional actions by the regulatory authorities.

                              Merchants Bancshares, Inc.
                        Notes to Consolidated Financial Statements
                                  December 31, 1993



          (2)  ACQUISITION

          On June 4, 1993, the Bank purchased certain assets and assumed the deposits and certain other liabilities of the New First
          National Bank of Vermont (NFNBV) from the FDIC. NFNBV was a three bank holding company conducting banking activities primarily in central and northern Vermont. NFNBV had been taken over by the FDIC in January 1993. The acquisition involved an assumption of net deposits and liabilities which resulted in the Bank receiving a cash payment from the FDIC of approximately $5.7 million. The Bank subsequently acquired certain NFNBV property and equipment from the FDIC for approximately $1.5 million which is payable to the FDIC on June 3, 1994. The acquisition was accounted for using the purchase method of accounting and accordingly, the acquired assets and liabilities have been recorded at their estimated fair market values at the date of acquisition. The operating results related to NFNBV are included in the Company's statement of operations since the date of the acquisition.

          In  accordance  with  the  purchase  method  of  accounting,  the purchase price has been allocated to the assets acquired and liabilities assumed based on their fair market value at the date of acquisition. Included in the purchase price allocation is the establishment of an allowance for possible loan losses of $2 million and a core deposit intangible of approximately $4.5 million, which is being amortized over 15 years using the straight line method. The fair market value of the assets acquired and liabilities assumed is summarized as follows (in thousands):

            Cash                                     $  5,290
            Federal Funds Sold                          6,075
            Investment Securities                       4,118
            Loans                                      23,909
            Segregated Assets                         154,537
            Allowance for Possible Loan Losses         (2,000)
            Premises and Equipment                      1,509
            Other Assets                                1,523
            Intangible Asset - Core Deposit Intangible  4,478
            Deposits                                 (203,031)
            Other Liabilities                            (537)
               Cash Payment From the FDIC, Net of    ----------
               Settlement Amount Payable for
               Premises and Equipment                $  4,129
                                                     =========

          Summarized below are the results of operations on an unaudited pro forma basis, of the acquired NFNBV business as if NFNBV had been acquired on January 1, 1992. The pro forma information is based on the Company's audited historical results of operations for 1992 and NFNBV's unaudited historical results of operations for the period October 1, 1991 to September 30, 1992, giving effect to certain pro forma adjustments. The pro forma financial information does not purport to be indicative of the results of operations that would have occurred had the purchase been made on January 1, 1992 or of future results of operations of the combined companies. No pro forma information is presented for the period January 1, 1993 to the date of the acquisition because no accurate financial information is available relative to NFNBV's operations from the FDIC.
                                             Pro Forma 1992
                                    (in thousands except per share data)

                      Net Interest Income       $ 36,185
                      Net Income                   7,463
                      Earnings Per Share            1.83

          In computing the pro forma net income, adjustments were recognized to give effect to a reduced provision for possible loan losses and other real estate owned (OREO) expenses, resulting from loss sharing and the transfer of problem loans and OREO to the FDIC Division of Liquidation prior to acquisition; amortization of the core deposit intangible; and reduced operating expenses relating to regulatory actions.

          Under the terms of the acquisition, the Company will receive financial assistance (loss sharing) with respect to certain acquired loans charged-off by the Company during the three years subsequent to the acquisition. The FDIC will reimburse the Company, on a quarterly basis, 80% of net charge-offs and certain expenses related to loans subject to loss sharing up to cumulative losses aggregating $41.1 million, after which the reimbursement rate will be 95% of net charge-offs on the loans. The Bank received $1,674,615 in reimbursement from the FDIC for the year ended December 31, 1993. Acquired loans subject to loss sharing are classified as Segregated Assets in the accompanying consolidated balance sheets.

          In addition, under the terms of the acquisition approval received from the State of Vermont Department of Banking, Insurance and Securities, the Bank is required to, among other things, maintain Tier 1 leverage capital at the higher of 5.5% or the minimum regulatory leverage capital required by the FDIC, and to refrain from paying dividends from the Bank to the Company if the Bank's capital is below the minimum capital requirement. The Bank and the Company were in compliance with all the terms of the acquisition approval agreement with the State of Vermont during 1993.


                              Merchants Bancshares, Inc.
                      Notes to Consolidated Financial Statements
                                  December 31, 1993

          (3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Principles of Consolidation
          The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, the Bank and Merchants Properties, Inc, after elimination of all material intercompany accounts and transactions.

          Investment Securities
          In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No.
          115). Under the new statement, investments in debt securities may be classified as held-to-maturity and measured at amortized cost only if the Company has the positive intent and ability to hold such securities to maturity. Investments in debt securities that are not classified as held-to-maturity and equity securities that have readily determinable fair values are classified as trading securities or available-for-sale securities. Trading securities are investments purchased and held principally for the purpose of selling in the near term; available-for-sale securities are investments not classified as trading or held-to-maturity. Unrealized holding gains and losses for trading securities are included in earnings; unrealized holding gains and losses for available-for-sale securities are reported in a separate component of stockholders' equity, net of applicable income taxes. Dividend and interest income, including amortization of premiums and discounts, is recorded in earnings for all categories of investment securities. Discounts and premiums related to debt securities are amortized using a method which approximates the level-yield method. As permitted by SFAS No. 115, the Company elected to apply the accounting principle to investment securities held as of December 31, 1993. All investment securities were classified as available-for-sale at December 31, 1993 and the resulting adjustment was included in the accompanying consolidated statement of changes in stockholders' equity as the effect of a change in accounting principle.

          Prior to December 31, 1993, debt securities were designated at the time they were purchased as either held for sale or held for investment, based on management's intentions in light of investment policy, asset/liability management policy, liquidity needs and economic factors. Debt securities held for sale were stated at the lower of amortized cost or market value while debt securities held for investment, where management had the intention and ability to hold such securities until maturity, were stated at amortized cost. Unrealized losses on debt securities held for sale were recorded as a valuation allowance against the related securities. The provision for the valuation allowance was recorded in the accompanying consolidated statements of operations.

          Marketable equity securities were stated at the lower of aggregate cost or market value. Net unrealized losses, considered temporary in nature, were shown as a reduction of stockholders' equity. Unrealized losses, considered other than temporary in nature, were recognized in the accompanying consolidated statements of operations. The gain or loss recognized on the sale of an investment security was based upon the adjusted cost of the specific security.

          Loan Origination and Commitment Fees
          Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized over the lives of the related loans. Net deferred origination fees were $1,310,416 and $1,183,360 at December 31, 1993 and 1992, respectively.

          Premises and Equipment
          Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using straight-line and accelerated methods at rates that amortize the original cost of the premises and equipment over estimated useful lives. Expenditures for maintenance, repairs and renewals of minor items are generally charged to expense as incurred.

          Gains and Losses on Sales of Loans
          Gains and losses on sales of loans are recognized based upon the difference between the selling price and the carrying amount of loans sold. Gains and losses are adjusted for excess servicing rights resulting from the sale of loans with servicing rights retained. Excess servicing rights are recorded at the net present value of estimated future servicing revenue less expected normal servicing costs. Deferred excess servicing is amortized over the period of estimated net servicing income. Origination fees collected, net of commitment fees paid in connection with the sales of loans and net of the direct cost of loan originations, are recognized at the time such loans are sold.
          The net gain on sales of loans is included in interest and fees on loans and amounted to $818,375, $584,669 and $268,082 in 1993,
          1992 and 1991, respectively.

          Income Taxes
          The Company provided for income taxes in accordance with the comprehensive income tax allocation method under Statement of Financial Accounting Standards No. 96 prior to 1992. Effective January 1, 1992, the Company implemented Statement of Financial Accounting Standards No. 109. There was no material effect from this change on the accompanying consolidated financial statements. This method recognizes the tax effects of all income and expense transactions in each year's consolidated statement of operations, regardless of the year in which the transactions are reported for tax purposes. Investment tax credits related to the Bank's leasing activities are deferred and amortized over the life of the related leases. Low income housing tax credits are recognized in the year in which they are earned.

          Investments in Real Estate Limited Partnerships
          The Bank has investments in various real estate limited partnerships that acquire, develop, own and operate low and moderate income housing. The Bank's ownership interest in these limited partnerships varies from 35% to 100% as of December 31,
          1993.   The Bank consolidates the financial statements of the
          limited partnership in which the Bank is actively involved in management and has a controlling interest. The Bank generally accounts for its investments in limited partnerships where the Bank does not actively participate and have a controlling interest under the equity method of accounting.

          Cash and Cash Equivalents
          Cash and cash equivalents consist of cash on hand, amounts due from banks and federal funds sold in the accompanying consolidated statements of cash flows.

          Other Real Estate Owned
          Collateral acquired through foreclosure and loans accounted for as in-substance foreclosures are recorded at the lower of cost or fair value, less estimated costs to sell, at the time of acquisition or designation as in-substance foreclosure. A valuation allowance is established for the estimated costs to sell and is charged to expense. Subsequent changes in the fair value of other real estate owned are reflected in the valuation allowance and charged or credited to expense. Net operating income or expense related to foreclosed property is included in non-interest expense in the accompanying statements of operations. Because of the present adverse market conditions, there are inherent uncertainties in the assumptions with respect to the estimated fair value of other real estate owned. Because of these inherent uncertainties, the amount ultimately realized on real estate owned may differ from the amounts reflected in the consolidated financial statements.

          Reclassification
          Certain amounts in the 1992 and 1991 consolidated financial statements have been reclassified to be consistent with 1993 classifications.


                             Merchants Bancshares, Inc.
                     Notes to Consolidated Financial Statements
                                  December 31, 1993

    (4) INVESTMENT SECURITIES
    Investments in debt securities are classified as available for sale as of December 31, 1993 and as held for sale as of December 31, 1992. The amortized cost and estimated fair values are as follows:

                                            Gross       Gross       Estimated
                            Amortized    Unrealized   Unrealized       Fair
                              Cost          Gains       Losses        Value
          1993
    U.S. Treasury and
     Agency Obligations   $ 85,713,865           0   $  438,865   $ 85,275,000
    Other Debt Securities      230,677           0            0        230,677
                          ------------   ---------   ----------   ------------
                          $ 85,944,542   $       0   $  438,865   $ 85,505,677
                          ============   =========   ==========   ============
          1992
    U.S. Treasury and
     Agency Obligations   $104,221,663   $       0   $1,024,163   $103,197,500
                          ============   =========   ==========   ============

    Marketable equity securities are classified as available for sale at December 31, 1993 and are stated at their estimated fair value of $1,451,793. Marketable equity securities were carried at the lower of cost or market at December 31, 1992 and were stated at cost of $1,411,393. Gross unrealized gains related to marketable equity securities were $414,328 and $291,333; and gross unrealized losses were $193,125 and $90,000, at December 31, 1993 and 1992, respectively.

    The contractual maturities of all debt securities held at December 31, 1993 are between one and five years.

    Proceeds from sales of investment securities were $403,140,859 and $386,442,780 during 1993 and 1992, respectively. Gross gains of $2,120,838, $4,474,318 and $2,953,496 and gross losses of $221,893, $1,624 and $179,869 were realized on those sales in 1993, 1992 and 1991, respectively.

    At December 31, 1993, securities carried at $7,300,000 were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes required by law.

                              Merchants Bancshares, Inc.
                      Notes to Consolidated Financial Statements
                                   December 31, 1993

     (5) LOANS

     The composition of the loan portfolio at December 31, 1993 and 1992 is as follows (including segregated assets - Note 2):
                                                  1993           1992
     -----------------------------------------------------------------
     Commercial, Financial and Agricultural $105,631,000  $ 84,862,000
     Real Estate - Construction               30,526,000    18,776,000
     Real Estate - Mortgage                  413,112,000   305,513,000
     Installment Loans to Individuals         22,836,000    18,332,000
     Lease Financing                              42,000       630,000
     All Other Loans (including overdrafts)    1,324,000     1,422,000
     _________________________________________________________________
                                            $573,471,000  $429,535,000
     =================================================================
     As discussed in Note 2, segregated assets consist of loans subject to loss sharing. Segregated assets, net of the allocated reserve for losses of $2,360,232 totaled $130,518,976 at December 31, 1993, and consisted of $28,428,878 of commercial loans, $58,856,952 of commercial mortgages, $45,478,471 of residential real estate, $74,031 of consumer loans, and $40,876 of OREO. There has been an insignificant effect on the Bank's non-interest expenses for 1993 as a result of expenses and charge-offs relating to the segregated assets. The Bank's share of the charge-offs was charged to the allowance for losses on the segregated assets, which was established in conjunction with the acquisition. Accordingly, there has been no impact to the consolidated statement of operations for these charge-offs. Management believes that the allowance for losses on the segregated assets is adequate to cover possible losses inherent in the segregated assets.

     Charge-offs, net of recoveries, and eligible expenses on segregated assets aggregated $2,093,268 for 1993. The Bank received $1,384,156 from the FDIC during 1993 and $290,459 during February 1994 for eligible charge-offs and reimbursable expenses related to 1993 in accordance with the loss sharing arrangement. The amount due from the FDIC in the amount of $290,459 as of December 31, 1993 is included in other assets in the accompanying consolidated balance sheets.

     The Company originates primarily residential and commercial real estate loans and a lesser amount of installment loans to customers throughout the state of Vermont. In order to minimize its interest rate and credit risk, the Company sells loans to the secondary market and to financial investors such as insurance companies and pension funds located in other states. Substantially all of the Company's loan portfolio is based in the state of Vermont. There are no known significant industry concentrations in the loan portfolio.

     An analysis of loans in excess of $60,000 to directors and executive officers for the year ended December 31, 1993 is as follows:

          Balance, December 31, 1992         $15,997,467
          Additions                            3,088,505
          Repayments                          (2,302,840)
                                             ------------
     Balance, December 31, 1993              $16,783,132
                                             ============
     It is the policy of the Bank to grant such loans on substantially the same terms, including interest rates and collateral, as those prevailing for comparable lending transactions with other persons.

     The reserve for possible loan losses is based on management's estimate of the amount required to reflect the risks in the loan portfolio, based on circumstances and conditions known or anticipated at each reporting date. There are inherent uncertainties with respect to the final outcome of certain of the Bank's loans and non-performing assets. Because of these inherent uncertainties, actual losses may differ from the amounts reflected in these consolidated financial statements. Factors considered in evaluating the adequacy of the reserve include previous loss experience, current economic conditions and their effect on the borrowers, the per-formance of individual loans in relation to contract terms and estimated fair values of properties to be foreclosed. Losses are charged against the reserve for loan losses when management believes that the collectibility of principal is doubtful.

     Key elements of the above estimates, including those used in independent appraisals, are dependent upon the economic conditions prevailing at the time of the estimates. Accordingly, uncertainty exists as to the final outcome of certain of the valuation judgments as a result of the difficult and unpredictable operating conditions in the region. The inherent uncertainties in the assumptions relative to the projected sales prices or rental rates may result in the ultimate realization of amounts on certain loans which are different from the amounts reflected in these consolidated financial statements.

     An analysis of the reserve for possible loan losses for each of the three years in the period ended December 31, 1993 is as follows:

                                    1993               1992           1991

     Balance, beginning of year   $ 7,411,635     $6,650,217     $5,074,745
     Provision for possible
       loan losses                 23,822,000      8,050,000      7,243,443
     Reserve recorded in connection
      with acquisition of NFNBV     2,000,000           --            --
     Loans charged-off            (13,952,000)    (7,739,000)    (6,504,000)
     Recoveries                       778,424        450,418        836,029
                                  -----------     -----------    -----------
     Balance, end of year         $20,060,059     $7,411,635     $6,650,217
                                  ===========     ==========     ==========
     Included in the 1993 provision for possible loan losses is $666,667 recorded as a provision for the Bank's potential share of losses on segregated assets. Included in 1993 are charge-offs of $306,435 and recoveries of $8,249 related to segregated assets.

     In May, 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan". The new standard requires that impaired loans be measured based on the present value of expected future cash flows discounted at each loan's effective interest rate or, as a practical expedient, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The statement also changes the accounting for in-substance foreclosures and troubled debt restructurings. This statement is applied prospectively with any adjustment reflected in the provision for possible loan losses.

     The Company is required to adopt the new standard by January 1, 1995, although early implementation is permitted. Because of the complexities of the new standard and the changing composition of the impaired loan portfolio, management has not yet determined the effect that this change in accounting will have on the Company's consolidated financial statements.

     Nonperforming assets at December 31, 1993 and 1992 were as follows:

                                       1993
                        -----------------------------------
                                    Segregated
                            Loans     Assets      Total        1992
                        ----------- ----------- ----------- -----------
     Nonaccrual Loans   $29,712,089 $17,356,607 $47,068,696 $12,148,233

     Restructured Loans   2,772,783      68,389   2,841,172   1,838,120

     Loans Past Due
      90 Days or More
      and Still Accruing    712,391       2,978     715,369   7,251,028

     Other Real Estate
      Owned              13,633,383      40,876  13,674,259  12,661,294
                        ----------- ----------- ----------- -----------
          Total         $46,830,646 $17,468,850 $64,299,496 $33,898,675
                        =========== =========== =========== ===========
     Included in Nonaccrual Loans is $4,543,860 and $8,354,797 of loans whose terms have been substantially modified in troubled restructurings at December 31, 1993 and 1992, respectively. Other Real Estate Owned is shown net of a valuation reserve of $598,675 at December 31, 1993.

     The Bank's policy is to discontinue the accrual of interest on loans when scheduled payments become contractually past due in excess of 90 days and, in the judgement of management, the ultimate collectibility of principal or interest becomes doubtful.

     The amount of interest which was not earned but which would have been earned had the nonaccrual and restructured loans performed in accordance with their original terms and conditions was approximately $2,688,000, $1,268,000 and $1,283,000 in 1993, 1992 and 1991, respectively.


                              Merchants Bancshares, Inc.
                      Notes to Consolidated Financial Statements
                                  December 31, 1993


          (6) PREMISES AND EQUIPMENT

          The components of premises and equipment included in the accompanying consolidated balance sheets are as follows:

                                       1993           1992
          ---------------------------------------------------
          Land and Buildings       $17,835,574    $16,571,052
          Leasehold Improvements       869,444        869,444
          Furniture and Equipment   10,421,058      8,911,663
          ----------------------------------------------------
                                   $29,126,076    $26,352,159
          Less: Accumulated
          Depreciation and
          Amortization              12,977,974     11,716,363
          ----------------------------------------------------
                                   $16,148,102    $14,635,796
          ====================================================

          Depreciation and amortization expense amounted to $1,595,914, $1,646,560, and $1,890,153 in 1993, 1992 and 1991, respectively.


                                Merchants Bancshares, Inc.
                        Notes to Consolidated Financial Statements
                                     December 31, 1993


          (7) EMPLOYEE BENEFIT PLANS

          Pension Plan

          The Company maintains a noncontributory defined benefit plan covering all eligible employees. The plan is a final average pay plan with benefits based on the average salary rates over the five consecutive plan years out of the last ten consecutive plan years that produces the highest average. It is the Company's policy to fund the cost of benefits expected to accrue during the year plus amortization of any unfunded accrued liability that has accumulated prior to the valuation date based on IRS regulations for funding. The plan's funded status and amounts recognized in the accompanying consolidated balance sheets and statements of operations as of December 31, 1993 and 1992 are as follows:
                                                       1993           1992
          -----------------------------------------------------------------
          Actuarial Present Value of
          Benefit Obligation:
          Vested Benefit Obligation               $4,827,238     $4,067,456
          Nonvested Benefits                         155,662        129,696
          -----------------------------------------------------------------

          Accumulated Benefit Obligation          $4,982,900     $4,197,152
          Effects of Projected
          Future Compensation Levels               1,661,854      1,211,997
          -----------------------------------------------------------------

          Projected Benefit Obligation for
          Service Rendered to Date                $6,644,754     $5,409,149
          Plan Assets                              6,544,833      6,004,578
          -----------------------------------------------------------------

          Excess (Deficiency) of Plan Assets Over
          (Under) Projected Benefit Obligation $ ( 99,921) $ 595,429 Unrecognized Net Asset
          at January 1, 1987 Being Amortized
          over 13.4 Years                           (210,691)     (249,780)
          Unrecognized Net (Gain) Loss               260,749      (558,330)
          -----------------------------------------------------------------
          Accrued Pension Costs Included
          in Other Liabilities                     ($ 49,893)    ($212,681)
          ================================================================



                                             1993      1992      1991
          -----------------------------------------------------------------
          Net Pension Expense Included
            the Following Components:
          Service Cost - Benefits Earned
            During the Year                  $257,232  $221,688  $236,548
          Interest Cost on Projected
            Benefit Obligation                432,963   387,401   373,648
          Actual Return on
            Plan Assets                      (488,860) (518,990) (608,820)
          Net Amortization and
            Deferral                          (24,194)   21,042   186,440
          -----------------------------------------------------------------
                                             $177,141  $111,141  $187,816
          =================================================================
          The actuarial present value of the projected benefit obligation was determined using a weighted average discount rate of 7.5%, 8% and 8.25% as of December 31, 1993, 1992, and 1991, respectively. The assumed rate of increase of future compensation levels used for 1993 was 4% for the period 1993-1995, 4.5% for the period 1996-1997 and 5% thereafter. The rate of increase in future compensation levels for 1992 was 4% and for 1991 was 5%. The expected long-term rate of return on assets used was 8% in 1993 and 8.25% in 1992 and 1991.

          Employee Stock Ownership Plan/ 401(K) Plan

          Under the terms of the Company's Employee Stock Ownership Plan (ESOP), eligible employees are entitled to contribute up to 10% of their compensation to the ESOP, and the Company contributes a percentage of the amounts contributed by the employees, as authorized by the Company's Board of Directors. The Company contributed approximately 75% of the amounts contributed by the employees (up to 4.5% of individual employee compensation) in 1993, 1992 and 1991. Substantially all contributions to the ESOP are funded with cash and are used to purchase the Company's common stock.


                                Merchants Bancshares, Inc.
                        Notes to Consolidated Financial Statements
                                     December 31, 1993


          (7) EMPLOYEE BENEFIT PLANS (Continued)

          Performance Progress Sharing Plan

          The Company maintains a Performance Progress Sharing Plan. Substan-tially all Company employees are eligible to participate in this plan, and awards are based on performance of the Company measured against goals established by the Board of Directors.

          Deferred Compensation Plans

          The Company maintains an Executive Salary Continuation Plan and a Deferred Compensation Plan for Directors. The plans are designed to supplement the retirement benefits available to certain key employees and directors of the Company. The plans are part of the Company's overall strategy for attracting and retaining high quality management. Under the plans, each participant is entitled to receive monthly benefits for 15 years in an amount specified in each participant's contract. Benefits commence upon retirement and may be reduced in the case of early retirement. If death occurs after retirement but before all benefits have been paid, the balance of the payments will be made to the participant's designated beneficiary. The Company has purchased insurance policies on the lives of the participants to help fund benefits payable under the plans.

          Phantom Stock Plan

          The Company maintains a Phantom Stock Plan, which expired in 1993, wherein certain key officers of the Bank receive an annual award of phantom shares of stock for up to five consecutive years. Each year, the Board of Directors reviews the performance of the officers and may make additional awards based upon such reviews. The value of the phantom shares for each annual grant is vested over a one-year period subject to certain early termination provisions. Benefits are payable in 60 monthly installments subsequent to the payment commencement date, as defined in the plan. The benefit level is based upon the market value of the Company's stock at the determination date, as defined in the plan.

          A summary of expenses relating to the Company's various employee benefit plans for each of the three years in the period ended December 31, 1993 is as follows:

                                              1993       1992      1991
          -----------------------------------------------------------------
            Pension Plan                     $177,141 $  111,141 $187,816
            Employee Stock Ownership Plan/
            401K Plan                         285,199    267,636  246,651
            Performance Progress Sharing Plan 264,000    360,641  162,791
            Deferred Compensation Plans       272,946    233,222  202,026
            Phantom Stock Plan                249,600    259,896  144,000
          -----------------------------------------------------------------
                                           $1,248,886 $1,232,536 $943,284
          =================================================================


                                Merchants Bancshares, Inc.
                        Notes to Consolidated Financial Statements
                                     December 31, 1993


          (8) INCOME TAXES

          The provision (benefit) for income taxes for each of the three years in the period ended December 31, 1993 consists of the following:

                                   1993           1992           1991
          -------------------------------------------------------------
          Current            $(4,385,126)    $2,708,861     $2,904,002
          Prepaid             (   25,360)    (2,133,353)    (1,994,973)
          --------------------------------------------------------------
                             $(4,410,486)    $  575,508     $  909,029
          ==============================================================

          Prepaid and deferred income taxes result from differences between financial reporting income and taxable income relating primarily to the provision for possible loan losses, accelerated tax depreciation and the difference between the book and tax treatments of equipment leases. The net prepaid tax asset amounted to approximately $3,422,000 and $3,316,000 at December 31, 1993 and 1992, respectively.
          In addition, as of December 31, 1993, the Bank has filed for a refund for overpayment of 1989 and 1990 taxes totalling $1,191,000. These tax assets are included in other assets in the accompanying consolidated balance sheets.

          The following is a reconciliation of the federal income tax provision (benefit), calculated at the statutory rate, to the recorded provision (benefit) for income taxes:

                                         1993             1992        1991
          ---------------------------------------------------------------------
          Applicable Statutory Federal
           Income Tax (benefit)      $(3,465,299)      $2,125,686    $2,016,866
          (Reduction) Increase in
           Taxes Resulting From:
          Loss on Investment Securities   40,018          171,074       37,134
          Tax-Exempt Income             (213,631)        (371,334)    (525,000)
          Tax Credits                   (960,750)        (941,500)    (626,000)
          Other, Net                     189,176          (66,270)       6,029
          ---------------------------------------------------------------------
                                     $(4,410,486)      $  575,508   $  909,029
          =====================================================================

          The components of the net prepaid tax asset as of December 31, 1993 and 1992 are as follows:

                                                1993           1992
          ---------------------------------------------------------------------
          Reserve for Possible Loan Losses   $6,387,000     $2,645,000
          Deferred Compensation               1,522,000      1,351,000
          Unrealized Securities Losses           74,000        357,000
          Loan Fees                             446,000        402,000
          Leveraged Leases                      (42,000)      (547,000)
          Depreciation                         (389,000)      (375,000)
          Accrued Liabilities                   189,000        185,000
          Capital Loss Carryforwards            576,000        544,000
          Investments in Limited Partnerships  (463,000)      (375,000)
          Excess Servicing on Sold Mortgages    (60,000)      (169,000)
          Loan Market Adjustment             (4,274,000)             0
          Other                                  32,000       (158,000)
          --------------------------------------------------------------------
                                             $3,998,000     $3,860,000
          Valuation Allowance                  (576,000)      (544,000)
          ----------------------------------------------------------------------
                                             $3,422,000     $3,316,000
          ======================================================================

          A valuation allowance is provided when it is more likely than not that some portion of the net prepaid tax asset will not be realized. The Bank has established a valuation allowance for capital loss carryforwards since such losses may only be utilized against future capital gains.

          The State of Vermont assesses a franchise tax for banks in lieu of income tax. The franchise tax is assessed based on deposits and amounted to approximately $247,000, $234,000 and $233,000 in 1993,
          1992 and 1991, respectively. These amounts are included in other expenses in the accompanying consolidated statements of operations.


                             Merchants Bancshares, Inc.
                     Notes to Consolidated Financial Statements
                                  December 31, 1993


 (9) OTHER BORROWED FUNDS

 Other borrowed funds consist of the following at December 31, 1993 and 1992:

                                   1993           1992
   --------------------------------------------------------
   Treasury Tax and Loan Notes   $5,742,607     $4,869,873
   Securities Sold Under
   Agreements to Repurchase       1,681,474      3,594,939
   Federal Funds Purchased        7,500,000              0
   --------------------------------------------------------
                                $14,924,081     $8,464,812
   ========================================================


 The Bank may borrow up to $48,400,000 in federal funds on an unsecured basis. The following table provides certain information regarding other borrowed funds for each of the two years in the period ended December 31, 1993:

                                                     Weighted       Weighted
                       Maximum                       Average        Average
                       Month-end      Average        Annual         Rate
                       Amount         Amount         Interest       on Amounts
   1993                Outstanding    Outstanding    Rate           Outstanding
   -----------------------------------------------------------------------------
   Treasury Tax and
    Loan Notes              $5,742,607     $3,540,180     2.74%     3.11%
   Securities Sold
    Under Agreements
    to Repurchase          $12,051,559     $7,669,030     2.99%     2.65%
   Federal Funds
    Purchased              $14,600,000     $2,636,629     3.34%     3.50%

   1992
   -----------------------------------------------------------------------------
   Treasury Tax and
    Loan Notes              $5,379,420     $3,496,710     3.39%     3.20%
   Securities Sold
    Under Agreements
    to Repurchase           $6,080,811     $5,021,966     3.72%     3.25%
   Federal Funds
    Purchased              $18,300,000     $2,148,709     4.39%      ----
                              Merchants Bancshares, Inc.
                      Notes to Consolidated Financial Statements
                                  December 31, 1993

          (10) DEBT

          Debt outstanding consists of the following at December 31, 1993 and 1992:

                                             1993                1992
          ---------------------------------------------------------------
          10% Senior Subordinated Debt
           Payable 1994 Through 1996    $7,200,000          $ 9,600,000
          9% Mortgage Note, Payable
           in Monthly Installments of
           $1,736 (Principal and
           Interest) Through 2020          209,909              211,782
          1% Mortgage Note, Payable
           in Monthly Installments of
           $2,542 (Principal and
           Interest) Through 2039        1,193,513            1,195,353
          9.81% Capital Notes,
           Interest Payable
           Semiannually, Principal
           Payable 1995 Through 2000    10,000,000           10,000,000
          9.81% Capital Notes,
           Interest Payable
           Semiannually, Principal
           Payable in 1997              10,000,000           10,000,000
          Federal Home Loan Bank Notes
           Payable, Interest Rates from
           4.83% to 8.66% due 1995
           through 2001                 18,030,000           18,030,000
          ---------------------------------------------------------------
                                       $46,633,422          $49,037,135
          ===============================================================
          Maturities of debt subsequent to December 31, 1993 are: 1994 - $2,404,056; 1995 -$8,404,431; 1996 - $4,404,841; 1997 -
          $21,005,288; 1998 - $7,035,778; and $3,379,028 thereafter.

          The capital and senior subordinated note agreements contain a number of restrictive covenants including, among other things, limitations on additional indebtedness, the payment of dividends and certain other uses of cash. In addition, the agreements contain restrictions, based upon defined formulas, with respect to maintaining certain financial ratios and specified levels of capital. Under the Federal Home Loan Bank agreement,the Bank pledged as collateral mortgages on 1 to 4 family residences totaling approximately $7,200,000. As of December 31, 1993, the Company is in compliance with all of the covenants of the capital notes, senior subordinated note and Federal Home Loan Bank agreements.

                                Merchants Bancshares, Inc.
                        Notes to Consolidated Financial Statements
                                     December 31, 1993


          (11) STOCKHOLDERS' EQUITY

          As a state-chartered bank, the Bank's primary regulator is the FDIC. The Bank is subject to regulatory capital regulations that provide for two capital requirements: a leverage requirement and a risk-based capital requirement. The leverage requirement provides for a minimum "core" capital, consisting primarily of common stockholders' equity, of 3.0% of total adjusted assets, for those institutions with the most favorable composite regulatory examination rating. As discussed in
          Note 1, the Bank is required to maintain a minimum leverage capital ratio of 5.5% under the MOU. As of December 31, 1993 the Bank's leverage capital was 5.94%. The minimum risk-based capital requirement provides for minimum capital levels based on risk-weighted assets of 8.0% at December 31, 1993. At December 31, 1993, the Bank exceeded all capital requirements of the FDIC. Vermont state law requires the Bank to appropriate a minimum of 10% of net income to surplus until such time as appropriated amounts equal 10% of deposits and other liabilities. The Bank's stockholders' equity includes $6,561,600 as of December 31, 1993 and 1992, respectively, of such appropriations. Debt covenants and Vermont state law restrict the payment of dividends under certain circumstances. The most restrictive of these limits dividend payments on a cumulative basis since December 31, 1985 to cumulative net income for the same period plus $2,000,000. In addition, as discussed in Note 1, the Company may not declare or pay a dividend without the approval of the Federal Reserve.

          (12) STOCK DIVIDENDS

          On December 6, 1991, the Company declared a 2% stock dividend, payable on December 30, 1991, to shareholders of record on December 20, 1991. On November 13, 1992, the Company declared a 3% stock dividend, payable on December 11, 1992 to shareholders of record on November 30, 1992. All per share amounts were restated in prior years to reflect this activity.


          (13) COMMITMENTS AND CONTINGENCIES

          The Bank is involved in various legal proceedings arising in the normal course of business. Based upon consultation with legal counsel, management believes that the resolution of these matters will not have a material effect on the consolidated financial position and results of operations of the Company.


                      Merchants Bancshares, Inc.
                      Notes to Consolidated Financial Statements
                      December 31, 1993


(14) PARENT COMPANY
  The Company's investments in its subsidiaries are recorded using the equity method of accounting.  Summarized financial information relative to the Company's (parent company only) balance sheets at December 31, 1993 and 1992 and statements of operations and cash flows for each of the three years in the period ended December 31, 1993 is as follows:


Balance Sheets  - December 31,     1993         1992
                               --------------------------
Assets:
 Investment in and Advances
   to Subsidiaries             $51,006,872   $60,167,795
 Other Investments               1,077,035     1,050,817
 Other Assets                      896,099     1,315,752
                               --------------------------
    Total Assets               $52,980,006   $62,534,364
                               ==========================
Liabilities and Equity Capital:
 Notes Payable                  $7,200,000    $9,600,000
 Other Liabilities                  60,000       731,451
 Equity Capital                 45,720,006    52,202,913
                               --------------------------
    Total Liabilities and
     Equity Capital            $52,980,006   $62,534,364
                               ==========================

Statements of Operations for the Year Ended December 31,     1993        1992        1991
                                                         ------------------------------------
 Dividends from the Merchants Bank*                         $848,585  $3,320,194  $3,230,861
 Equity in Undistributed Earnings (Loss) of Subsidiaries* (6,365,554)  2,161,917   2,300,879
 Other Expense, Net                                         (450,636)     (2,734)   (648,470)
 Provision for Income Taxes                                  186,036     197,134     248,077
                                                         ------------------------------------
Net Income (Loss)                                        ($5,781,569) $5,676,511  $5,131,347
                                                         ====================================

Statements of Cash Flows for the Year Ended December 31,     1993        1992        1991
                                                         ------------------------------------
Cash Flows from Operating Activities:
  Net Income (Loss)                                      ($5,781,569) $5,676,511  $5,131,347
  Adjustments to Reconcile Net Income (Loss) to Net Cash
    Provided by Operating Activities:
    Amortization                                              15,265      18,260      21,255
    Losses (Gains) on Investment Securities                  (76,316)   (530,300)     53,754
   (Increase) Decrease  in Miscellaneous Receivables         998,729     (40,870)          0
    Increase (Decrease) in Miscellaneous Payables           (868,585)    396,997    (272,476)
    Equity in Undistributed (Earnings)
          Losses of Subsidiaries                           6,365,554  (2,161,917) (2,300,879)
                                                         ------------------------------------
  Net Cash Provided by Operating Activities                 $653,078  $3,358,681  $2,633,001
                                                         ------------------------------------
Cash Flows from Investing Activities:
  Repayment of Advances to Subsidiaries                    2,379,917     382,420     657,975
  Additional Investment in Subsidiary                              0           0     (66,000)
  Proceeds from Sales of Investment Securities               271,316   2,142,410     170,272
                                                         ------------------------------------
Net Cash Provided by Investing Activities                 $2,651,233  $2,524,830    $762,247
                                                         ------------------------------------
Cash Flows From Financing Activities:
  Sale of Treasury Stock                                     388,998   1,193,522     849,236
  Purchase of Treasury Stock                                (132,058)   (964,717) (1,133,584)
  Cash Dividends Paid                                       (838,050) (3,293,450) (3,212,698)
  Principal Payments on Debt                              (2,400,000) (2,400,000)          0
                                                         ------------------------------------
Net Cash Used in Financing Activities                    ($2,981,110)($5,464,644)($3,497,046)
                                                         ------------------------------------
Increase (Decrease) in Cash and Cash Equivalents             323,201     418,867    (101,798)
Cash and Cash Equivalents at Beginning of Year               445,543      26,676     128,474
                                                         ------------------------------------
Cash and Cash Equivalents at End of Year                    $768,744    $445,543     $26,676
                                                         ====================================
Total Interest Paid                                         $820,000  $1,080,000  $1,200,000
Taxes Paid                                                 1,190,000   2,860,000   3,415,000

*Account balances are partially or fully eliminated in consolidation.


                              Merchants Bancshares, Inc.
                      Notes to Consolidated Financial Statements
                                  December 31, 1993

          (15) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

          The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments primarily include commitments to extend credit and financial guarantees. Such instruments involve, to varying degrees, elements of credit and interest rate risk that are not recognized in the accompanying consolidated balance sheets.

          Exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and financial guarantees written is represented by the contractual amount of those instruments. The Company generally requires collateral to support such financial instruments in excess of the contractual amount of those instruments and, therefore, is in a fully secured position. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. The contractual amounts of these financial instruments at December 31, 1993 and 1992 were as follows:
                                                       Contractual
                                                          Amount
          -----------------------------------------------------------------
          1993


          Financial Instruments Whose Contract
          Amounts Represent Credit Risk:
          Commitments to Extend Credit                $113,360,000
          Standby Letters of Credit                     11,721,000
          Loans Sold with Recourse                       2,527,000


          -----------------------------------------------------------------
          1992

          Financial Instruments Whose Contract
          Amounts Represent Credit Risk:
          Commitments to Extend Credit                $104,377,000
          Standby Letters of Credit                     14,346,000
          Loans Sold with Recourse                       2,458,000

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent a future cash requirement. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Company upon extension of credit is based on management's credit evaluation of the counterparty, and an appropriate amount of real and/or personal property is obtained as collateral.

          Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most guarantees extend for less than two years and 75% are for less than $100,000. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company obtains real and/or personal property as collateral for those commitments for which collateral is deemed to be necessary.

                              Merchants Bancshares, Inc.
                      Notes to Consolidated Financial Statements
                                  December 31, 1993

          (16) FAIR VALUE OF FINANCIAL INSTRUMENTS

          INVESTMENTS
          The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents and stock in the Federal Home Loan Bank of Boston (FHLB) approximate fair values. Fair value for investment securities is determined from quoted market prices, when available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Refer to Note 4 - Investment Securities.

          LOANS
          The fair value of variable rate loans that reprice frequently and have no significant credit risk is based on carrying values. The fair value of fixed rate (one-to-four family residential) mortgage loans, and other consumer loans, is based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair value for other loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

          An analysis of the estimated fair value of the loan portfolio (including segregated assets) as of December 31, 1993 and 1992 is as follows:

                                 1993                         1992
                         --------------------------------------------------
                         Carrying    Calculated        Carrying  Calculated
                         Amount     Fair Value         Amount    Fair Value
          -----------------------------------------------------------------
                                               (In Thousands)
          Net Loans      $553,412    $554,905          $422,124  $424,157
          =================================================================

          DEPOSITS
          The fair value of demand deposits approximates the amount reported in the consolidated balance sheets. The fair value of variable rate, fixed term certificates of deposit also approximate the carrying amount reported in the consolidated balance sheets. The fair value of fixed rate and term certificates of deposit is estimated using a discounted cash flow which applies interest rates currently being offered for deposits of similar remaining maturities.

          An analysis of the estimated fair value of deposits as of December 31, 1993 and 1992 is as follows:

                                 1993                         1992
                         --------------------------------------------------
                             Carrying  Calculated      Carrying  Calculated
                              Amount   Fair Value       Amount   Fair Value
          -----------------------------------------------------------------
                                                (In Thousands)
          Demand Deposits   $ 96,413   $ 96,414        $ 82,272  $ 82,272
          Savings, NOW and
           Money Markets     321,821    311,606         289,670     291,925
          Time Deposits Over
            $100,000          21,215     22,617           6,647       6,647
          Other Time         179,861    191,747         125,464     125,464
          -----------------------------------------------------------------
                            $619,310   $622,384        $504,053   $506,308
          =================================================================

          DEBT
          The fair value of debt is estimated using current market rates for borrowings of similar remaining maturity.

          An analysis of the estimated fair value of the debt of the Company as of December 31, 1993 and 1992 is as follows:

                                 1993                         1992
                         --------------------------------------------------
                         Carrying    Calculated        Carrying  Calculated
                          Amount     Fair Value         Amount   Fair Value
          -----------------------------------------------------------------
                                                (In Thousands)
          Debt           $46,633        $47,699         $49,037    $49,143
          =================================================================

          COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT
          The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of financial standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. The fair value of commitments to extend credit and standby letters of credit is $165,468 and $183,583 as of December 31, 1993 and 1992, respectively.


                     Merchants Bancshares, Inc. and Subsidiaries
                      Notes to Consolidated Financial Statements
                                  December 31, 1993


          (17)  RESTATEMENT OF 1990 FINANCIAL STATEMENTS

          During 1991, the staff of the Securities and Exchange Commission (the Commission staff) performed a review of the Company's financial statements in its Form 10-K for the year ended December 31, 1990. In communications with the Company regarding this review, the Commission staff expressed certain views and provided additional guidance to the Company regarding the accounting for its marketable equity securities portfolio. The Commission staff's additional guidance focused on the criteria for determining when the unrealized depreciation of marketable equity securities should be deemed to be other than temporary in nature and, therefore, recognized as a loss in the consolidated statements of operations. While management believes that it had properly accounted for marketable equity securities as of December 31, 1990 in accordance with generally accepted accounting principles and guidance existing at that time, management concluded, in light of the Commission staff's additional guidance, that the unrealized depreciation of marketable equity securities as of December 31, 1990 included amounts deemed to be other than temporary in nature.
          The Company reflected this conclusion by retroactively recognizing in the consolidated statement of operations additional losses with respect to certain securities as of December 31, 1990. This restatement had no effect on the total stockholders' equity at December 31, 1990 as originally reported. The consolidated statement of changes in stockholders' equity as of December 31, 1990 was restated as follows:

                                                  Originally          As
                                                  Reported        Restated
          ----------------------------------------------------------------
          Retained Earnings                       $23,366,472  $20,783,372
          Valuation Allowance for Net
          Unrealized Depreciation of
           Investment Securities                   (2,900,368)    (317,268)



                  Merchants Bancshares, Inc.
           Notes to Consolidated Financial Statements
                      December 31, 1993



(18) SUMMARY OF UNAUDITED QUARTERLY FINANCIAL INFORMATION (in thousands):


                                                  1993                                           1992
                            -----------------------------------------------  ---------------------------------------------
                         Restated (A) Restated (A)
                                Q1        Q2       Q3       Q4      YEAR        Q1       Q2       Q3       Q4      YEAR
- ---------------------------------------------------------------------------  ---------------------------------------------
Interest and Fee Income       $11,060   $11,745  $14,357  $14,312  $51,474    $12,613  $12,551  $12,147  $11,928  $49,239
Interest Expense                4,779     5,029    6,361    5,787   21,956      6,531    6,373    5,912    5,235   24,051
- ---------------------------------------------------------------------------  ---------------------------------------------
Net Interest Income            $6,281    $6,716   $7,996   $8,525  $29,518     $6,082   $6,178   $6,235   $6,693  $25,188

Provision for Possible
   Loan Losses (B)              5,008     9,314    2,750    6,750   23,822      1,400    1,400    3,000    2,250    8,050
Non-Interest Income             3,221     2,126    2,617    2,490   10,454      2,613    2,189    4,491      902   10,195
Non-Interest Expense            5,756     5,885    7,048    7,653   26,342      5,250    5,150    5,447    5,234   21,081
- ---------------------------------------------------------------------------  ---------------------------------------------
Income (Loss) Before Provision
  (Benefit) for Income Taxes  ($1,262)  ($6,357)    $815  ($3,388)($10,192)    $2,045   $1,817   $2,279     $111   $6,252
Provision (Benefit)
  For Income Taxes               (792)   (2,416)     (26)  (1,176)  (4,410)       278      366      527     (595)     576
- ---------------------------------------------------------------------------  ---------------------------------------------
Net Income (Loss)               ($470)  ($3,941)    $841  ($2,212) ($5,782)    $1,767   $1,451   $1,752     $706   $5,676
- ----------------------------===============================================  =============================================

Earnings (Loss) Per Share      ($0.11)   ($0.93)   $0.20   ($0.53)  ($1.37)     $0.43    $0.35    $0.43    $0.18    $1.39
- ----------------------------===============================================  =============================================

Dividends Per Share             $0.20     $0.00    $0.00    $0.00    $0.20      $0.20    $0.20    $0.20    $0.20    $0.80
                            ===============================================  =============================================

(A) Based on subsequent discussions with the FDIC and additional review of certain credit information in connection with the 1993 regulatory examination discussed in Note 1, management decided to amend the Bank's call reports and Forms 10-Q for the quarters ended March 31, 1993 and June 30, 1993 to allocate $3 million of the additional provision for possible loan losses originally recorded in the quarter ended June 30, 1993 to the quarter ended March 31, 1993.

(B) During the fourth quarter of 1993, as a result of significant increases in nonperforming assets and continuing weakness in the regional economy the Company provided reserves for possible loan losses of $5 million in addition to the planned provision of $1.75 million.


                  Merchants Bancshares, Inc.
                  Interest Management Analysis


(Taxable Equivalent, in thousands)                     1993                 1992                 1991
- -----------------------------------------------------------------------------------------------------------
Total Average Assets                                  $705,516             $602,317             $592,343
- -----------------------------------------------------------------------------------------------------------
                                                 1993      % of       1992      % of       1991      % of
NET INTEREST INCOME:                                      Assets               Assets               Assets
Interest and Dividend Income                  $ 47,194      6.69%  $ 45,528      7.56%  $ 54,712      9.24%
Fees on Loans                                    4,598      0.65%     4,326      0.72%     3,397      0.57%
- -----------------------------------------------------------------------------------------------------------
Total                                         $ 51,792      7.34%  $ 49,854      8.28%  $ 58,109      9.81%
Interest Expense                                21,956      3.11%    24,051      3.99%    32,104      5.42%
- -----------------------------------------------------------------------------------------------------------
Net Interest Income Before Provision for
   Possible Loan Losses                       $ 29,836      4.23%  $ 25,803      4.28%  $ 26,005      4.39%
Provision for Possible Loan Losses              23,822      3.38%     8,050      1.34%     7,243      1.22%
- -----------------------------------------------------------------------------------------------------------
  Net Interest Income                         $  6,014      0.85%  $ 17,753      2.95%  $ 18,762      3.17%
- ----------------------------------------------=============================================================
OPERATING EXPENSE ANALYSIS:
Non-Interest Expense
  Personnel                                   $ 12,305      1.74%  $ 10,195      1.69%  $ 10,680      1.80%
  Occupancy Expense                              1,949      0.28%     1,490      0.25%     1,465      0.25%
  Equipment Expense                              1,880      0.27%     1,783      0.30%     2,045      0.35%
  Other                                         10,208      1.45%     7,612      1.26%     7,047      1.19%
- -----------------------------------------------------------------------------------------------------------
Total Non-Interest Expense                    $ 26,342      3.73%  $ 21,080      3.50%  $ 21,237      3.59%
- -----------------------------------------------------------------------------------------------------------
Less Non-Interest Income
 Service Charges on Deposits                  $  3,571      0.51%  $  2,536      0.42%  $  2,421      0.41%
 Other, Including Securities Gains (Losses)      6,883      0.98%     7,659      1.27%     6,956      1.17%
- -----------------------------------------------------------------------------------------------------------
Total Non-Interest Income                     $ 10,454      1.48%  $ 10,195      1.69%  $  9,377      1.58%
- -----------------------------------------------------------------------------------------------------------
Net Operating Expense                         $ 15,888      2.25%  $ 10,885      1.81%  $ 11,860      2.00%
- ----------------------------------------------=============================================================


SUMMARY:
Net Interest Income                           $  6,014      0.85%  $ 17,753      2.95%  $ 18,762      3.17%
  Less: Net Overhead                            15,888      2.25%    10,885      1.81%    11,860      2.00%
- -----------------------------------------------------------------------------------------------------------
Profit Before Taxes -
  Taxable Equivalent Basis                    $ (9,874)    -1.40%  $  6,868      1.14%  $  6,902      1.17%
Net Profit (Loss) After Taxes                 $ (5,781)    -0.82%  $  5,677      0.94%  $  5,131      0.87%
- ----------------------------------------------=============================================================

                    Merchants Bancshares, Inc.
                  Five Year Summary of Operations
     (Not Covered by Report of Independent Public Accountants)
                                                                                    RESTATED
For the years ended                                     1993      1992      1991      1990      1989
- ------------------------------------------------------------- --------------------- --------- --------
Interest and Investment Income                      $  51,474 $  49,239 $  57,249 $  62,797 $  60,632
Interest Expense                                       21,956    24,051    32,104    34,792 $  32,540
- ----------------------------------------------------------------------- --------------------- --------
Net Interest Income                                 $  29,518 $  25,188 $  25,145 $  28,005 $  28,092
 Provision for Possible Loan Losses                    23,822     8,050     7,243     4,492     2,480
- ------------------------------------------------------------- ------------------------------- --------
Net Interest Income after Provision for Loan Losses $   5,696 $  17,138 $  17,902 $  23,513 $  25,612
- ------------------------------------------------------------- ------------------------------- --------
Non-interest Income                                 $  10,454 $  10,195 $   9,376 $   4,301 $   7,268
Non-interest Expense                                   26,342    21,081    21,238    21,351 $  20,651
- ------------------------------------------------------------- ----------- --------- --------- --------
INCOME (LOSS) BEFORE INCOME TAXES                   $ (10,192)$   6,252 $   6,040 $   6,463 $  12,229
Provision (benefit) for Income Taxes (Notes 3 and 8)   (4,410)      575       909     1,670     3,263
- ------------------------------------------------------------- ----------- --------- --------- --------
NET INCOME (LOSS)                                   $  (5,782)$   5,677 $   5,131 $   4,793 $   8,966
- ------------------------------------------------------------- ------------------------------- --------


SELECTED AVERAGE BALANCES (IN THOUSANDS)
  Total Assets                                      $ 705,516 $ 602,317 $ 592,343 $ 597,385 $ 577,347
  Average Earning Assets                              627,049   542,157   537,806   537,787   521,784
  Loans                                               515,805   441,291   471,141   488,792   482,582
  Total Deposits                                      570,957   490,908   488,831   495,299   486,657
  Debt                                                 47,835    42,171    35,007    25,416    12,864
  Stockholders' Equity                                 48,511    51,548    48,668    46,493    42,631
  Stockholders' Equity plus Loan Loss Reserve          59,999    59,028    54,707    51,401    47,392

SELECTED RATIOS
Net Income (Loss) to:
  Average Stockholders' Equity                         -11.92%    11.01%    10.53%    10.31%    21.03%
  Average Assets                                        -0.82%     0.94%     0.86%     0.80%     1.55%
Average Stockholders' Equity to Average Total Assets     6.88%     8.56%     8.22%     7.78%     7.38%
Average Primary Capital to Average Total Assets          8.50%     9.80%     9.24%     8.60%     8.21%
Common Dividend Payout Ratio                            N/C       58.48%    62.69%    64.99%    30.37%
Loan Loss Reserve to Total Loans at Year End             3.50%     1.73%     1.41%     1.03%     1.03%
Net Charge-Offs to Average Loans                         1.95%     1.65%     1.20%     0.93%     0.35%

PER SHARE (Note 1)
  Net Income (Loss)                                 $   (1.37)$    1.39 $    1.21 $    1.13 $    2.12
  Cash Dividends                                         0.20      0.80      0.78      0.74      0.63
  Year End Book Value                                   10.74     12.39     11.82     11.30     10.59
Other
  Cash Dividends Paid (In Thousands)                $     848 $   3,320 $   3,231 $   3,115 $   2,723
  Stock Dividends Issued                                  0.0%      3.0%      2.0%      5.0%      5.0%


(Note 1): All stock dividends and splits are reflected retroactively.
          See Note 12 of Notes to Consolidated Financial Statements.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                         CONDITION AND RESULTS OF OPERATIONS


                 The following discussion and analysis of financial condition and results of operations of the Company and its subsidiaries for the three years ended December 31, 1993 should be read in conjunction with the consolidated financial statements and notes thereto and selected statistical information appearing elsewhere in this annual report. The information is discussed on a fully taxable equivalent basis. Particular attention should be given to the INTEREST MANAGEMENT ANALYSIS and OPERATING EXPENSE ANALYSIS TABLES immediately preceding this discussion upon which this discussion is primarily based. The financial condition and operating results of the Company essentially reflect the operations of its principal subsidiary, The Merchants Bank.

          REGULATORY MATTERS
                  During  the second  quarter of  1993, the FDIC  and the
          Commissioner of the Vermont Department of Banking, Insurance and Securities performed a joint field examination of the Bank as of March 31, 1993. Additionally during the quarter, the Federal
          Reserve Bank of Boston performed a field examination of the Company as of March 31, 1993. As a result of these examinations, the Bank entered into a Memorandum of Understanding (MOU) with
          the  FDIC and the  Commissioner on October  29, 1993.   Under the
          terms of the MOU, the Bank is required to, among other things, maintain a leverage capital ratio of at least 5.5%, revise
          certain  operating   policies,   enhance  certain   loan   review
          procedures, refrain from declaring dividends and correct certain technical exceptions and violations of applicable regulations. Management believes the Bank is in substantial compliance with
          all of the provisions  of the MOU as of  December 31, 1993.   The
          Bank was also directed by the FDIC to increase the reserve for possible loan losses by approximately $12 million and charge off loans totaling approximately $8 million at the conclusion of the examination in June, 1993. The Bank recorded the increase in the reserve for possible loan losses as directed by the FDIC as of June 30, 1993. Based on subsequent discussions with the FDIC and additional review of certain loans, management decided to amend the Bank's call reports and Forms 10-Q for the quarters ended March 31, 1993 and June 30, 1993 to allocate $3 million of the additional provision for possible loan losses originally recorded in the quarter ended June 30, 1993 to the quarter ended March 31, 1993.
                 Additionally, on February 18, 1994, the Company entered into a Written Agreement with the Federal Reserve Bank of Boston which precludes the Company from declaring or paying any dividends without prior permission, directed the Company to submit a capital plan to maintain an adequate capital position at the Bank and at the Company, precludes any additional borrowings or incurrance of debt without the Federal Reserve's permission, and requires the Bank to review and assess the qualifications of
          senior  management   and  form  a  succession   plan  for  senior
          management, revise certain policies, and not enter into certain transactions without prior Federal Reserve permission.
                 Management is actively responding to the agreements, and has addressed substantially all of the issues in the MOU and is in the process of addressing the issues in the Written Agreement.
                 The FDIC and the Commissioner conducted another joint field examination of the Bank as of December 31, 1993 which was completed on March 31, 1994. An exit conference with management was held on March 31, 1994 and management believes that the Bank is in substantial compliance with the terms of the MOU.
                 On March 31, 1994, the FDIC and the Commissioner completed the field work related to their most recent examination of the Bank as of December 31, 1993. Although the FDIC and Commissioner have not yet issued the formal examination report, management believes that the results of the examination will not have a significant impact on the Company's financial statements.

          FDIC ASSISTED ACQUISITION
                 The Company expanded its banking operations through an FDIC-assisted acquisition of the New First National Bank of Vermont
          (NFNBV),  a   three  bank  holding   company  conducting  banking
          activities primarily  on the eastern  side of Vermont.   Formerly
          known as Independent Bank Group and later as the First National Bank of Vermont, it was taken over by the FDIC in January 1993 as a result of inadequate  capital and subsequently run by  the FDIC
          as a  bridge bank  until its  sale  on June  4, 1993.   Prior  to
          submitting its bid to the FDIC to acquire NFNBV, the Company was able to conduct a due diligence review of NFNBV's assets and liabilities using internal and outside consultants which the Company believes contributed importantly to its successful bid
          and  reduced  its  risks  relating   to  the  acquisition.    The
          acquisition enabled the Company to acquire greater earning assets and achieve economies of scale by consolidating administration
          and  operations,  standardizing   policies  and  procedures,  and
          providing  uniform products  and  services.   Management believes
          that the acquisition represented a very attractive opportunity to expand the Company's operations into a contiguous market area. The integration of operations was completed in October, 1993.
                 Under the terms of the Purchase and Assumption Agreement between the Company and the FDIC, the Company purchased $178.4 million in performing loans, $154.5 million of which are covered under a Loss Sharing Agreement and classified as "Segregated
          Assets" in  the consolidated financial statements.   Additionally
          purchased was $11.4 million in cash and cash equivalents, $4.1 million of investment securities, $1.5 million of buildings and
          equipment  and  $1.5  million  of  other  assets.     A  purchase
          accounting adjustment  was  made  to  set  up  an  allowance  for
          possible  loan  losses   in  the  amount  of  $2  million,  which
          represents managements' estimate of general credit risks within the acquired portfolio as adjusted under the provisions of the
          loss  sharing  agreement  with  the  FDIC.    The  purchase price
          consisted of the assumption of all of the deposit liabilities ($203 million) and $537,000 in other liabilities. Additionally, the Company received cash from the FDIC in the amount of $4.1
          million.   Accordingly,  the  Company recognized  a core  deposit
          intangible in the amount of $4.5 million which is being amortized over 15 years using the straight-line method.
                 Under the terms of the Loss Sharing Agreement, the FDIC will reimburse the Company, on a quarterly basis, 80% of the net charge-offs and certain expenses relating to Segregated Assets up to cumulative losses aggregating $41.1 million, after which the
          rate  will be  95% of  net charge-offs  on the  loans.   The Loss
          Sharing Agreement runs for three years, after which time the Company will reimburse the FDIC 80% of all recoveries on the charged-off loans for three years.

          RESULTS OF OPERATIONS
                 The Company recognized a loss of $5,781,569 for the year ended December 31, 1993, due primarily to a significant increase
          in  the  provision  for possible  loan  losses.    (Refer to  the
          discussion  under  "Provision  For  Possible Loan  Losses"  which
          follows).      Core earnings,  not  including  the provision  for
          possible loan losses, improved over 1992 due to a stable interest rate environment which allowed the Bank to improve the interest
          margin  by reducing the  average cost of  funding.   Net gains on
          investment securities decreased to  $1,898,945 from $3,448,500 in
          1992.
               Net income for 1992 increased 10.6% to $5,676,500 over 1991. Core earnings remained down rather significantly, due in part to lower interest rates, increased non-performing assets and the
          related  higher  provision  for  loan  losses.     Net  gains  on
          investment securities increased dramatically, however, to $3,448,500 from $ 2,774,000 in 1991.
                The 1993 loss on a per share basis was $1.37. Earnings per share adjusted for all stock dividends increased 14.9% to $1.39
          in 1992  from $1.21 in 1991.   The cash dividends  paid per share
          were $0.20, $0.80 and $0.78 respectively for years 1993, 1992 and 1991 after adjustments for all stock dividends.
               The net loss as a percentage of average equity capital was 11.92% for 1993, while the net return on average equity capital was 11.0% in 1992 and 10.5% in 1991. The ten-year average return
          on  equity is 15.32%.   The net  loss as a  percentage of average
          assets was .82%  in 1993, while the net  return on average assets
          was .94% in  1992 and .86% in 1991.   The ten-year average return
          on assets is 1.02%.

          NET INTEREST INCOME
                Net interest income before the provision for possible loan losses is the difference between total interest, loan fees, and investment income and total interest expense. Net interest income before the provision for possible loan losses is the key indicator of bank performance in managing its assets and liabilities. Maximization and stability of this margin is the primary objective of the Company. Net interest income before the provision for possible loan losses on a fully taxable equivalent basis was $29.8 million in 1993, up 15.5% from $25.8 million the previous year. This increase is primarily due to the larger asset base resulting from the NFNBV transaction, which added approximately $84 million in earning assets and $80 million in deposit liabilities to the averages. Interest rates remained level during 1993, however, an increased level of nonperforming assets reduced the net interest income before the provision for possible loan losses as a percentage of total average assets to 4.23% from 4.28% in 1992.
                Net interest income before the provision for possible loan losses was $25.8 million in 1992, down 0.7% from $26.0 million the previous year. There are several causes for this net decline: (1) a significantly lower cost of funding, which dropped from an average of 6.7% on average interest bearing liabilities in 1991 to 5.0% in 1992 and saved the Company nearly $8,000,000 in interest expense during the year; (2) while the average yield on average interest earning assets was down 14.9%, from 10.8% in 1991 to 9.19% in 1992, average earning assets increased $4,300,000 resulting in a net decrease in interest income of $9,180,000; (3) average prime lending rates were 6.25% in 1992 as compared to 8.47% in 1991, a decrease of 26%; (4) fees on loans increased significantly (27.3%) to $4.3 million in 1992 as compared to $3.7 million in 1991. The net interest margin as a percentage of total average assets was 4.28% in 1992 compared to 4.39% in 1991.
                    Total interest income increased 3.7% in 1993 from 1992, while total interest expense decreased 8.7% as the Company continued to decrease its costs of funding by lowering the interest rates paid to borrowers. The decrease in total interest expense is dramatic, when the assumption of additional deposits from the NFNBV acquisition is taken into consideration. Total interest income declined 16.6% in 1992 while total interest expense declined 25.1% from 1991 totals. Included in fees on loans and interest income are net gains on sales of loans of
          $818,300,  $404,000   and  $268,000  in  1993,   1992  and  1991,
          respectively. These net gains included the present value of the difference between the weighted average interest rate on the sold loans serviced by the Bank and the interest rate remitted to the investor, adjusted for a normal servicing fee.
                 Net interest income after the provision for possible loan losses was $11.7 million lower in 1993 than 1992, which was a 5.4% decrease ($1,009,000) lower than 1991. The net interest margin after the provision was .85% of average assets compared to 2.95% in 1992.

          NET OPERATING EXPENSE
                 Net operating expense (net overhead) is total non-interest
          expense  reduced  by  non-interest  income.    Operating  expense
          includes all staff, occupancy, equipment, supplies, and all other non-interest expenses. Non-interest income consists primarily of fee income on deposit accounts, trust services, credit card, corporate and data processing services, and gains or losses on investment securities.
                Non-interest income increased marginally (2.5%) during 1993,
          to  $10.5 million from $10.2  million in 1992.   Trust department
          income increased $287,000 (20.5%), service charges increased $1,035,000 (40.8%) due to increased charges and many more deposit accounts due to the NFNBV acquisition, all other non-interest income increased $486,000 (17.3%), while gains on the sales of investment securities decreased $1,550,000 (44.9%). Included in the 1993 investment gains is $1,024,000 recognized on the sale of U.S. Treasury issues sold during the first quarter of 1993 which had been written down as of December 31, 1992 as an unrealized loss and recognized as a reduction of investment gains during 1992.
               During 1992, non-interest income increased $818,000, 8.7% higher than 1991. Service charges on deposit accounts increased $115,000 (4.8%), due to higher prices and an increase in the
          number  of accounts subject to  service charges.   All other non-
          interest revenue decreased $696,000 (10.0%). Included in non-interest revenue is $3,449,000 of net securities gains in 1992
          compared  to  $2,774,000  of  net  security  gains  in  1991,   a
          difference of $675,000. Interest rates continued to fall during the first half of 1992, creating the need to realign the
          Company's   interest   sensitive   balance   sheet,   which   was
          accomplished by changing the maturities of the U.S. Treasury portfolio, as well as placing emphasis on writing fixed rate loans and variable rate deposit products. To reflect the change in strategy management redesignated its U.S. Treasury security
          portfolio   as  held  for   sale  within   the  context   of  its
          asset/liability management  policies.   As rates fell  during the
          year, the market value of the U.S. Treasury issues held for sale increased and, through a series of sales and purchases of
          different  maturities,  the  Company   realized  gains  on  these
          instruments of $3,942,000 in 1992 as compared to $2,714,000 in 1991. During the fourth quarter of 1992 a change in short term interest rates caused the market value of the Company's U.S. Treasury portfolio to decrease. As a result, an unrealized loss of $1,024,000 was recognized in non-interest income.
                 The Company's operating expenses increased $5,261,000 or
          25% over  1992, due to  the costs of  regulatory actions and  the
          acquisition  of  NFNBV.   Total  personnel  costs increased  $2.1
          million (20.7%) as the Company took on the 129 employees of NFNBV on a temporary or consulting basis while converting the new
          branches  into the computer  and operating systems.   By December
          31, 1993, the Company had hired on a permanent basis 64 employees and paid approximately $100,000 in separation and severance pay to the employees not hired. Occupancy and equipment expenses increased $556,000 in the aggregate, or 17%, again due to additional branches acquired in the NFNBV acquisition. Losses on and write-downs of other real estate owned increased to $1.97 million from $833,300 due to the deterioration in the real estate market and the economic recession during the late 1980's and
          early  1990's.   All other  non-interest expenses  increased $1.5
          million (27.1%) due to higher FDIC insurance premiums, legal and professional fees and amortization of the core deposit intangible arising from the NFNBV transaction and regulatory actions.
                 The Company's operating expenses for 1992 decreased
          $157,000,  .7%  lower  than 1991.    1992  total  personnel costs
          decreased $485,000 or 4.5% from  1991, reflecting a 5.1% decrease
          in  salaries and  4.4% decrease  in benefit  costs.   In February
          1991, the Bank downsized staff by 40 employees, mostly middle managers, to reduce overhead in a difficult economic environment. This action reduced annualized salaries expense by $920,000,
          however,  severance  expenses   recognized  during  1991  totaled
          $400,000.   The Bank's share of health and life insurance expense
          decreased $40,600 (6.5%) during 1992. Deferred compensation plan costs increased $31,200, pension costs decreased $76,700 and other benefit costs decreased $25,000 for a total benefit cost decrease of $111,100. During 1992, the Company began a wellness incentive plan which awards employees for consistent activities
          which lead toward  a more  healthy existence.   The Company  paid
          approximately $70,000 to employees under this plan in 1992. Equipment costs decreased $261,600 (12.8%) from 1991 while net occupancy costs increased slightly by $24,000 (1.7%).
               All  other  expenses  increased   $565,000  (8.1%)  in  1992
          compared to 1991.   Of this amount, $86,000 represents  increased
          losses  in low  income housing  projects.   Expenses relating  to
          foreclosed  assets  increased   $551,000  (195.1%)  during   1992
          reflecting a continuing difficult economy.
               When non-interest income is netted against non-interest expense, net operating expense (net overhead) increased $5.0 million (46%) from the 1992 level. As a percent of average total managed assets, net overhead increased to 2.25% in 1993 from 1.81% in 1992.
               The Company provided for income taxes in accordance with the comprehensive income tax allocation method under Statement of Financial Accounting Standard (SFAS) No. 96 prior to 1992. Effective January 1, 1992, the Company implemented SFAS No. 109. There was no material effect from this change on the accompanying
          consolidated   financial  statements.    The  Company  recognized
          $960,000 in low income housing tax  credits as a reduction in the
          provision   for  income  taxes  during  1993  and  1992.    As  a
          consequence of the operating loss during 1993, the Company recognized a tax benefit of $4.4 million including $961,000 in low income housing tax credits. Additionally, the Company has a cumulative prepaid tax asset of $3.4 million arising from timing
          differences between  the Company's book  and tax reporting.   The
          prepaid tax asset is included in other assets.

          PROVISION FOR POSSIBLE LOAN LOSSES
                Beginning in the late 1980's, the New England region was
          severely affected by a deterioration in the real estate market and an economic recession. During this period, the Company increased the provision for possible loan losses and incurred costs associated with with troubled assets and lost income on nonaccrual loans. The provision for possible loan losses charged to operations was $23,822,000 in 1993, $8,050,000 in 1992, and $7,243,000 in 1991. Net
          charge offs were  $13,174,000 in 1993, $7,289,000 in 1992, and
          $5,668,000 in 1991. In addition, a reserve for possible loan losses $2 million was set up related to the loans acquired in connection with the acquisition of NFNBV, to reflect the general credit risks within the acquired portfolio, net of the effects of the loss sharing agreement with the FDIC.
               The reserve for possible  loan losses (RPLL) was $20,060,000 at  December 31,  1993,  $7,412,000  at  December 31,  1992,  and
          $6,650,000  at  December  31,  1991.    As  a  percent  of  loans
          outstanding, the reserve for possible loan losses was 3.50%, 1.73%, and 1.41%, at year-end 1993, 1992, and 1991 respectively.
          The increase in the reserve for possible loan losses reflects management's efforts to maintain the reserve at a level adequate to  provide for loan  losses based on  an evaluation of
          known  and inherent  risks  in the  loan  portfolio.   Given  the
          continuing increase in the Bank's nonperforming assets (discussed) below) and continued weakness in the regional economy, together with other relevant economic factors, management concluded that a sig-nificant increase in the reserve for possible loan losses was appropriate. Among the factors which management considers in establishing the level of the reserve are an analysis of individual loans, the overall risk characteristics and size of the loan portfolio past credit loss history, the assessment of current economic and real estate market conditions, estimates of the current value of the underlying collateral and other relevant factors. Further, during the fourth quarter of 1993, as a result of significant increases in nonperforming assets and ongoing weakness in the regional economy the Company provided incremental reserves for possible loan losses of
          $5 million in addition to the planned provision of $1.75 million.
                    Nonperforming assets (loans past due 90 days or more and still accruing, non-accruing loans, restructured loans and other real estate owned) increased 89.7% to $64,299,000 at December 31,
          1993 from $33,899,000  at year-end  1992.  Of  the 1993  amount,
          $17,469,000  represents  segregated assets covered by  the FDIC loss sharing agreement. Excluding the FDIC's 80% exposure on the segregated assets ($13,975,000), adjusted nonperforming assets totaled $50,324,000, an increase of 48% over the 1992 level. At December 31, 1991, non-performing assets were $28,735,000. The Company's policy is to classify a loan more than 90 days past due with respect to principal or interest as a nonaccruing loan, unless the underlying collateral is deemed collectible as to both principal and interest and is in the process of collection. Income accruals are suspended on all nonaccruing loans, and all previously accrued and uncollected interest is reversed against current income. A loan remains on nonaccruing status until the factors which suggest doubtful collectibility no longer exist, or the loan is liquidated, or when the loan is determined to be uncollectible and is charged off against the reserve for possible
          loan losses.   In those cases where a nonaccruing loan is secured
          by real  estate,  the Company  can,  and usually  does,  initiate foreclosure proceedings. The result of such action is to force repayment of the loan through the proceeds of a foreclosure sale or to allow  the Company to take possession  of the collateral in
          order to manage a future  resale of the real estate.   Foreclosed
          property is recorded at the lower of its cost or estimated fair value, less any estimated costs to sell. Any cost in excess of the estimated fair value on the transfer date is charged to the reserve for possible loan losses, while further declines in market values are recorded as an expense in other non-interest expense in the statement of operations.
                    The continuing effect of the downturn in the regional economy was the primary reason  for the  increase in nonperforming  assets during
          1993 and 1992. In response, the Company continued to enhance its loan review and loan workout functions to provide additional resources to address nonperforming assets and maximize collections and
          recoveries.   Historically,   the  Company   worked  closely with
          borrowers  and  pursued  vigorous  collection  efforts.   As the
          recession continued and property values declined further, policies and procedures related to the collection of troubled assets were evaluated, especially with respect to the accrual of interest on
          delinquent loans.   During 1993, non-accruing loans and loans past
          due 90 days or more and still accruing increased $28.4 million due to the acquisition of NFNBV and an overall incrase in nonperforming assets. $19.6 million of this increase is due to the acquisition of NFNBV of whcih $17.4 million is covered by the loss sharing agree-ment. Restructured loans were $2,841,000 at December 31, 1993 as compared to $1,838,000 at December 31, 1992. Other real estate owned and in-substance foreclosures grew by $1,012,000 to $13,674,000 during 1993 from $12,661,000 a year earlier.
                During 1992, the most significant change in nonperforming
          assets  occurred  in  the  other  real estate  owned/in-substance foreclosure category  which grew  to $12,661,000  from $6,110,000
          the year earlier.    Restructured loans  within the nonperforming
          category totaled $1,838,000 and  $5,679,000 at December 31, 1992 and 1991, respectively. Prior to 1991, the  Company's management
          avoided  loan  restructuring  and    focused  efforts  on
          collecting loans  according to  existing terms.   However, during
          1991  and 1992  some  otherwise high  quality loan  relationships
          experienced  decreasing  cash  flows.    In  such  circumstances,
          management utilized restructuring to   where long term
          cash  flow   prospects  appeared  good, the  borrower's  business
          abilities had been historically demonstrated through successful operations and sound collateral values existed.
                  At December 31, 1992, nonaccruing loans were 45.8% higher
          than the previous year-end balance of $8,333,000.   Loans 90 days
          past  due and still accruing  decreased to $7,251,000 at December
          31, 1992, from $8,613,000 at the end of 1991.
               The Company takes all appropriate measures to restore non-performing assets to performing status or otherwise liquidate these assets in an orderly fashion so as to maximize their value to the Company. There can be no assurances that the Company will be able to complete the disposition of nonperforming assets without incurring further losses.

          BALANCE SHEET ANALYSIS
                 Total year-end assets increased $112.6 million (18.1%) over year-end 1992 due almost entirely to the NFNBV acquisition. Total assets acquired in the transaction approximated $197 million, however, due to the efforts expended in converting the systems and operations of the new branches, as well as dealing with the ongoing effects of regulatory actions, fewer loans were originated (other than residential mortgage loans, which were subsequently sold on the secondary market) by the Company in 1993 in comparison to 1992. During 1993, approximately $97.5 million of loans originated were sold to secondary market investors. As a  result,  the  portfolio  reduced  in  size  due  to  scheduled
          amortization and charge-offs.    Total year-end deposit  balances
          grew by $115.3 (22.9%), however, deposits totaling $203 million were purchased in the NFNBV transaction. This shrinkage was due, in part to normal runoff after an acquisition and also due to aggressive marketing by existing banks in the NFNBV marketplace following the acquisition.
               The investment portfolio decreased by $17.7 million as of December 31, 1993, and the cash assets including federal funds sold decreased by $16.7 million as the Company replaced the funding sources lost through the shrinkage in deposits during the year. Non-deposit liabilities grew by $3.8 million (5.8%) over the year.
               Total year-end 1992 assets increased 3.6%, or $21.6 million
          over  year-end 1991.    Net of  the  year-end transactions  noted
          below, loans decreased $35.4 million.   In addition, during  1992
          approximately $118 million of loans originated were sold to secondary market investors. The investment portfolio increased $39.9 million over year-end 1991 while cash assets including Federal Funds Sold were $14.7 million higher. Deposits, net of the year-end transaction, increased $19.5 million (4.1%), non-deposit liabilities increased $5.6 million (9.2%) and equity capital increased $2.61 million or 5.3% over the previous year-end. A series of year-end transactions increased year-end 1992, and 1991 assets, loans, and deposits by approximately $5.3
          million and  $11.3 million, respectively.   (The transaction total
          at December 31, 1993 was only $2.9 million). These transactions arise through an agreement with a customer of the Bank to provide year-end bridge loans relative to certain leveraged leasing
          transactions of the  customer.   The customer, a  lessor, has  an
          annual   note  payment  due  December  31,  and  an  annual  rent
          receivable  January  2, for  an  equal amount.    The transaction
          bridges  the gap between the  loan payment and  the rental income
          receipt.   Annually, since 1986, loans are originated on the last
          business day of the calendar year and the proceeds are invested in 0% certificates of deposit until the first business day of the next calendar year, at which time the certificate of deposit proceeds are used to pay off the loans. The funds never leave the control of the Bank, and the Bank collects fee income on the
          loans  as well  as a  market rate of  interest.   Excluding these
          transactions,  growth (reduction)  of  these  categories were  as follows:
                                          1992                1991
            Assets            $27.6 million  9.5%   ($5.6) million  (.9%)
            Loans            ($35.4)million (7.7%) ($17.4) million (3.7%)
            Deposits          $19.5 million  4.1%   ($1.2) million  (.2%)

                 For the year ended December 31, 1993, the Company adopted Statement of Financial Accounting Standards No. 115 (FASB 115), entitled "Accounting for Certain Debt and Equity Securities." FASB 115 establishes standards of financial accounting and reporting for investments in equity securities that have readily determinable fair values and all investments in debt securities. The effects of implementing FASB 115 was that certain investment securities were designated as available-for-sale and adjustments related to unrealized gains and losses with respect thereto (net of taxes) were made to stockholders' equity.

       LIQUIDITY
               Liquidity, as it pertains  to banking, can be defined  as the ability to  generate cash in  the most economical  way to satisfy  loan
       demand,  deposit   withdrawal  demand,  and  to   meet  other  business
       opportunities  which require  cash.   Sources  of  liquidity for  banks
       include short term liquid assets, cash generated from loan repayments and amortization, borrowing, deposit generation, and earnings.
               The Merchants Bank has historically maintained a high percentage
       of  its total  resources in  loans.   Accordingly,  the Bank  relies on
       careful management of its ability to borrow money and generate deposits for liquidity. At year-end 1993, the Bank had available $40,900,000 in
       unused  Federal Funds lines  of credit.   Only 2.9%  of total resources
       were funded by large certificates of deposit at December 31, 1993 and 1.1% at December 31, 1992.

       EFFECTS OF INFLATION
               The financial nature of the Company's Balance Sheet and Statement of Operations is more clearly affected by changes in interest rates
       than by inflation,   but inflation does  affect the Company because  as
       prices increase the money supply tends to increase, the size of loans requested tends to increase, total bank assets increase, and interest
       rates  are  affected  by   inflationary  expectations.    In  addition,
       operating expenses tend to increase without a corresponding increase in
       productivity.   There  is no  precise method,  however, to  measure the
       effects   of   inflation  on   the   Company's   financial  statements.
       Accordingly, any examination or analysis of the financial statements should take into consideration the possible effects of inflation.

       ACCOUNTING PRONOUNCEMENTS
                 In May, 1993 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan. The Company is required to adopt the new standard by January 1, 1995, although early adoption is permitted. Due to the complexities of the new standard and the changing nature of the impaired loan portfolio, management has not yet determined the effect that this change in accounting will have when adopted on the Company's consolidated financial statements.

       CAPITAL RESOURCES
               Capital growth is essential to support deposit and asset growth
       and to ensure  strength and safety of the Company.   The operating loss
       together with dividends paid reduced the Company's capital position by $6.6 million in 1993. Operating income of $2,612,000 and $1,900,000 (after payment of cash dividends) added to equity capital in 1992 and 1991.  Dividend Reinvestment (DRP) and Employee Stock Ownership Plan
       (ESOP) requirements were satisfied by open market purchases of stock during 1993, 1992 and 1991. No new equity capital was generated from the sale of common stock to DRP and ESOP participants during 1993, 1992 or 1991 although this could be an important source of capital if management felt additional capital was necessary. Over the three year period, the equity capital of the Company has decreased $1,919,000 or 4.1%.
               As a state chartered bank, the Bank's primary regulator is the Federal Deposit Insurance Corporation (FDIC). Accordingly, the Bank is affected by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) which was enacted in August 1989 and the Federal Deposit Insurance Corporation Improvement Act (FDICIA) enacted in December 1992. The Bank is subject to regulatory capital regulations which provide for two capital requirements - a leverage requirement and a risk-based capital requirement. The leverage requirement provides for a minimum "core" capital consisting primarily of common stockholders' equity of 3% of total adjusted assets for those institutions with the
       most  favorable  composite  regulatory  rating.   Under  the  terms
       of the MOU, the Bank is required to maintain a leverage capital ratio of at least 5.5% and refrain from declaring dividends without the
       prior approval  of the FDIC.   The Company is also  required to refrain
       from declaring dividends without the Federal Reserve's prior permission. The risk-based capital requirement of FIRREA provides for minimum capital levels based on the risk weighted assets of the Bank. The guidelines require banks to meet a minimum Tier 1 risk-based capital ratio of 4.0% and a total risk-based capital ratio of 8.0% as of December 31, 1993.
            The Bank's leverage capital ratio is 5.94% at December 31, 1993. As of December 31, 1993, the Bank's risk-based Tier 1 capital ratio is 7.63% and the total risk-based ratio is 11.02%. As of December 31, 1993 all the Bank's capital measurements exceeded regulatory minimums.
            At the present time, Merchants Bancshares, Inc. has the following sources of equity capital available as approved by stockholders and regulatory authority:
            A.   Common Stock ($0.01 par value)
                 Shares Authorized:   4,700,000
                 Shares Issued and Outstanding at
                 December 31, 1993:  4,242,927
                   (Includes stock dividend
                    issued December 11, 1992)
            B.   Preferred Stock, Class A
                 Non-voting ($0.01 par value)
                 Shares Authorized:  200,000
                 Shares Outstanding:  -0-
            C.   Preferred Stock, Class B
                 Voting ($0.01 par value)
                 Shares Authorized:  1,500,000
                 Shares Outstanding:  -0-

            The Preferred Stock was authorized by shareholders at the Annual Meeting held on May 15, 1984. While the Company has no present intention to issue any Preferred Stock, the Board of Directors of the Company may do so in the future for any lawful purpose. The two preferred issues afford the ability to offer a broader range of securities and thus increase the ability to structure capital transactions on terms and conditions beneficial to the Company.
            In May, 1986 the Company issued privately $12 million of its 10% Senior Notes due in 1996 to institutional investors. The proceeds of this note issue are in use for general corporate purposes. The current balance outstanding of this issue is $7.4 million.
            In April, 1990, the Bank issued privately $20 million in 9.81% capital notes to institutional investors. These proceeds increased the regulatory capital of the Company and are in use for general corporate purposes.