Form 10-K, Exhibit 13
MERCHANTS BANCSHARES INC
filed 1995-03-30
CIK 726517

Report of Independent Public Accountants


          To  the   Stockholders  and  Board  of   Directors  of  Merchants
          Bancshares, Inc.:

          We have audited the accompanying consolidated balance sheets of Merchants Bancshares, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, changes in stockholders'equity and cash flows for each of the three years in the period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Merchants Bancshares, Inc. and subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

          As explained in Note 2 to the consolidated financial statements, the Company adopted, effective December 31, 1993, Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."



          ARTHUR ANDERSEN LLP



          Boston, Massachusetts
          January 27, 1995



                  Merchants Bancshares, Inc.
                  Consolidated Balance Sheets
At December 31,                                                          1994           1993
------------------------------------------------------------------------------------------------
ASSETS:
 Cash and Due from Banks (Note 2)                                  $  34,851,401  $  30,587,986
 Investment Securities Available for Sale (Notes 2 and 3):
   Debt Securities                                                    90,470,922     85,505,677
   Marketable Equity Securities                                        1,195,897      1,451,793
 Debt Securities Held to Maturity (Market Value $9,871,875)           10,084,646              0
------------------------------------------------------------------------------------------------
      Total Investment Securities                                    101,751,465     86,957,470
------------------------------------------------------------------------------------------------
 Loans (Notes 2 and 4)                                               414,752,749    440,592,392
 Segregated Assets (Notes 4 and 10)                                   95,802,303    132,879,208
   Reserve for Possible Loan Losses                                  (19,928,817)   (20,060,059)
------------------------------------------------------------------------------------------------
      Net Loans                                                      490,626,235    553,411,541
------------------------------------------------------------------------------------------------
 Federal Home Loan Bank Stock                                          6,856,200      5,573,700
 Premises and Equipment, Net (Notes 2 and 5)                          16,620,173     16,148,102
 Investments in Real Estate Limited Partnerships (Note 2)              3,593,818      4,609,901
 Other Real Estate Owned, Net                                         13,230,807     13,674,259
 Other Assets (Note 7)                                                27,306,440     24,084,495
------------------------------------------------------------------------------------------------
      Total Assets                                                 $ 694,836,539  $ 735,047,454
---------------------------------------------------------------------============---============
LIABILITIES:
 Deposits:
   Demand                                                          $  94,467,122  $  96,413,399
   Savings, NOW and Money Market Accounts                            293,655,696    321,821,034
   Time Deposits Over $100,000                                        23,280,762     21,214,667
   Other Time                                                        170,820,804    179,860,784
------------------------------------------------------------------------------------------------
      Total Deposits                                                 582,224,384    619,309,884
 Other Borrowed Funds (Note 8)                                        18,294,734     14,924,081
 Other Liabilities (Notes 6 and 7)                                     7,788,085      8,460,061
 Debt (Note 9)                                                        44,229,366     46,633,422
------------------------------------------------------------------------------------------------
      Total Liabilities                                            $ 652,536,569    689,327,448
------------------------------------------------------------------------------------------------
Commitments and Contingencies (Note 13)
STOCKHOLDERS' EQUITY (Notes 11 and 12):
 Preferred Stock
   Class A:
     $.01 par value, non-voting
     Shares Authorized: 200,000
     Shares Outstanding: None                                                  0              0
   Class B:
     $.01 par value, voting
     Shares Authorized: 1,500,000
     Shares Outstanding: None                                                  0              0
 Common Stock, $.01 par value
     Shares Authorized: 4,700,000
     Shares Issued: 4,242,927                                             42,429         42,429
 Capital in Excess of Par Value                                       30,647,120     30,647,120
 Retained Earnings                                                    12,462,820     15,352,844
 Treasury Stock (at Cost) 12,733 Shares                                 (178,730)      (178,730)
 Net Unrealized Depreciation of Investment Securities Available
   for Sale, Net of Taxes                                               (673,669)      (143,657)
------------------------------------------------------------------------------------------------
      Total Stockholders' Equity                                      42,299,970     45,720,006
------------------------------------------------------------------------------------------------
      Total Liabilities and Stockholders' Equity                   $ 694,836,539  $ 735,047,454
---------------------------------------------------------------------============---============
The accompanying notes are an integral part of these consolidated financial statements.


                                          Merchants Bancshares, Inc.
                                    Consolidated Statements of Operations
For the years ended December 31,                                    1994             1993            1992
-------------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME:
 Interest and Fees on Loans                                    $ 48,938,668     $ 47,268,729    $ 44,521,757
 Interest and Dividends on Investments:
   U.S. Treasury and Agency Obligations                           3,508,523        3,655,198       4,305,553
   Obligations of State and Political Subdivisions                        0           12,839             700
   Other                                                            872,267          537,054         410,565
----------------------------------------------------------------------------------------------------------
Total Interest and Dividend Income                               53,319,458       51,473,820      49,238,575
-------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
 Savings, NOW and Money Market Accounts                           8,419,716        8,476,489      11,014,319
 Time Deposits Over $100,000                                      1,335,775        1,394,307         764,656
 Other Time                                                       8,095,686        7,108,490       7,910,855
 Other Borrowed Funds                                               495,997          733,817         663,434
 Debt                                                             4,029,479        4,242,423       3,697,715
-------------------------------------------------------------------------------------------------------------
Total Interest Expense                                           22,376,653       21,955,526      24,050,979
-------------------------------------------------------------------------------------------------------------
Net Interest Income                                              30,942,805       29,518,294      25,187,596
 Provision for Possible Loan Losses (Note 4)                     10,000,000       23,822,000       8,050,000
-------------------------------------------------------------------------------------------------------------
Net Interest Income after Provision for Possible Loan Losses     20,942,805        5,696,294      17,137,596
-------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME:
 Trust Department Income                                          1,729,376        1,686,561       1,399,451
 Service Charges on Deposits                                      3,451,507        3,571,376       2,536,267
 Merchant Discount Fees                                           2,123,526        1,741,209       1,422,674
 Other                                                            1,411,587        1,555,721       1,388,166
 Gains on Investment Securities, net (Note 3)                        72,884        1,898,945       3,448,531
 FDIC Assistance Received-Loss Sharing (Note 10)                  6,248,802        1,674,615               0
-----------------------------------------------------------------------------------------------------------
Total Non-Interest Income                                        15,037,682       12,128,427      10,195,089
-------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSES:
 Salaries and Wages                                              10,664,411        9,590,775       7,827,449
 Employee Benefits (Note 6)                                       2,531,980        2,713,988       2,367,865
 Occupancy Expense                                                2,324,171        1,949,256       1,489,827
 Equipment Expense                                                2,004,352        1,879,764       1,783,293
 Losses on and Writedowns of Other Real Estate Owned              3,791,819        1,970,428         833,329
 Equity in Losses of Real Estate Limited Partnerships             1,588,914          967,138       1,059,973
 Other                                                            9,312,413        7,270,812       5,718,930
 Trust Customers' Reimbursement, Net (Note 13)                    3,246,100                0               0
 Losses and Write-downs of Segregated Assets (Note 10)            6,248,802        1,674,615               0
-------------------------------------------------------------------------------------------------------------
Total Non-Interest Expenses                                      41,712,962       28,016,776      21,080,666
------------------------------------------------------------------------------------------------------------
Income (Loss) Before Provision (Benefit) for Income Taxes        (5,732,475)     (10,192,055)      6,252,019
Provision (Benefit) for Income Taxes (Notes 2 and 7)             (2,842,451)      (4,410,486)        575,508
-------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                              $ (2,890,024)    $ (5,781,569)   $  5,676,511
----------------------------------------------------------------============-----============----============
EARNINGS (LOSS) PER SHARE, based upon weighted average common shares outstanding of 4,230,194 in 1994, 4,216,355 in 1993
and 4,213,941 in 1992 (Note 12):                               $      (0.68)    $      (1.37)   $       1.39
--------------------------------------------------------------  ============-----============----============
The accompanying notes are an integral part of these consolidated financial statements.


                                   Merchants Bancshares, Inc.
                        Consolidated Statements of Changes in Stockholders' Equity
                     For Each of the Three Years in the Period Ended December 31, 1994





                                                                                          Net Unrealized
                                                                                                   Depreciation
                                                   Common      Capital in                 of Investment
                                                   Stock       Excess of      Retained     Securities     Treasury
                                                 (Note 11)     Par Value      Earnings      (Note 2)        Stock         Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991                   $      41,193  $ 28,649,805  $ 21,530,841  $          0   $  (630,869)  $ 49,590,970
 Net Income                                        ---           ---         5,676,511       ---            ---         5,676,511
 Treasury Stock Transactions                       ---            22,061        26,821       ---           206,744        255,626
 Cash Dividends ($.78 per share)                   ---           ---        (3,320,194)      ---            ---        (3,320,194)
 Stock Dividends (123,580 shares issued)
  (Note 11)                                          1,236     1,963,693    (1,964,929)      ---            ---           ---
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                   $      42,429  $ 30,635,559  $ 21,949,050 $           0   $  (424,125)  $ 52,202,913
 Net Loss                                          ---           ---        (5,781,569)      ---            ---        (5,781,569)
 Treasury Stock Transactions                       ---            11,561        33,948       ---           245,395        290,904
 Cash Dividends ($.20 per share)                   ---           ---          (848,585)      ---            ---          (848,585)
 Effect of a Change in Accounting
   Principle (Note 2)                                                                        (143,657)       ---          (143,657)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                   $      42,429  $ 30,647,120  $ 15,352,844  $   (143,657)  $  (178,730)  $ 45,720,006
 Net Loss                                          ---           ---        (2,890,024)      ---            ---        (2,890,024)
 Change in Net Unrealized Depreciation
   of Investment Securities
   Available for Sale, Net of Taxes                ---           ---           ---          (530,012)       ---          (530,012)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                   $      42,429  $ 30,647,120  $ 12,462,820  $   (673,669)  $  (178,730)  $ 42,299,970
----------------------------------------------=====================================================================================
Per share amounts have been restated to reflect all stock dividends.
The accompanying notes are an integral part of these consolidated financial statements.














                                                     Merchants Bancshares, Inc.
                                                Consolidated Statements of Cash Flows
For the Years Ended December 31,                                     1994           1993           1992
CASH FLOWS FROM OPERATING ACTIVITIES:                             -----------    -----------    -----------
Net Income (Loss)                                               $  (2,890,024) $  (5,781,569) $   5,676,511
Adjustments to Reconcile Net Income (Loss) to Net
 Cash Provided by Operating Activities:
  Provision for Possible Loan Losses                               10,000,000     23,822,000      8,050,000
  Provision for Depreciation and Amortization                       6,685,094      4,762,037      1,646,560
  Prepaid Income Taxes                                             (1,890,304)       (25,360)    (2,133,353)
  Net Gains on Sales of Investment Securities                         (72,884)    (1,898,945)    (3,448,531)
  Net Gains on Sales of Loans and Leases                             (218,510)      (818,376)      (584,669)
  Net Losses on Sales of Premises and Equipment                             0              0         52,607
  Equity in Losses of Real Estate Limited Partnerships              1,588,916        967,138      1,059,973
  Changes in Assets and Liabilities net of Effects From
  Acquisition of NFNBV (Note 10):
  (Increase) Decrease in Interest Receivable                           40,651        (28,313)     1,333,450
  Increase (Decrease) in Interest Payable                             347,000        587,598       (803,012)
  (Increase) Decrease in Other Assets                              (3,336,601)    (5,032,001)    (5,429,789)
  Increase (Decrease) in Other Liabilities                         (1,418,975)      (272,603)     2,939,600
                                                                   -----------    -----------    -----------
  Net Cash Provided by Operating Activities                         8,834,363     16,281,606      8,359,347
                                                                   -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from Sales of Investment Securities                        682,030    403,140,859    386,442,780
  Proceeds from Maturities of Investment Securities                         0      1,000,000              0
  Proceeds from Sales of Loans and Leases                          48,911,562     98,332,905    118,395,253
  Proceeds from Sales of Premises and Equipment                        39,631              0         16,839
  Purchases of Available for Sale Investment Securities           (10,114,063)  (385,195,506)  (422,915,625)
  Purchases of Held to Maturity Investment Securities             (10,098,437)
  Cash and Cash Equivalents Received - Acquisition (Note 10)                0     17,102,000              0
  Loans Originated, net of Principal Repayments                     4,517,527    (82,277,333)   (90,067,635)
  Investments in Real Estate Limited Partnerships                    (273,742)       281,821        (73,939)
  Purchases of Premises and Equipment                              (2,258,284)    (1,599,220)      (424,952)
  Decrease in Net Investment in Leveraged Leases                       41,731        587,438      1,116,644
                                                                   -----------    -----------    -----------
    Net Cash Provided by (Used in) Investing Activities            31,447,955     51,372,964     (7,510,635)
                                                                               -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net Increase (Decrease) in Deposits                             (37,085,500)   (87,773,966)    13,436,584
  Net Increase (Decrease) in Other Borrowed Funds                   3,370,653      6,459,269     (6,891,487)
  Proceeds from Debt                                                        0     12,000,000     13,000,000
  Principal Payments on Debt                                       (2,404,056)   (14,403,713)    (2,644,110)
  Acquisition of Treasury Stock                                             0       (132,058)      (964,717)
  Cash Dividends Paid                                                       0       (838,050)    (3,293,450)
  Sale of Treasury Stock                                                    0        377,457      1,193,522
                                                                   -----------    -----------    -----------
    Net Cash Provided by (Used in) Financing Activities           (36,118,903)   (84,311,061)    13,836,342
                                                                   -----------    -----------    -----------
Increase (Decrease) in Cash and Cash Equivalents                    4,163,415    (16,656,491)    14,685,054
Cash and Cash Equivalents at Beginning of Year                     30,587,986     47,244,477     32,559,423
                                                                   -----------    -----------    -----------
Cash and Cash Equivalents at End of Year                        $  34,751,401  $  30,587,986  $  47,244,477
                                                                   ===========    ===========    ===========
Total Interest Payments                                         $  22,029,653  $  21,367,928  $  24,853,992
Total Income Tax Payments                                       $      50,000  $   1,190,000  $   2,860,000
Transfer of loans to Other Real Estate Owned                    $   7,899,401  $   5,151,867  $  13,856,598

The accompanying notes are an integral part of these consolidated financial statements.












                              Merchants Bancshares, Inc.
                      Notes to Consolidated Financial Statements
                                  December 31, 1994

          (1) CURRENT OPERATING ENVIRONMENT AND REGULATORY MATTERS

            Merchants Bancshares, Inc. (the Company), and its wholly owned subsidiaries, including the Merchants Bank and subsidiaries (the
          Bank), operate primarily in Vermont. Beginning in the late 1980's, this region was severely affected by a deterioration in the real estate market and an economic recession. As a result, the Bank has experienced increased levels of nonperforming assets and loan charge offs, increased the provision for possible loan losses and incurred high costs associated with troubled assets and foregone income on nonaccrual loans. Although these adverse trends appear to be abating, prospects as to the extent and timing of future improvement in the economy remain uncertain.

            The reserve for possible loan losses as of December 31, 1994 is deemed adequate based on management's estimate of the amount required to absorb future losses in the loan portfolio based on known current circumstances and real estate market conditions. However, if there is further deterioration in the real estate market the Company could experience increases in nonperforming assets and resultant operating losses attributable to a need for further significant provisions for loan losses and increased foregone interest income on nonaccrual loans.

            As of March 31, 1993, the Federal Deposit Insurance Corporation (the FDIC) and the State of Vermont Department of Banking, Insurance and Securities (the Commissioner) conducted a joint field examination of the Bank. As a result of this examination, the Bank entered into a Memorandum of Understanding (MOU) with the FDIC and the Commissioner on October 29, 1993. Under the terms of the MOU, the Bank is required to, among other things, maintain a leverage capital ratio of at least 5.5%, revise certain operating policies, enhance certain loan review procedures, refrain from declaring dividends and correct certain technical exceptions and violations of applicable regulations. The dividend limitation includes dividends paid by the Bank to the Company. The Company services senior subordinated debt (see
          Note 9), which requires semi-annual interest payments and an annual principal payment of $2.4 million through 1996. The MOU permits the repayment of certain advances totaling appproximately $940,000 which were outstanding as of December 31, 1994. The repayment of such advances, together with the Company's cash on hand and other assets easily convertible to cash at December 31, 1994, is sufficient to service the senior subordinated debt until May 1996. Management has revised the policies, made changes to enhance the credit review procedures and corrected the technical exceptions and violations, and believes the Bank is in substantial compliance with the provisions of the MOU as of December 31, 1994. The Bank was also directed by the FDIC to increase the reserve for possible loan losses by approximately $12 million and to charge off loans totaling approximately $8 million at the conclusion of the examination in June 1993. The Bank recorded this increase in the reserve for possible loan losses and charged off the loans in 1993.

          As of February 18, 1994, the Company and the Federal Reserve Bank of Boston (the Federal Reserve) entered into an agreement requiring the Company to submit to the Federal Reserve, among other things, a capital plan, a dividend policy, a debt service plan and a management assessment. In addition, under this agreement, the Company may not declare or pay a dividend or incur any debt without the approval of the Federal Reserve. As of December 31, 1994, all submissions had been made and accepted, except for the capital plan, which is still in process.

          Failure to maintain the minimum leverage capital ratio of 5.5% (see Note 11) included in the MOU, or compliance with other provisions of the MOU, or the agreement with the Federal Reserve, could subject the Bank or the Company to additional actions by the regulatory authorities.

          On December 16, 1994, the FDIC and the Commissioner completed the field work related to their examination of the Merchants Trust Company, a subsidiary of the Bank, as of September 26, 1994. On February 17, 1995 the Trust Company entered into a Memorandum of Understanding (MOU) with the FDIC and the Commissioner to effect corrective action relating to certain operating, technical and regulatory issues. Management believes that the matters noted in the MOU have subsequently been corrected or are in the process of being remediated. Management also believes that any additional actions by the regulatory authorities would not have a material impact on the Company's financial position or results of operations.

          (2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Principles of Consolidation
          The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, the Bank (including its wholly owned subsidiaries Merchants Trust Company and Queneska Capital Corp.) and Merchants Properties, Inc., after elimination of all material intercompany accounts and transactions.

          Investment Securities
          In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No.
          115). This statement requires investments in debt securities to be classified as held-to-maturity and measured at amortized cost only if the Company has the positive intent and ability to hold such securities to maturity. Investments in debt securities that are not classified as held-to-maturity and equity securities that have readily determinable fair values are classified as trading securities or available-for-sale securities. Trading securities are investments purchased and held principally for the purpose of selling in the near term; available-for-sale securities are investments not classified as trading or held-to-maturity. Unrealized holding gains and losses for trading securities are included in earnings; unrealized holding gains and losses for available-for-sale securities are reported in a separate component of stockholders' equity, net of applicable income taxes. As permitted by SFAS No. 115, the Company elected to apply the accounting principle to investment securities held as of December 31, 1993. All investment securities were classified as available-for-sale at December 31, 1993 and the resulting adjustment was included in the accompanying consolidated statement of changes in stockholders' equity as the effect of a change in accounting principle.

          Prior to December 31, 1993, debt securities were designated at the time of purchase as either held for sale or held for investment, based on management's intentions in light of investment policy, asset/liability management policy, liquidity needs and economic factors. Debt securities held for sale were stated at the lower of amortized cost or market value while debt securities held for investment, where management had the intention and ability to hold such securities until maturity, were stated at amortized cost. Unrealized losses on debt securities held for sale were recorded as a valuation allowance against the related securities. The provision for the valuation allowance was recorded in the accompanying consolidated statements of operations.

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

          Management reviews all reductions in value below book value to determine if the impairment is temporary or permanent. If the impairment is determined to be permanent in nature, the carrying value of the security is written down to the appropriate level by a charge to earnings.

          Loan Origination and Commitment Fees
          Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized over the lives of the related loans. Net deferred origination fees were $1,132,494 and $1,310,416 at December 31, 1994 and 1993, respectively.

          Premises and Equipment
          Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using straight-line and accelerated methods at rates that amortize the original cost of the premises and equipment over their estimated useful lives. Expenditures for maintenance, repairs and renewals of minor items are generally charged to expense as incurred.


          Gains and Losses on Sales of Loans
          Gains and losses on sales of loans are recognized based upon the difference between the selling price and the carrying amount of loans sold. Gains and losses are adjusted for excess servicing rights resulting from the sale of loans with servicing rights retained. Excess servicing rights are recorded at the net present value of estimated future servicing revenue less expected normal servicing costs. Deferred excess servicing is amortized over the period of estimated net servicing income. Origination fees collected, net of commitment fees paid in connection with the sales of loans and net of the direct cost of loan originations, are recognized at the time such loans are sold.
          The net gain on sales of loans is included in interest and fees on loans and amounted to $218,510, $818,376 and $584,669 in 1994,
          1993 and 1992, respectively.

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

          Investments in Real Estate Limited Partnerships
          The Bank has investments in various real estate limited partnerships that acquire, develop, own and operate low and moderate income housing. The Bank's ownership interest in these limited partnerships varies from 35% to 100% as of December 31,
          1994.   The Bank consolidates the financial statements of the
          limited partnership in which the Bank is actively involved in management and has a controlling interest. The Bank accounts for its investments in limited partnerships where the Bank does not actively participate or have a controlling interest under the equity method of accounting.

          Management periodically reviews the results of operations of the various real estate limited partnerships to determine if the partnerships generate sufficient operating cash flow to fund their current obligations. In addition, management reviews the current value of the underlying property compared to the outstanding debt obligations. If it is determined that the investment suffers from a permanent impairment, the carrying value is written down to the appropriate balance. The Bank has recognized losses due to the impairment of an investment in a real estate limited partnership of $546,000 and $296,000 in 1994 and 1993, respectively.

          Cash and Cash Equivalents
          Cash and cash equivalents consist of cash on hand, amounts due from banks and federal funds sold in the accompanying consolidated statements of cash flows. At December 31, 1994 and 1993, cash and cash equivalents included $8,508,000 and $8,676,000, respectively, to satisfy the requirements of the Federal Reserve Bank.

          Other Real Estate Owned
          Collateral acquired through foreclosure and loans accounted for as in-substance foreclosures are recorded at the lower of cost or fair value, less estimated costs to sell, at the time of acquisition or designation as in-substance foreclosure. A valuation allowance is established for the estimated costs to sell and is charged to expense. Subsequent changes in the fair value of other real estate owned are reflected in the valuation allowance and charged or credited to expense. Net operating income or expense related to foreclosed property is included in non-interest expense in the accompanying consolidated statements of operations. Because of the present adverse market conditions, there are inherent uncertainties in the assumptions with respect to the estimated fair value of other real estate owned. Because of these inherent uncertainties, the amount ultimately realized on real estate owned may differ from the amounts reflected in the consolidated financial statements. The Bank recognized losses due to additions to the valuation allowance of $2,392,000 and $599,000 during 1994 and 1993, respectively.

          Intangible Assets
          Premiums paid for the purchase of core deposits are recorded as other assets and amortized over the estimated period of time over which value is recognizable. Management reviews the value of the intangible asset by comparing purchased deposit levels to current deposit levels in the branches purchased. If any deposit runoff has occurred and is determined to be permanent in nature, the asset is written down accordingly.

          Reclassification
          Certain amounts in the 1993 and 1992 consolidated financial statements have been reclassified to be consistent with 1994 classifications.


     (3) INVESTMENT SECURITIES

   Investments in debt securities are classified as available for sale or held to maturity as of December 31, 1994 and as available for sale as of December 31, 1993. As of December 31, 1994, a U.S. Treasury security is classified as held to maturity, having an amortized book value of $10,084,646 and a market value of $9,871,875. The amortized cost and estimated fair values of the debt securities classified as available for sale as of December 31, 1994 and 1993 are as follows:

                                             Gross       Gross       Estimated
                             Amortized    Unrealized   Unrealized       Fair
                               Cost          Gains       Losses        Value
           1994
     U.S. Treasury and
      Agency Obligations   $ 91,935,993           0   $1,545,368   $ 90,390,625
     Other Debt Securities       90,297           0       10,000         80,297
                           ------------   ---------  -----------   ------------
                           $ 92,026,290   $       0   $1,555,368   $ 90,470,922

           1993
     U.S. Treasury and
      Agency Obligations   $ 85,713,865           0   $  438,865   $ 85,275,000
     Other Debt Securities      230,677           0            0        230,677
                           ------------   ---------   -----------  ------------
                           $ 85,944,542   $       0   $  438,865   $ 85,505,677



   Marketable equity securities are classified as available for sale at December 31, 1994 and 1993 and are stated at their estimated fair value of $1,195,897 and $1,451,793, respectively. Gross unrealized gains related to marketable equity securities were $654,658 and $414,328, and gross unrealized losses were $120,000 and $193,125 at December 31, 1994 and 1993, respectively.

   The contractual maturities of all debt securities held at December 31, 1994
   are between one month and five years.   Debt securities with a maturity of
   less than one year totoal $81,924,278.

   Proceeds from sales of debt securities (all classified as available-for-sale) were $682,030 and $403,140,859 during 1994 and 1993, respectively. Gross gains of $91,780, $2,120,838 and $4,474,318 and gross losses of $18,896, $221,893 and $1,624 were realized on those sales in 1994, 1993 and 1992, respectively.

   At December 31, 1994, securities with a face value of $29,280,000 were pledged to secure federal funds lines, public deposits, securities sold under agreements to repurchase, and for other purposes required by law.

   (4) LOANS

   The composition of the loan portfolio at December 31, 1994 and 1993 is as follows (including Segregated Assets - Note 10):
                                                1994           1993
   -----------------------------------------------------------------
   Commercial, Financial and Agricultural $ 92,611,512  $105,631,497
   Real Estate - Construction               21,991,938    30,526,117
   Real Estate - Mortgage                  377,429,022   413,112,265
   Installment Loans to Individuals         18,086,099    22,835,812
   Lease Financing                                   0        41,731
   All Other Loans (including overdrafts)      436,481     1,324,178
   _________________________________________________________________
                                          $510,555,052  $573,471,600
   =================================================================
   As discussed in Note 10, Segregated Assets consist of loans subject to loss sharing. The composition of the Segregated Assets portfolio at December 31, 1994 and 1993 is as follows:
                                                1994           1993
   -----------------------------------------------------------------
   Commercial, Financial and Agricultural $ 16,294,045   $28,428,878
   Real Estate - Commercial                 41,909,959    58,856,952
   Real Estate - Residential                37,534,294    45,478,471
   Installment Loans to Individuals             64,005        74,031
   OREO                                              0        40,876
   Allocated Reserve for Losses             (1,315,231)   (2,360,232)
   _________________________________________________________________
                                          $ 94,487,072  $130,518,976
   =================================================================
   There has been an insignificant effect on the Bank's non-interest expenses for 1994 or 1993 as a result of expenses and charge offs relating to the Segregated Assets. The Bank's share of the charge offs was charged to the allowance for losses on the Segregated Assets, which was established in conjunction with the acquisition. Management believes that the allowance for losses on the Segregated Assets is adequate to cover possible losses inherent in the Segregated Assets.

   Charge offs, net of recoveries, and eligible expenses on Segregated Assets aggregated $7,811,002 and $2,093,268 for 1994 and 1993. The Bank recognized net recoveries of $6,248,802 and $1,674,615 from the FDIC for eligible charge offs related to 1994 and 1993 in accordance with the loss sharing arrangement. Amounts due from the FDIC totaling $2,883,372 and $290,459 as of December 31, 1994 and 1993 are included in other assets in the accompanying consolidated balance sheets.

   The Company originates primarily residential and commercial real estate loans and a lesser amount of installment loans to customers throughout the state of Vermont. In order to minimize its interest rate and credit risk, the Company sells certain residential loans to the secondary market and to financial investors such as insurance companies and pension funds located in other states. Substantially all of the Company's loan portfolio is based in the state of Vermont. There are no known significant industry concentrations in the loan portfolio. Loans serviced for others at December 31, 1994 and 1993 amounted to $391,517,792 and $357,703,783, respectively.

   An analysis of loans in excess of $60,000 to directors and executive officers for the year ended December 31, 1994 is as follows:

          Balance, December 31, 1993         $16,783,132
          Additions                              242,672
          Repayments                          (2,040,860)
          Balance, December 31, 1994         $14,984,944

   It is the policy of the Bank to grant such loans on substantially the same terms, including interest rates and collateral, as those prevailing for comparable lending transactions with other persons.

   The reserve for possible loan losses is based on management's estimate of the amount required to reflect the risks in the loan portfolio, based on circumstances and conditions known or anticipated at each reporting date. There are inherent uncertainties with respect to the final outcome of certain of the Bank's loans and nonperforming assets. Because of these inherent uncertainties, actual losses may differ from the amounts reflected in these consolidated financial statements. Factors considered in evaluating the adequacy of the reserve include previous loss experience, current economic conditions and their effect on the borrowers, the performance of individual loans in relation to contract terms and estimated fair values of properties to be foreclosed. Losses are charged against the reserve for loan losses when management believes that the collectibility of principal is doubtful.

   Key elements of the above estimates, including those used in independent appraisals, are dependent upon the economic conditions prevailing at the time of the estimates. Accordingly, uncertainty exists as to the final outcome of certain of the valuation judgments as a result of the difficult and unpredictable conditions in the region. The inherent uncertainties in the assumptions relative to the projected sales prices or rental rates may result in the ultimate realization of amounts on certain loans that are different from the amounts reflected in these consolidated financial statements.





   An analysis of the reserve for possible loan losses for each of the three years in the period ended December 31, 1994 is as follows:

                                     1994               1993           1992

     Balance, beginning of year   $20,060,059     $ 7,411,635     $6,650,217
     Provision for possible
       loan losses                 10,000,000      23,822,000      8,050,000
     Reserve recorded in connection
      with acquisition of NFNBV        ---          2,000,000        ---
     Loans charged off            (12,649,842)    (13,952,000)    (7,739,000)
     Recoveries                     2,518,600         778,424        450,418


     Balance, end of year         $19,928,817     $20,060,059     $7,411,635

   Included in the 1993 provision for possible loan losses is $666,667 recorded as a provision for the Bank's potential share of losses on segregated assets. Also included are charge offs of $1,314,632 and $306,435 and recoveries of $25,142 and $8,249 related to Segregated Assets for 1994 and 1993, respectively.

   In May 1993, the Financial Accounting Standards Board (FASB) issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires that impaired loans, as defined by SFAS No. 114, be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. This pronouncement amends SFAS No. 5, "Accounting for Contingencies," to clarify that a creditor should evaluate the collectibility of both contractual interest and contractual principal of all receivables when assessing the need for a loss accrual. SFAS No. 114 also amends SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," to require a creditor to measure all loans that are restructured in a troubled debt restructuring involving a modification of terms in accordance with this statement.

   SFAS No. 114 is applicable to all loans (including troubled debt restructurings), uncollateralized as well as collateralized, except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or the lower of cost or fair value, leases and debt securities as described in SFAS No. 114. Management does not anticipate that the adoption of this statement in 1995 will have a material impact on the Bank's financial position or results of operations.

   Nonperforming assets at December 31, 1994 and 1993 were as follows:
                                       1994
                        -----------------------------------
                                    Segregated
                            Loans     Assets      Total
                        ----------- ----------- -----------
     Nonaccrual Loans   $24,251,987 $ 7,948,632 $32,200,619

     Restructured Loans   5,016,123      66,731   5,082,854

     Loans Past Due
      90 Days or More
      and Still Accruing    668,007                 668,007

     Other Real Estate
      Owned, Net         10,791,262   2,439,545  13,230,807
                        ----------- ----------- -----------
          Total         $40,727,379 $10,454,908 $51,182,287
                        =========== =========== ===========
                                       1993
                        -----------------------------------
                                    Segregated
                            Loans     Assets      Total
                        ----------- ----------- -----------
     Nonaccrual Loans   $29,712,089 $17,356,607 $47,068,696

     Restructured Loans   2,772,783      68,389   2,841,172

     Loans Past Due
      90 Days or More
      and Still Accruing    712,391       2,978     715,369

     Other Real Estate
      Owned, Net         13,633,383      40,876  13,674,259
                        ----------- ----------- -----------
          Total         $46,830,646 $17,468,850 $64,299,496
                        =========== =========== ===========
   Included in nonaccrual loans is $3,526,402 and $4,543,860 of loans whose terms have been substantially modified in troubled restructurings at December 31, 1994 and 1993, respectively. Additionally, the Bank had $1,316,827 of restructured loans that were performing in accordance with the modified agreement at December 31, 1994. Other Real Estate Owned is shown net of a valuation reserve of $2,991,065 and $598,675 at December 31, 1994 and 1993.

   The Bank's policy is to discontinue the accrual of interest and reverse uncollected interest receivable on loans when scheduled payments become contractually past due in excess of 90 days or, in the judgement of management, the ultimate collectibility of principal or interest becomes doubtful.

   The amount of interest which was not earned but which would have been earned had the nonaccrual and restructured loans performed in accordance with their original terms and conditions was approximately $1,859,000, $2,688,000 and $1,268,000 in 1994, 1993 and 1992, respectively.

          (5) PREMISES AND EQUIPMENT

          The components of premises and equipment included in the accompanying consolidated balance sheets are as follows:

                                       1994           1993
          ---------------------------------------------------
          Land and Buildings       $18,020,230    $17,835,574
          Leasehold Improvements       869,444        869,444
          Furniture and Equipment   11,292,724     10,421,058
          ----------------------------------------------------
                                    30,182,398     29,126,076
          Less: Accumulated
          Depreciation and
          Amortization              13,562,225     12,977,974
          ----------------------------------------------------
                                   $16,620,173    $16,148,102
          ====================================================

          Depreciation and amortization expense amounted to $1,786,213, $1,595,914, and $1,646,560 in 1994, 1993 and 1992, respectively.

          The Bank leases certain properties for branch purposes. Rent expense on these properties totaled $214,891, $163,807 and $106,739 for the years ended December 31, 1994, 1993 and 1992, respectively. Minimum lease payments for these properties subsequent to December 31, 1994 are: 1995 - $212,896; 1996 -
          $195,061; 1997 - $172,680; 1998 - $142,717; 1999 - $100,876 and
          $300,623 thereafter.


          (6) EMPLOYEE BENEFIT PLANS

          Pension Plan

          The Company maintains a noncontributory defined benefit plan covering all eligible employees. The plan is a final average pay plan with benefits based on the average salary rates over the five consecutive plan years out of the last ten consecutive plan years that produces the highest average. It is the Company's policy to fund the cost of benefits expected to accrue during the year plus amortization of any unfunded accrued liability that has accumulated prior to the valuation date based on IRS regulations for funding. During 1994, the Company made the decision to freeze the plan for an undetermined period of time beginning on January 1, 1995. Accordingly, the accumulation of years of service for each plan participant is suspended, and all accrued benefits are considered to have fully vested, unless the suspension of the plan is lifted. If the decision is made to curtail the plan, no further years of service will be credited for any participant. The plan's funded status and amounts recognized in the accompanying consolidated balance sheets and statements of operations as of December 31, 1994 and 1993 are as follows:
                                                       1994           1993
          -----------------------------------------------------------------
          Actuarial Present Value of
          Benefit Obligation:
          Vested Benefit Obligation               $4,797,489     $4,827,238
          Nonvested Benefits                               0        155,662
          -----------------------------------------------------------------
          Accumulated Benefit Obligation          $4,797,489     $4,982,900
          Effects of Projected
          Future Compensation Levels                       0      1,661,854
          -----------------------------------------------------------------
          Projected Benefit Obligation for
          Service Rendered to Date                $4,797,489     $6,644,754
          Plan Assets                              6,332,824      6,544,833
          -----------------------------------------------------------------
          Excess (Deficiency) of Plan Assets Over
          (Under) Projected Benefit Obligation    $1,535,335     $(  99,921)
          Unrecognized Net Asset
          at January 1, 1987 Being Amortized
          over 13.4 Years                           (171,602)      (210,691)
          Unrecognized Net Loss                      190,446        240,013
          Unrecognized Prior Service Cost         (1,673,616)        20,706
          -------------------------------------------------------------------
          Accrued Pension Costs Included
          in Other Liabilities                    $ (119,437)    $ ( 49,893)
          ===================================================================





                                             1994      1993      1992
          -----------------------------------------------------------------
          Net Pension Expense Included
            the Following Components:
          Service Cost - Benefits Earned
            During the Year                  $316,681  $257,232  $221,688
          Interest Cost on Projected
            Benefit Obligation                486,993   432,963   387,401
          Actual Return on
            Plan Assets                       100,004  (488,860) (518,990)
          Net Amortization and
            Deferral                         (660,098)  (24,194)   21,042
          -----------------------------------------------------------------
          Total                              $243,580  $177,141  $111,141
          =================================================================
          The actuarial present value of the projected benefit obligation was determined using a weighted average discount rate of 8.5%, 7.5% and 8% as of December 31, 1994, 1993, and 1992, respectively. The assumed rate of increase of future compensation levels used for 1994 was 4% for the period 1994-1995, 4.5% for the period 1996-1997 and 5% thereafter. The rate of increase in future compensation levels for 1993 was 4% and for 1992 was 4%. The expected long-term rate of return on assets used was 8% in 1994, 8% in 1993 and 8.25% in 1992.

          Employee Stock Ownership Plan/ 401(k) Plan

          Under the terms of the Company's Employee Stock Ownership Plan (ESOP), eligible employees are entitled to contribute up to 15% of their compensation to the ESOP, and the Company contributes a percentage of the amounts contributed by the employees, as authorized by the Company's Board of Directors. The Company contributed approximately 75% of the amounts contributed by the employees (up to 4.5% of individual employee compensation) in 1994, 1993 and 1992. Substantially all contributions to the ESOP are funded with cash and are used to purchase the Company's common stock.

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

          Phantom Stock Plan

          The Company maintains a Phantom Stock Plan, wherein certain key officers of the Bank were entitled to receive an annual award of phantom shares of stock for up to five consecutive years. All such awards were granted by June 30, 1993. Each year, the Board of Directors reviewed the performance of the officers and made additional awards based on such reviews. The value of the phantom shares for each annual grant vested over a one-year period subject to certain early termination provisions. Benefits are payable in 60 monthly installments subsequent to the payment commencement date, as defined in the plan. The benefit level is based on the market value of the Company's stock at the determination date, as defined in the plan.

          A summary of expenses relating to the Company's various employee benefit plans for each of the three years in the period ended December 31, 1994 is as follows:

                                              1994       1993      1992
          -----------------------------------------------------------------
            Pension Plan                   $ 243,580   $ 177,141 $  111,141
            Employee Stock Ownership Plan/
            401(k) Plan                      348,468     285,199    267,636
            Performance Progress Sharing Plan      0     264,000    360,641
            Deferred Compensation Plans      303,939     272,946    233,222
            Phantom Stock Plan              (179,227)    249,600    259,896
          -----------------------------------------------------------------
                                           $ 716,760  $1,248,886 $1,232,536
          =================================================================

          (7) INCOME TAXES

          The provision (benefit) for income taxes for each of the three years in the period ended December 31, 1994 consists of the following:

                                   1994           1993           1992
          -------------------------------------------------------------
          Current            $(  952,147)    $(4,385,126)   $2,708,861
          Prepaid             (1,890,304)     (   25,360)   (2,133,353)
          --------------------------------------------------------------
                             $(2,842,451)    $(4,410,486)   $  575,508
          ==============================================================

          Prepaid and deferred income taxes result from differences between income (loss) for financial reporting and tax reporting relating primarily to the provision for possible loan losses. The net prepaid tax asset amounted to approximately $5,084,000 and $3,422,000 at December 31, 1994 and 1993, respectively. In addition, as of December 31, 1993, the Bank had filed for a refund for overpayment of 1989 and 1990 taxes totaling $1,191,000, which was received during 1994. As of December 31, 1994 and 1993, the Company had tax refunds receivable of $6,211,214 and $4,499,982, respectively. These tax assets are included in other assets in the accompanying consolidated balance sheets.

          The following is a reconciliation of the federal income tax provision (benefit), calculated at the statutory rate, to the recorded provision (benefit) for income taxes:

                                         1994             1993        1992
          ---------------------------------------------------------------------
          Applicable Statutory Federal
           Income Tax (benefit)      $(1,949,042)      $(3,465,299) $2,125,686
          (Reduction) Increase in
           Taxes Resulting From:
          Loss on Investment Securities  (24,780)           40,018     171,074
          Tax-exempt Income             (187,301)         (213,631)   (371,334)
          Tax Credits                   (707,750)         (960,750)   (941,500)
          Other, Net                      26,422           189,176     (66,270)

          ---------------------------------------------------------------------
                                     $(2,842,451)      $(4,410,486) $  917,656
          =====================================================================

          The components of the net prepaid tax asset as of December 31, 1994 and 1993 are as follows:

                                                1994           1993
          ---------------------------------------------------------------------
          Reserve for Possible Loan Losses   $7,700,000     $6,387,000
          Deferred Compensation               1,543,000      1,522,000
          Unrealized Securities Losses          347,000         74,000
          Loan Fees                             253,000        446,000
          Leveraged Leases                            0        (42,000)
          Depreciation                         (428,000)      (389,000)
          Accrued Liabilities                   287,000        189,000
          Capital Loss Carryforwards            545,000        576,000
          Investments in Limited Partnerships  (296,000)      (463,000)
          Excess Servicing on Sold Mortgages    (19,000)       (60,000)
          Loan Market Adjustment             (4,640,000)    (4,274,000)
          Other                                (623,000)        32,000
          Tax Credit Carryforward               960,000              0
          ---------------------------------------------------------------------
                                             $5,629,000      $3,998,000
          Valuation Allowance                  (545,000)      (576,000)
          ----------------------------------------------------------------------
                                             $5,084,000     $3,422,000
          ======================================================================

          A valuation allowance is provided when it is more likely than not that some portion of the net prepaid tax asset will not be realized. The Bank has established a valuation allowance for capital loss carryforwards since such losses may only be utilized against future capital gains.

          The State of Vermont assesses a franchise tax for banks in lieu of income tax. The franchise tax is assessed based on deposits and amounted to approximately $290,000, $247,000 and $234,000 in 1994,
          1993 and 1992, respectively. These amounts are included in other expenses in the accompanying consolidated statements of operations.


   (8) OTHER BORROWED FUNDS

   Other borrowed funds consist of the following at December 31, 1994 and 1993:

                                   1994           1993
   --------------------------------------------------------
   Treasury Tax and Loan Notes   $3,294,734     $5,742,607
   Securities Sold Under
   Agreements to Repurchase               0      1,681,474
   Federal Funds Purchased       15,000,000      7,500,000
   ---------------------------------------------------------
                                $18,294,734     $14,924,081
   =========================================================


   The Bank may borrow up to $30,000,000 in federal funds on an unsecured basis. The following table provides certain information regarding other borrowed funds for each of the two years in the period ended December 31, 1994:

                                                     Weighted       Weighted
                       Maximum                       Average        Average
                       Month-end      Average        Annual         Rate
                       Amount         Amount         Interest       on Amounts
   1994                Outstanding    Outstanding    Rate           Outstanding
   ----------------------------------------------------------------------------
   Treasury Tax and
    Loan Notes         $4,723,829     $3,136,365     3.83%          5.10%
   Securities Sold
    Under Agreements
    to Repurchase               0        $18,225     2.70%          0.00%
   Federal Funds
    Purchased         $16,900,000     $1,388,438     4.09%          6.18%

   1993
   ----------------------------------------------------------------------------
   Treasury Tax and
    Loan Notes         $5,742,607     $3,540,180     2.74%          3.11%
   Securities Sold
    Under Agreements
    to Repurchase     $12,051,559     $7,669,030     2.99%          2.65%
   Federal Funds
    Purchased         $14,600,000     $2,636,629     3.34%          3.50%



          (9) DEBT

          Debt outstanding consists of the following at December 31, 1994 and 1993:

                                             1994                1993
          ---------------------------------------------------------------
          10% Senior Subordinated Debt
           Payable 1995 Through 1996    $4,800,000          $ 7,200,000
          9% Mortgage Note, Payable
           in Monthly Installments of
           $1,736 (Principal and
           Interest) Through 2020          207,860              209,909
          1% Mortgage Note, Payable
           in Monthly Installments of
           $2,542 (Principal and
           Interest) Through 2039        1,191,506            1,193,513
          9.81% Capital Notes,
           Interest Payable
           Semiannually, Principal
           Payable 1995 Through 2000    10,000,000           10,000,000
          9.81% Capital Notes,
           Interest Payable
           Semiannually, Principal
           Payable in 1997              10,000,000           10,000,000
          Federal Home Loan Bank Notes
           Payable, Interest Rates from
           4.83% to 8.66% due 1995
           through 2001                 18,030,000           18,030,000
          ---------------------------------------------------------------
                                       $44,229,366          $46,633,422
          ===============================================================
          Maturities of debt subsequent to December 31, 1994 are: 1995- $8,404,431; 1996 - $4,404,841; 1997 - $21,005,288; 1998 -
          $2,005,772; 1999 - $1,006,293 and $7,402,741 thereafter.

          The capital and senior subordinated note agreements contain a number of restrictive covenants including, among other things, limitations on additional indebtedness, the payment of dividends and certain other uses of cash. In addition, the agreements contain restrictions, based on defined formulas, with respect to maintaining certain financial ratios and specified levels of capital. Under the Federal Home Loan Bank agreement,the Bank pledged as collateral mortgages on 1-to-4 family residences totaling approximately $7,200,000. As of December 31, 1994, the Company is in compliance with all of the covenants of the capital notes, senior subordinated note and Federal Home Loan Bank agreements.


          (10)  ACQUISITION

          On June 4, 1993, the Bank purchased certain assets and assumed the deposits and certain other liabilities of the New First
          National Bank of Vermont (NFNBV) from the FDIC. NFNBV was a three bank holding company conducting banking activities primarily in central and northern Vermont. NFNBV had been taken over by the FDIC in January 1993. The acquisition involved an assumption of net deposits and liabilities which resulted in the Bank receiving a cash payment from the FDIC of approximately $5.7 million. The Bank subsequently acquired certain NFNBV property and equipment from the FDIC for approximately $1.5 million which was payable to the FDIC on June 3, 1994. The acquisition was accounted for using the purchase method of accounting and, accordingly, the acquired assets and liabilities have been recorded at their estimated fair market values at the date of acquisition. The operating results related to the assets and liabilities of NFNBV are included in the Company's consolidated statement of operations since the date of the acquisition.

          In  accordance  with  the  purchase  method  of  accounting,  the purchase price has been allocated to the assets acquired and liabilities assumed based on their fair market value at the date of acquisition. Included in the purchase price allocation is the establishment of an allowance for possible loan losses of $2 million and a core deposit intangible of approximately $4.5 million, which is being amortized over 15 years using the straight- line method. The fair market value of the assets acquired and liabilities assumed is summarized as follows (in thousands):

            Cash                                     $  5,290
            Federal Funds Sold                          6,075
            Investment Securities                       4,118
            Loans                                      23,909
            Segregated Assets                         154,537
            Allowance for Possible Loan Losses         (2,000)
            Premises and Equipment                      1,509
            Other Assets                                1,523
            Intangible Asset - Core Deposit Intangible  4,478
            Deposits                                 (203,031)
            Other Liabilities                            (537)
               Cash Payment From the FDIC, Net of
               Settlement Amount Payable for
               Premises and Equipment                $  4,129
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

          In computing the pro forma net income, adjustments were recognized to give effect to a reduced provision for possible loan losses and other real estate owned (OREO) expenses, resulting from loss sharing and the transfer of problem loans and OREO to the FDIC Division of Liquidation prior to acquisition; amortization of the core deposit intangible; and reduced operating expenses relating to regulatory actions. Under the terms of the acquisition, the Bank will receive financial assistance (loss sharing) with respect to certain acquired loans charged off by the Bank during the three years subsequent to the acquisition. The FDIC will reimburse the Bank, on a quarterly basis, 80% of net charge-offs and certain expenses related to loans subject to loss sharing up to cumulative losses aggregating $41.1 million, after which the reimbursement rate will be 95% of net charge-offs on the loans. The Bank received $6,248,802 and $1,674,615 in reimbursements from the FDIC for the years ended December 31, 1994 and 1993, respectively. Acquired loans subject to loss sharing are classified as Segregated Assets in the accompanying consolidated balance sheets.

          In addition, under the terms of the acquisition approval received from the State of Vermont Department of Banking, Insurance and Securities, the Bank is required to, among other things, maintain Tier 1 leverage capital at the higher of 5.5% or the minimum regulatory leverage capital required by the FDIC, and to refrain from paying dividends from the Bank to the Company if the Bank's capital is below the minimum capital requirement. The Bank and the Company were in compliance with all the terms of the acquisition approval agreement with the State of Vermont during 1994 and through the date of this report.

          During 1994, the Company reviewed the status of the core deposits related to the acquisition and determined that the attrition of in an impairment in the value of the core deposit intangible. Accordingly, the Company wrote down the carrying value of the core deposit intangible by $686,296. This charge against current earnings is included in other expenses.


          (11) STOCKHOLDERS' EQUITY

          As a state-chartered bank, the Bank's primary regulator is the FDIC. The Bank is subject to regulatory capital regulations that provide for two capital requirements: a leverage requirement and a risk-based capital requirement. The leverage requirement provides for a minimum "core" capital, consisting primarily of common stockholders' equity, of 3.0% of total adjusted assets, for those institutions with the most favorable composite regulatory examination rating. As discussed in
          Note 1, the Bank is required to maintain a minimum leverage capital ratio of 5.5% under the MOU. As of December 31, 1994 the Bank's leverage capital was 5.958%. The minimum risk-based capital requirement provides for minimum capital levels based on risk-weighted assets of 8.0% at December 31, 1994. At December 31, 1994, the Bank exceeded the risk-based capital requirements of the FDIC. Vermont state law requires the Bank to appropriate a minimum of 10% of net income to surplus until such time as appropriated amounts equal 10% of deposits and other liabilities. The Bank's stockholders' equity includes $6,561,600 as of December 31, 1994 and 1993, respectively, of such appropriations. Debt covenants and Vermont state law restrict the payment of dividends under certain circumstances. The most restrictive of these limits dividend payments on a cumulative basis since December 31, 1985 to cumulative net income for the same period plus $2,000,000. In addition, as discussed in Note 1, the Company may not declare or pay a dividend without the approval of the Federal Reserve.

          (12) STOCK DIVIDENDS

          On November 13, 1992, the Company declared a 3% stock dividend, payable on December 11, 1992 to shareholders of record on November 30, 1992. All per share amounts were restated in prior years to reflect this activity.


          (13) COMMITMENTS AND CONTINGENCIES

          During the fall of 1994, lawsuits were brought against the Company, the Bank, the Trust Company (collectively referred to as "the Companies") and certain directors of the Companies. These lawsuits relate to certain investments managed for Trust Company clients and placed in the Piper Jaffray Institutional Government Income Portfolio. Separately, and before the suits were filed, the Companies had initiated a review of those investments. Outside consultants were retained to assist in this review. As a result of the review, the Trust Company paid to the affected Trust Company clients a total of approximately $9.2 million in December 1994. The payments do not constitute a legal settlement of any claims in the law suits.
          However, based on consultation with legal counsel, management believes that further liability, if any, of the Companies on account of matters complained of in the lawsuits will not have a material adverse effect on the consolidated financial position and results of operations of the Company. In December 1994, the Trust Company received a payment of $6,000,000 from its insurance carriers in connection with these matters. The Companies also intend to pursue all available claims against Piper Jaffray Companies, Inc. and others on account of the losses that gave rise to the $9.2 million payment by the Companies. Any recovery obtained as a result of such efforts is subject to the terms of an agreement between the Companies and the insurance carriers.

          The attorneys representing the plaintiffs in one of the lawsuits discussed above have asked the court to order the Trust Company's clients to pay fees to those attorneys in an amount of up to $500,000. The Trust Company has resisted the claims for payment of such fees by its clients, and, as a result, the Trust Company has been directed to place the sum of $500,000 into escrow pending a ruling by the Court. Based upon consultation with legal counsel, management believes there is no substantial basis for any liability on the part of the Companies for payment of legal fees to those attorneys and, although there is the possibility that the Companies may be required to remit all or part of these funds, such an outcome is not considered likely.

          The Bank is also involved in various legal proceedings arising in the normal course of business. Based upon consultation with legal counsel, management believes that the resolution of these matters will not have a material effect on the consolidated financial position and results of operations of the Company.


  (14) PARENT COMPANY

    The Parent Company's investments in its subsidiaries are recorded using the equity method of accounting.  Summarized financial information relative to the Parent Company only balance sheets at December 31, 1994 and 1993 and statements of operations and cash flows for each of the three years in the period ended December 31, 1994 is as follows:

  Balance Sheets  - December 31,     1994         1993
  Assets:                        --------------------------
   Investment in and Advances
     to Subsidiaries             $45,509,683   $51,006,872
   Other Investments                 585,140     1,077,035
   Other Assets                    1,045,147       896,099
                                 --------------------------
      Total Assets               $47,139,970   $52,980,006
                                 ==========================
  Liabilities and Equity Capital:
   Notes Payable                  $4,800,000    $7,200,000
   Other Liabilities                  40,000        60,000
   Equity Capital                 42,299,970    45,720,006
                                 --------------------------
      Total Liabilities and
       Equity Capital            $47,139,970   $52,980,006
                                 ==========================
  Statements of Operations for the Year Ended December 31,     1994        1993        1992
                                                           ------------------------------------
   Dividends from the Merchants Bank*                               $0    $848,585  $3,320,194
   Equity in Undistributed Earnings (Loss) of Subsidiaries* (2,679,429) (6,365,554)  2,161,917
   Other Expense, Net                                         (374,142)   (450,636)     (2,734)
   Provision for Income Taxes                                  163,547     186,036     197,134
                                                           ------------------------------------
  Net Income (Loss)                                        ($2,890,024)($5,781,569) $5,676,511
                                                           ====================================
  Statements of Cash Flows for the Year Ended December 31,     1994        1993        1992
                                                           ------------------------------------
  Cash Flows from Operating Activities:
    Net Income (Loss)                                      ($2,890,024)($5,781,569) $5,676,511
    Adjustments to Reconcile Net Income (Loss) to Net Cash
      Provided by (Used in) Operating Activities:
      Amortization                                               6,360      15,265      18,260
      Gains on Investment Securities                           (91,780)    (76,316)   (530,300)
     (Increase) Decrease  in Miscellaneous Receivables         (11,425)    998,729     (40,870)
      Increase (Decrease) in Miscellaneous Payables            (20,000)   (868,585)    396,997
      Equity in Undistributed (Earnings)
            Losses of Subsidiaries                           2,679,429   6,365,554  (2,161,917)
                                                           ------------------------------------
    Net Cash Provided by (Used in) Operating Activities      ($327,440)   $653,078  $3,358,681
                                                           ------------------------------------
  Cash Flows from Investing Activities:
    Repayment of Advances from Subsidiaries                  2,263,399   2,379,917     382,420
    Proceeds from Sales of Investment Securities               682,030     271,316   2,142,410
                                                           ------------------------------------
  Net Cash Provided by Investing Activities                 $2,945,429  $2,651,233  $2,524,830
                                                           ------------------------------------
  Cash Flows From Financing Activities:
    Sale of Treasury Stock                                           0     388,998   1,193,523
    Purchase of Treasury Stock                                       0    (132,058)   (964,717)
    Cash Dividends Paid                                              0    (838,050) (3,293,450)
    Principal Payments on Debt                              (2,400,000) (2,400,000) (2,400,000)
                                                           ------------------------------------
  Net Cash Used in Financing Activities                    ($2,400,000)($2,981,110)($5,464,644)
                                                           ------------------------------------
  Increase in Cash and Cash Equivalents                        217,989     323,201     418,867
  Cash and Cash Equivalents at Beginning of Year               768,744     445,543      26,676
                                                           ------------------------------------
  Cash and Cash Equivalents at End of Year                    $986,733    $768,744    $445,543
                                                           ====================================
  Total Interest Paid                                         $580,000    $820,000  $1,080,000
  Taxes Paid                                                    50,000   1,190,000   2,860,000

  *Account balances are partially or fully eliminated in consolidation.


          (15) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

          The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments primarily include commitments to extend credit and financial guarantees.
          Such instruments involve, to varying degrees, elements of credit and interest rate risk that are not recognized in the accompanying consolidated balance sheets.

          Exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and financial guarantees written is represented by the contractual amount of those instruments. The Bank generally requires collateral to support such financial instruments in excess of the contractual amount of those instruments and, therefore, is in a fully secured position.  The Bank uses the same credit policies in making commitments as it does for
          on-balance sheet instruments.  The contractual amounts of these financial instruments at December 31, 1994 and 1993 were as follows:
                                                       Contractual
                                                          Amount
          -----------------------------------------------------------------
          1994


          Financial Instruments Whose Contract
          Amounts Represent Credit Risk:
          Commitments to Extend Credit                $107,454,000
          Standby Letters of Credit                      8,857,000
          Loans Sold with Recourse                       2,194,000


          -----------------------------------------------------------------
          1993

          Financial Instruments Whose Contract
          Amounts Represent Credit Risk:
          Commitments to Extend Credit                $113,360,000
          Standby Letters of Credit                     11,721,000
          Loans Sold with Recourse                       2,527,000


          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.
          Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent a future cash requirement. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management's credit evaluation of the counterparty, and an appropriate amount of real and/or personal property is obtained as collateral.

          Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most guarantees extend for less than two years, and 75% are for less than $100,000. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank obtains real and/or personal property as collateral for those commitments for which collateral is deemed to be necessary.

          The Bank enters into commitments to sell loans which involve market and interest rate risk. At December 31, 1994 and 1993, the remaining commitments to deliver loans pursuant to master commiments with secondary market investors amounted to approximately $30,081,000 and $51,768,000, respectively. Failure to fulfill delivery requirements of commitments may result in payment of certain fees to the investors. Individual commitments to sell loans require the Bank to make delivery at a specific future date of a specified amount, at a specified price or yield.
          Loans are generally sold without recourse and, accordingly, risks arise principally from movements in interest rates.


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

          An analysis of the estimated fair value of the investment securities as of December 31, 1994 and 1993 is as follows:

                                 1994                         1993
                         --------------------------------------------------
                         Carrying    Calculated        Carrying  Calculated
                         Amount      Fair Value         Amount   Fair Value
          -----------------------------------------------------------------
                                               (In Thousands)
            Debt         $102,111    $100,343          $85,946    $85,506
            Marketable
              Equity
              Securities    1,661       1,196            1,230      1,451
          -----------------------------------------------------------------
                         $102,772    $101,539           $87,176   $86,957
          =================================================================

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

          An analysis of the estimated fair value of the loan portfolio
          (including segregated assets) as of December 31, 1994 and 1993 is as follows:

                                 1994                         1993
                         --------------------------------------------------
                         Carrying    Calculated        Carrying  Calculated
                         Amount     Fair Value         Amount    Fair Value
          -----------------------------------------------------------------
                                               (In Thousands)
          Net Loans      $490,626    $482,619          $553,412  $554,905
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

          An analysis of the estimated fair value of deposits as of December 31, 1994 and 1993 is as follows:


                                 1994                         1993
                         --------------------------------------------------
                             Carrying  Calculated      Carrying  Calculated
                              Amount   Fair Value       Amount   Fair Value
          -----------------------------------------------------------------
                                                (In Thousands)
          Demand Deposits   $ 94,467   $ 94,493        $ 96,413  $  96,414
          Savings, NOW and
           Money Markets     293,656    293,364         321,821    311,606
          Time Deposits Over
            $100,000          23,281     23,127          21,215     22,617
          Other Time         170,821    171,195         179,861    191,747
          -----------------------------------------------------------------
                            $582,225   $582,179        $619,310   $622,384
          =================================================================

          DEBT
          The fair value of debt is estimated using current market rates for borrowings of similar remaining maturity.

          An analysis of the estimated fair value of the debt of the Company as of December 31, 1994 and 1993 is as follows:

                                 1994                         1993
                         --------------------------------------------------
                         Carrying    Calculated        Carrying  Calculated
                          Amount     Fair Value         Amount   Fair Value
          -----------------------------------------------------------------
                                                (In Thousands)
          Debt           $44,229        $44,022         $46,633    $47,699
          =================================================================

          COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT
          The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.
          The fair value of financial standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. The fair value of commitments to extend credit and standby letters of credit is $116,943 and $165,468 as of December 31, 1994 and 1993, respectively.


(18) SUMMARY OF UNAUDITED QUARTERLY FINANCIAL INFORMATION (in thousands):

                                              1994                                            1993
                        -----------------------------------------------  ----------------------------------------------
                                                                       Restated (A)Restated (A)
                            Q1        Q2       Q3       Q4      YEAR         Q1       Q2       Q3       Q4      YEAR
-----------------------------------------------------------------------  ----------------------------------------------
Interest and Fee Income   $13,348   $13,019  $13,304  $13,648  $53,319     $11,060  $11,745  $14,357  $14,312  $51,474
Interest Expense            5,414     5,614    5,585    5,764   22,377       4,779    5,029    6,361    5,787   21,956
-----------------------------------------------------------------------  ----------------------------------------------
Net Interest Income        $7,934    $7,405   $7,719   $7,884  $30,942      $6,281   $6,716   $7,996   $8,525  $29,518
Provision for Possible
   Loan Losses (B)          1,250     1,250    1,750    5,750   10,000       5,008    9,314    2,750    6,750   23,822
Non-Interest Income         2,104     2,235    2,219    2,231    8,789       3,221    2,126    2,617    2,490   10,454
Non-Interest Expense        7,105     7,294    7,422   13,643   35,464       5,756    5,885    7,048    7,653   26,342
-----------------------------------------------------------------------  ----------------------------------------------
Income (Loss) Before Provision
  (Benefit) for  Taxes     $1,683    $1,096     $766  ($9,278) ($5,733)    ($1,262) ($6,357)    $815  ($3,388)($10,192)
Provision (Benefit)
  For Income Taxes            245        91      (13)  (3,166)  (2,843)       (792)  (2,416)     (26)  (1,176)  (4,410)
-----------------------------------------------------------------------  ----------------------------------------------
Net Income (Loss)          $1,438    $1,005     $779  ($6,112) ($2,890)      ($470) ($3,941)    $841  ($2,212) ($5,782)
------------------------===============================================  ==============================================

Earnings (Loss) Per Share   $0.34     $0.24    $0.18   ($1.44)  ($0.68)     ($0.11)  ($0.93)   $0.20   ($0.53)  ($1.37)
------------------------===============================================  ==============================================

Dividends Per Share         $0.00     $0.00    $0.00    $0.00    $0.00       $0.20    $0.00    $0.00    $0.00    $0.20
                        ===============================================  ==============================================


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

(B) During the fourth quarter of 1993, as a result of significant increases in nonperforming assets and the continuing weakness in the regional economy the Company provided reserves for possible loan losses of $5 million in addition to the planned provision of $1.75 million.

                            Five Year Summary of Operations
          (Not Covered by Report of Independent Public Accountants)

                                                                                                          RESTATED
          For the years ended                                     1994      1993      1992      1991      1990
          ------------------------------------------------------------- --------- --------------------- --------
          Interest and Investment Income                      $  53,319 $  51,474 $  49,239 $  57,249 $  62,797
          Interest Expense                                       22,377    21,956    24,051    32,104    34,792
          --------------------------------------------------------------------------------- --------------------
          Net Interest Income                                 $  30,942 $  29,518 $  25,188 $  25,145 $  28,005
          Provision for Possible Loan Losses                     10,000    23,822     8,050     7,243     4,492
          ------------------------------------------------------------- --------- ------------------------------
          Net Interest Income after Provision for Loan Losses $  20,942 $   5,696 $  17,138 $  17,902 $  23,513
          ------------------------------------------------------------- --------- ------------------------------
          Other Income                                        $  15,038 $  12,128 $  10,195 $   9,376 $   4,301
          Other Expense                                          41,712    28,016    21,081    21,238    21,351
          ------------------------------------------------------------- --------- ----------- --------- --------
          INCOME (LOSS) BEFORE INCOME TAXES                   $  (5,732)$ (10,192)$   6,252 $   6,040 $   6,463
          Provision (benefit) for Income Taxes (Notes 2 and 4)   (2,842)   (4,410)      575       909     1,670
          ------------------------------------------------------------- --------- ----------- --------- --------
          NET INCOME (LOSS)                                   $  (2,890)$  (5,782)$   5,677 $   5,131 $   4,793
          ------------------------------------------------------------- --------- ------------------------------
          SELECTED AVERAGE BALANCES (IN THOUSANDS)
          Total Assets                                        $ 709,077 $ 705,516 $ 602,317 $ 592,343 $ 597,385
          Average Earning Assets                                620,070   627,049   542,157   537,806   537,787
          Loans                                                 514,843   515,805   441,291   471,141   488,792
          Total Deposits                                        598,305   570,957   490,908   488,831   495,299
          Long-Term Debt                                         45,433    47,835    42,171    35,007    25,416
          Shareholders' Equity                                   46,331    48,511    51,548    48,668    46,493
          Shareholders' Equity plus Loan Loss Reserve            65,322    59,999    59,028    54,707    51,401
          SELECTED RATIOS
          Net Income (Loss) to:
           Average Stockholders' Equity                          -6.24%   -11.92%    11.01%    10.53%    10.31%
           Average Assets                                        -0.41%    -0.82%     0.94%     0.86%     0.80%
         Average Stockholders' Equity to Average Total Assets     6.53%     6.88%     8.56%     8.22%     7.78%
         Average Primary Capital to Average Total Assets          9.21%     8.50%     9.80%     9.24%     8.60%
         Common Dividend Payout Ratio                             0.00%    N/C       58.48%    62.69%    64.99%
         Loan Loss Reserve to Total Loans at Year End             3.90%     3.50%     1.73%     1.41%     1.03%
         Net Charge-Offs to Average Loans                         1.97%     1.95%     1.65%     1.20%     0.93%

         PER SHARE (Note 1)
          Net Income (Loss)                                   $   (0.68)$   (1.37)$    1.39 $    1.21 $    1.13
          Cash Dividends                                           0.00      0.20      0.80      0.78      0.74
          Year End Book Value                                     10.00     10.74     12.39     11.82     11.30
         OTHER
          Cash Dividends Paid (In Thousands)                  $       0 $     848 $   3,320 $   3,231 $   3,115
          Stock Dividends Issued                                    0.0%      0.0%      3.0%      2.0%      5.0%

          (Note 1): All stock dividends and splits are reflected retroactively.
                    See Note 12 of Notes to Consolidated Financial Statements.

                            Interest Management Analysis

              (Taxable Equivalent, in thousands)                     1994               1993                 1992
              ---------------------------------------------------------------------------------------------------------
              Total Average Assets                                  $709,077           $705,516             $602,317
              ---------------------------------------------------------------------------------------------------------
                                                               1994      % of     1993      % of       1992      % of
               NET INTEREST INCOME:                                      Assets             Assets               Assets
              Interest and Dividend Income                  $ 50,041      7.06%  47,194      6.69%  $ 45,528      7.56%
              Fees on Loans                                    3,571      0.50%   4,598      0.65%     4,326      0.72%
              ---------------------------------------------------------------------------------------------------------
              Total                                         $ 53,612      7.56%  51,792      7.34%  $ 49,854      8.28%
              Interest Expense                                22,377      3.16%  21,956      3.11%    24,051      3.99%
              ---------------------------------------------------------------------------------------------------------
              Net Interest Income Before Provision for
                 Possible Loan Losses                       $ 31,235      4.41%  29,836      4.23%  $ 25,803      4.28%
              Provision for Possible Loan Losses              10,000      1.41%  23,822      3.38%     8,050      1.34%
              ---------------------------------------------------------------------------------------------------------
                Net Interest Income                         $ 21,235      2.99%   6,014      0.85%  $ 17,753      2.95%
              ----------------------------------------------===========================================================
              OPERATING EXPENSE ANALYSIS:
              Non-Interest Expense
                Personnel                                   $ 13,196      1.86%  12,305      1.74%  $ 10,195      1.69%
                Occupancy Expense                              2,324      0.33%   1,949      0.28%     1,490      0.25%
                Equipment Expense                              2,004      0.28%   1,880      0.27%     1,783      0.30%
                Other                                         17,939      2.53%  10,208      1.45%     7,612      1.26%
              ---------------------------------------------------------------------------------------------------------
              Total Non-Interest Expense                    $ 35,463      5.00%  26,342      3.73%  $ 21,080      3.50%
              ---------------------------------------------------------------------------------------------------------
              Less Non-Interest Income
               Service Charges on Deposits                  $  3,452      0.49%   3,571      0.51%  $  2,536      0.42%
               Other, Including Securities Gains (Losses)      5,337      0.75%   6,883      0.98%     7,659      1.27%
              ---------------------------------------------------------------------------------------------------------
              Total Non-Interest Income                     $  8,789      1.24%  10,454      1.48%  $ 10,195      1.69%
              ---------------------------------------------------------------------------------------------------------
              Net Operating Expense                         $ 26,674      3.76%  15,888      2.25%  $ 10,885      1.81%
              ----------------------------------------------===========================================================
              SUMMARY:
              Net Interest Income                           $ 21,235      2.99%   6,014      0.85%  $ 17,753      2.95%
                Less: Net Overhead                            26,674      3.76%  15,888      2.25%    10,885      1.81%
              ---------------------------------------------------------------------------------------------------------
              Profit Before Taxes -
                Taxable Equivalent Basis                    $ (5,439)    -0.77%  (9,874)    -1.40%  $  6,868      1.14%
              Net Profit (Loss) After Taxes                 $ (2,890)    -0.41%  (5,781)    -0.82%  $  5,677      0.94%
              ----------------------------------------------===========================================================

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                         CONDITION AND RESULTS OF OPERATIONS


                 The following discussion and analysis of financial condition and results of operations of the Company and its subsidiaries for the three years ended December 31, 1994 should be read in conjunction with the consolidated financial statements and notes thereto and selected statistical information appearing elsewhere in this annual report. The information is discussed on a fully taxable equivalent basis. Particular attention should be given to the INTEREST MANAGEMENT ANALYSIS and OPERATING EXPENSE ANALYSIS TABLES immediately preceding this discussion upon which this discussion is primarily based. The financial condition and operating results of the Company essentially reflect the operations of its principal subsidiary, The Merchants Bank.

          REGULATORY MATTERS
                    During the second quarter of 1993, the FDIC and the Commissioner of the Vermont Department of Banking, Insurance and Securities performed a joint field examination of the Bank as of March 31, 1993. Additionally during the quarter, the Federal Reserve Bank of Boston (Federal Reserve) performed a field examination of the Company as of March 31, 1993. As a result of these examinations, the Bank entered into a Memorandum of Understanding (MOU) with the FDIC and the Commissioner on October 29, 1993. Under the terms of the MOU, the Bank is required to, among other things, maintain a leverage capital ratio of at least 5.5%, revise certain operating policies, enhance certain loan review procedures, refrain from declaring dividends and correct
          certain  technical   exceptions  and  violations   of  applicable
          regulations.   Management  believes  the Bank  is in  substantial
          compliance with all of the provisions of the MOU as of December 31, 1994. The Bank was also directed by the FDIC to increase the reserve for possible loan losses by approximately $12 million and charge off loans totaling approximately $8 million at the
          conclusion  of the examination in  June 1993.   The Bank recorded
          the increase in the reserve for possible loan losses as directed by the FDIC as of June 30, 1993. Based on subsequent discussions with the FDIC and additional review of certain loans, management decided to amend the Bank's call reports and Forms 10-Q for the quarters ended March 31, 1993 and June 30, 1993 to allocate $3 million of the additional provision for possible loan losses originally recorded in the quarter ended June 30, 1993 to the quarter ended March 31, 1993.
                    Additionally, on February 18, 1994, the Company entered into a Written Agreement with the Federal Reserve which precludes the Company from declaring or paying any dividends without prior permission, directed the Company to submit a capital plan to maintain an adequate capital position at the Bank and at the Company, precludes any additional borrowings or incurrance of debt without the Federal Reserve's permission, and required the Bank to review and assess the qualifications of senior management and form a succession plan for senior management. This agreement also required the Bank to revise certain policies, and not enter
          into  certain   transactions   without  prior   Federal   Reserve
          permission.
                  Management has actively responded to the agreements, and has continued to comply with the requirements of both the Mou and the Written Agreement.
                  On March 31, 1994, the FDIC and the Commissioner completed the field work related to their most recent examination of the Bank as of December 31, 1993. The results of the examination had no significant impact with respect to the existing terms of the agreements.
               On  December  16,  1994,   the  FDIC  and  the  Commissioner
          completed  the field  work  related to  their examination  of the
          Merchants  Trust Company as of  September 26, 1994.   On February
          17,  1995  the   Trust  Company  entered  into  a  Memorandum  of
          Understanding with the FDIC and Commissioner to correct certain operating, technical and regulatory issues. Management believes that the matters noted in the Memorandum of Understanding have subsequently been corrected or are in the process of being remediated and that the Memorandum of Understanding will have no significant impact on the Company's financial position.

          FDIC ASSISTED ACQUISITION
                    The Company expanded its banking operations through an
          FDIC assisted acquisition of the New First National Bank of Vermont
          (NFNBV),  a  three  bank   holding  company  conducting   banking
          activities primarily on  the eastern side  of Vermont.   Formerly
          known as Independent Bank Group and later as the First National Bank of Vermont, it was taken over by the FDIC in January 1993 as a result of inadequate capital and was subsequently run by the FDIC as a bridge bank until its sale on June 4, 1993. Prior to submitting its bid to the FDIC to acquire NFNBV, the Company was able to conduct a due diligence review of NFNBV's assets and liabilities using internal and outside consultants which the Company believes contributed to its successful bid and reduced
          its risks  relating to the acquisition.   The acquisition enabled
          the  Company to  enlarge  its  earning  asset  base  and  achieve
          economies   of   scale   by   consolidating   administration  and
          operations,  standardizing policies and procedures, and providing
          uniform  products and  services.   Management  believes that  the
          acquisition  represented a very  attractive opportunity to expand
          the  Company's operations  into a  contiguous market  area.   The
          integration of operations was completed in October, 1993.
                   Under the terms of the Purchase and Assumption Agreement
          between the Company and the FDIC, the Company purchased $178.4 million in performing loans, $154.5 million of which are covered under a Loss Sharing Agreement with the FDIC. Such loans are classified as "Segregated Assets" in the consolidated financial
          statements.   Also purchased was  $11.4 million in  cash and cash
          equivalents, $4.1 million of investment securities, $1.5  million
          of buildings and equipment and $1.5  million of other assets.   A
          purchase accounting adjustment was made to establish an allowance for possible loan losses in the amount of $2 million, which represents managements' estimate of general credit risks within the acquired portfolio as adjusted under the provisions of the
          Loss  Sharing  Agreement  with  the FDIC.    The  purchase  price
          consisted of the assumption of all of the deposit liabilities ($203 million) and $537,000 in other liabilities. Additionally, the Company received cash from the FDIC in the amount of $4.1
          million.   Accordingly,  the  Company recognized  a core  deposit
          intangible at the purchase date in the amount of $4.5 million which is being amortized over 15 years using the straight-line method. During 1994, the Company reviewed the value of the core deposit intangible by comparing purchased deposit levels to
          current deposit  levels in  the branches  purchased.   The review
          indicated that approximately $35 million (17.16%) in deposit runoff had been experienced and deemed permanent in nature. Accordingly the carrying value of the core deposit intangible was
          written down  by  $686,000.   This  charge  against  earnings  is
          reflected  in  Other Expenses  in  the  Consolidated Statment  of
          Operations.
                    Under the terms of the Loss Sharing Agreement, the FDIC
          will reimburse the Company, on a quarterly basis, 80% of the net charge-offs and certain expenses relating to Segregated Assets up to cumulative losses aggregating $41.1 million, after which the
          rate  will be  95% of  net charge-offs  on the  loans.   The Loss
          Sharing Agreement runs for three years, after which time the Company will reimburse the FDIC 80% of all recoveries on the charged-off loans for three years.

          RESULTS OF OPERATIONS
               The Company recognized a net loss of $2,890,024 for the year ended December 31, 1994, due primarily to three items: provisions for possible loan losses of $10,000,000 (refer to the discussion under "Provision For Possible Loan Losses" which follows), an increase in the provision for writedowns of other real estate owned of $2,392,000, and the net expenses related to the reimbursement of Trust Company clients for losses related to investments managed by the Trust Company and placed in the Piper Jaffray Institutional Government Income Portfolio. These net Trust Company expenses totaled approximately $3,200,000 after an insurance reimbursement of $6,000,000. The Company intends to pursue all available claims against Piper Jaffray Companies, Inc. and others because of the losses.
               Core earnings, not including the provision for possible loan losses, improved in 1994 over 1993 due to a rising interest rate environment which allowed the Bank to improve the interest margin by increasing the average yield from lending while holding the rate paid to depositors relatively flat. The Company recognized $72,884 in net gains on investment securities as compared to $1,898,945 in 1993.
               A net loss of  $5,782,000 was recognized for the  year ended
          December 31, 1993, due primarily to a significant increase in the provision for possible loan losses. Core earnings, not including the provision for possible loan losses, improved in 1993 over 1992 due to a lower, stable interest rate environment which allowed the Bank to improve the interest margin by reducing the average cost of funding. Net gains on investment security transactions decreased to $1,898,945 from $3,448,500 in 1992.
                  The net loss on a per share basis was $.68 and $1.37 for the year ended December 31, 1994 and 1993, respectively. Earnings per share adjusted for all stock dividends was $1.39 in 1992.
          The cash dividends paid per share were $0.20 and $0.80 respectively for 1993 and 1992 after adjustments for all stock dividends. No dividends were paid in 1994.
               The net loss as a percentage of average equity capital was
          6.24% and 11.92% for 1994 and 1993, respectively, while the net return on average equity capital was 11.0% in 1992. The ten-year average return on equity is 10.68%. The net loss as a percentage of average assets was .41% and .82% in 1994 and 1993, respectively, while the net return on average assets was .94% in 1992. The ten-year average return on assets is .76%.

          NET INTEREST INCOME
                Net interest income before the provision for possible loan losses is the difference between total interest, loan fee, and investment income and total interest expense. Net interest income before the provision for possible loan losses is the key indicator of a bank's performance in managing its assets and liabilities. Maximization and stability of this margin is the primary objective of the Company. Net interest income before the provision for possible loan losses on a fully taxable equivalent basis was $31.2 million in 1994, up 4.7% from $29.8 million the previous year. This increase is primarily due to the higher interest rate environment during 1994 and the impact of having the higher asset base from the NFNBV acquisition for the entire year as compared to seven months for 1993. Additionally, a decrease in the level of nonperforming assets increased the net interest income before the provision for possible loan losses as a percentage of total average assets to 4.41% in 1994 from 4.23% in 1993.
                 Net interest income before the provision for possible loan losses was $29.8 million in 1993, up 15.6% from $25.8 million the previous year. This increase is primarily due to the larger asset base resulting from the NFNBV acquisition, which added approximately $84 million in earning assets and $80 million in deposit liabilities to the averages. Interest rates remained level during 1993 and 1992, however, an increased level of nonperforming assets in 1993 reduced the net interest income before the provision for possible loan losses as a percentage of total average assets to 4.23% in 1993 from 4.28% in 1992.
                    Total interest income increased 6.0% in 1994 from 1993,
          while total interest expense increased 1.9% as the Company held its cost of core funding flat through fewer and smaller increases in interest rates paid to depositors. The decrease, in comparison to 1992, in total interest expense, which is primarily due to a stable, low interest rate environment during 1993 is dramatic, when the assumption of additional deposits from the NFNBV acquisition is taken into consideration. Total interest income increased 3.7% in 1993 from 1992 while total interest expense declined 8.7% from 1992 totals. Included in fees on loans and interest income are net gains on sales of loans of
          $219,000,  $818,000   and  $404,000  in  1994,   1993  and  1992,
          respectively. These net gains included the present value of the difference between the weighted average interest rate on the sold loans serviced by the Bank and the interest rate remitted to the investor, adjusted for a normal servicing fee.
                  Net interest income after the provision for possible loan losses was $15.2 million higher in 1994 than 1993, which was a 66.1% decrease ($11,739,000) lower than 1992 due to a significant increase in the 1993 provision for possible loan losses. Net interest income after the provision in 1994 was 2.99% of average assets compared to .85% in 1993 and 2.95% in 1992.

          NET OPERATING EXPENSE
                 Net operating expense (net overhead) is total non-interest expense reduced by non-interest income. Operating expense includes all costs associated with staff, occupancy, equipment, supplies, and all other non-interest expenses. Non-interest income consists primarily of fee income on deposit accounts, trust services, credit card, corporate and data processing services, and gains or losses on investment securities.
               Excluding the FDIC assistance received from loss-sharing and net gains on investment securities, non-interest income earned in 1994 increased $161,000 (1.9%) over the previous year. The Trust Company fees and all other items included under non-interest income increased 5.6%, however, service charges on deposits decreased 3.5% as the Bank adjusted its service charges to meet competition in its market place.
               Non-interest income increased marginally (2.5%) during 1993, to $10.5 million from $10.2 million in 1992. In 1993 Trust department income increased $287,000 (20.5%), service charges increased $1,035,000 (40.8%) due to increased charges and many more deposit accounts due to the NFNBV acquisition, all other non-interest income increased $486,000 (17.3%), while gains on the sales of investment securities decreased $1,550,000 (44.9%). Included in the 1993 investment gains is $1,024,000 recognized on the sale of U.S. Treasury issues sold during the first quarter which had been written down as of December 31, 1992 as an unrealized loss and recognized as a reduction of investment gains during 1992.
               Non-interest expenses increased dramatically ($9.1 million or 34.6%, not including the amount of losses and write-downs on Segregated Assets, which were reimbursed by the FDIC) in 1994 as compared to 1993 due to several large transactions. Expenses related to losses and costs to carry the Bank's other real estate owned portfolio increased $1.8 million due to an additional provision to increase the reserve on the portfolio of $2.3 million during 1994. The Company increased the provision primarily due to a change in strategy whereby the Company wants to be able to sell most of the OREO portfolio in a bulk sale or at auction during 1995. Also, the Bank wrote off the carrying value of one of its investments in real estate limited partnerships of $546,000 due to significant cash flow deficiencies experienced by the partnership which caused the Company to doubt the realizability of the investment. The net charge related to the Trust Company's reimbursement to its clients due to investments in the Piper Jaffray Institutional Government Income Portfolio totalling $3.2 million after the recognition of a $6 million reimbursement from insurance carriers also added to the increase. The Bank also wrote down the unamortized balance of the core deposit intangible related to the acquisition of NFNBV in the amount of $686,000 due to the attrition of certain deposits.
               Additionally, during 1994, salary and benefit expenses increased $891,000 or 7.2% due primarily to the cost of carrying an additional 10 branches for a full year as compared to only 7 months during 1993. The cost of FDIC insurance also increased by $531,000 due to the larger amount of deposits carried for first full year following the acquisition.
               The Company's 1993 operating expenses increased $5,261,000 or 25% over 1992, due to the costs of regulatory actions and the acquisition of NFNBV. Total personnel costs increased $2.1 million (20.7%) as the Company took on the 129 employees of NFNBV on a temporary or consulting basis while converting the new branches and associated information into the Company's computer and operating systems. By December 31, 1993, the Company had hired on a permanent basis 64 employees and paid approximately $100,000 in separation and severance pay to the employees not hired. Occupancy and equipment expenses in 1993 increased $556,000 in the aggregate, or 17%, again due to additional branches acquired in the NFNBV acquisition. Losses on and write-downs of other real estate owned increased to $1.97 million from $833,300 in 1992 due to the deterioration in the real estate market and the economic recession during the late 1980's and early 1990's. All other non-interest expenses increased $1.5 million (27.1%) in 1993 due to higher FDIC insurance premiums, legal and professional fees and amortization of the core deposit intangible arising from the NFNBV transaction and regulatory actions.
               When non-interest income is netted against non-interest expense, net operating expense (net overhead) increased $10.8 million (68%) in 1994 from the 1993 level. As a percent of average total managed assets, net overhead increased to 3.76% in 1994 from 2.25% in 1993.
               The Company recognized $708,000 in low income housing tax credits as a reduction in the provision for income taxes during 1994 and $961,000 during 1993 and 1992. As a consequence of the operating losses incurred during 1994 and 1993, the Company recognized a tax benefit of $2.8 million and $4.4 million including $708,000 and $961,000 in low income housing tax credits, respectively. Additionally, as of December 31, 1994 the Company has a cumulative prepaid tax asset of approximately $5.0 million arising from timing differences between the Company's book and tax reporting. The prepaid tax asset is included in other assets.

          PROVISION FOR POSSIBLE LOAN LOSSES
                 Beginning in the late 1980's, the New England region was
          severely affected by a deterioration in the real estate market and an economic recession. During this period, the Company increased its provision for possible loan losses and incurred costs associated with troubled assets and lost income on nonaccrual loans. The provision for possible loan losses charged to operations was $10,000,000 in 1994, $23,822,000 in 1993 and
          $8,050,000 in  1992.  Net  charge-offs were $10,131,000  in 1994,
          $13,174,000  in 1993,  and $7,289,000  in 1992.   In  addition, a
          reserve for possible loan losses of $2,000,000 was set up during 1993 related to the loans acquired in connection with the acquisition of NFNBV, to reflect the general credit risks within the acquired portfolio, net of the effects of the Loss Sharing Agreement with the FDIC.
               The reserve for possible  loan losses (RPLL) was $19,929,000 at  December  31, 1994,  $20,060,000  at December  31,  1993, and
          $7,412,000 at December 31, 1992. As a percent of loans outstanding, the reserve for possible loan losses was 3.90%, 3.50%, and 1.73%, at year-end 1994, 1993, and 1992 respectively.
          The increased level in the reserve for possible loan losses reflects management's current strategies and efforts to maintain the reserve at a level adequate to provide for loan losses based on an evaluation of known and inherent risks in the loan portfolio. Given the continuing high levelof the Bank's nonperforming assets during 1994 (discussed below) and the continued lack of strength in the regional economy, together with other relevant economic factors, management concluded that a the reserve for possible loan losses should remaine at a level consistent with the prior year. Among the factors which management considers in establishing the level of the reserve are overall findings from an analysis of individual loans, the overall risk characteristics and size of the loan portfolio, past credit loss history, management's assessment of current economic and real estate market conditions and estimates of the current value of the underlying collateral. Further, during the fourth quarter of 1994, as a result of ongoing weakness in the regional economy, and management's ongoing strategy to resolve problem loans, the Company provided incremental reserves for possible loan losses of $4 million which supplemented the planned provision of $1.75 million for the quarter.
                   Nonperforming assets (loans past due 90 days or more and
          still accruing, nonaccruing loans, restructured loans and other real estate owned) decreased 21.5% to $50,446,000 at December 31, 1994 from $64,299,000 at year-end 1993. Of the 1994 amount,
          $12,058,000 represents Segregated Assets, covered by the Loss Sharing Agreement with the FDIC. Excluding the FDIC's 80% exposure on the Segregated Assets ($9,646,000), adjusted nonperforming assets totaled $40,800,000, a decrease of 19% over the 1993 level. At December 31, 1992, nonperforming assets were reported to be $33,899,000.
               The Company's policy is to classify a loan more than 90 days past due with respect to principal or interest as a nonaccruing loan, unless the underlying collateral is deemed to be collectible as to both principal and interest and is in the process of collection. Income accruals are suspended on all nonaccruing loans, and all previously accrued and uncollected interest is reversed against current income. A loan remains on nonaccruing status until the factors which suggest doubtful collectibility no longer exist, or the loan is liquidated, or when the loan is determined to be uncollectible and is charged off against the reserve for possible loan losses. In those cases where a nonaccruing loan is secured by real estate, the Company can, and usually does, initiate foreclosure proceedings. The result of such action is to force repayment of the loan through the proceeds of a foreclosure sale or to allow the Company to take possession of the collateral in order to manage a future resale of the real estate. Foreclosed property is recorded at the lower of its cost or estimated fair value, less any estimated costs to sell. Any cost in excess of the estimated fair value on the transfer date is charged to the reserve for possible loan losses, while further declines in market values are recorded as an expense in other non-interest expense in the statement of operations. As of December 31, 1994 and 1993, the Company had valuation reserves against the other real estate owned portfolio carrying values of $2,991,000 and $599,000, respectively.
                    The continuing effect of the downturn in the regional economy was the primary reason for the increase in nonperforming assets during 1993 and 1992. In response the Company continued to enhance its loan review and loan workout functions to provide additional resources to address nonperforming assets and maximize collections and recoveries. Historically, the Company worked closely with borrowers and pursued vigorous collection efforts. As the recession continued and property values declined further, changes in policies and procedures related to the collection of troubled assets were evaluated, especially with respect to the accrual of interest on delinquent loans. During 1993, nonaccruing loans and loans past due 90 days or more and still accruing increased $28.4 million which was principally due to the acquisition of NFNBV. $19.6 million of this increase is due to the acquisition of NFNBV and $17.4 million is covered by the Loss Sharing Agreement. Restructured loans were $2,841,000 at December 31, 1993 as compared to $1,838,000 at December 31, 1992. Other real estate owned and in-substance foreclosures grew by $1,013,000 to $13,674,000 at December 31, 1993 compared to
          $12,661,000 a year earlier.
                  During 1992, the most significant change in nonperforming
          assets occurred in the other real estate owned/in-substance foreclosure category which grew to $12,661,000 at December 31, 1992 from $6,110,000 at December 31, 1991. Restructured loans within the nonperforming category totaled $1,838,000 at December 31, 1992. During 1992 some otherwise high quality loan relationships experienced decreasing cash flows. In such circumstances, management utilized restructuring where long term cash flow prospects appeared good, the borrower's business abilities had been historically demonstrated through successful operations and sound collateral values existed.
               The  Company  takes  all  appropriate  measures  to  restore nonperforming assets to performing status or otherwise liquidate these assets in an orderly fashion so as to maximize their value to the Company. There can be no assurances that the Company will be able to complete the disposition of nonperforming assets without incurring further losses.

          BALANCE SHEET ANALYSIS
               Total assets  at December  31, 1994 decreased  $40.2 million
          (5.5%) from the previous year end. All of this shrinkage occurred in the loan and Segregated Asset portfolios, as new loan originations slowed considerably due to the higher interest rate environment and the sluggish economy. The Bank originated and sold $42.8 million in mortgages during 1994, approximately half the 1993 level. Of the decrease in loans and Segregated Assets, $13 million was due to charge offs, and the remainder of the decrease ($49.2 million) was accounted for by payoffs and scheduled amortization greater than the level of new loan originations. Total deposit balances decreased during 1994 by $37 million, as customers' savings moved to other bank and non-bank competitors.
               The  investment  portfolio,  primarily  U.S.  Treasury  debt securities with short maturities, grew $14.8 million (17.0%) as the Company invested excess funds during a period of lower loan demand. Although deposit balances continued to decrease, the Company was able to increase its liquidity position throughout the year.
                Total 1993 year-end assets increased $112.6 million (18.1%) over year-end 1992 due almost entirely to the NFNBV acquisition. Total assets acquired in the transaction approximated $197 million, however, due to the efforts expended in converting the systems and operations of the new branches, as well as dealing with the ongoing effects of regulatory actions, fewer loans were originated (other than residential mortgage loans, which were subsequently sold on the secondary market) by the Company in 1993 in comparison to 1992. During 1993, approximately $97.5 million of loans originated were sold to secondary market investors. As a result, the portfolio reduced in size due to scheduled
          amortization  and charge  offs.       Total deposit  balances  at
          December 31, 1993 grew by $115.3 (22.9%)from the comparable amount at December 31, 1992, however, deposits totaling $203 million were purchased in the NFNBV transaction. This shrinkage was due, in part to normal runoff after an acquisition and also due to aggressive marketing by existing banks in the NFNBV
          marketplace  following  the acquisition.           The investment
          portfolio decreased by $17.7 million as of December 31, 1993, and the cash assets including federal funds sold decreased by $16.7 million as the Company replaced the funding sources lost through the shrinkage in deposits during the year. Non-deposit liabilities grew by $3.8 million (5.8%) in 1993.
                  For the year ended December 31, 1993, the Company adopted
          Statement of Financial Accounting Standards No. 115 (FASB 115), entitled "Accounting for Certain Debt and Equity Securities." FASB 115 establishes standards of financial accounting and reporting for investments in equity securities that have readily determinable fair values and all investments in debt securities. The effects of implementing FASB 115 was that certain investment securities were designated as available-for-sale and adjustments related to unrealized gains and losses with respect thereto (net of taxes) were made to stockholders' equity.

          LIQUIDITY
                Liquidity, as it pertains to banking, can be defined as the ability to generate cash in the most economical way to satisfy loan demand, deposit withdrawal demand, and to meet other business opportunities which require cash. Sources of liquidity for banks include short term liquid assets, cash generated from loan repayments and amortization, borrowing, deposit generation, and earnings.
                    The  Merchants Bank has  historically maintained a high
          percentage of its total resources in loans. Accordingly, the Bank relies on careful management of its ability to borrow money and generate deposits for liquidity. At year-end 1994, the Bank had available $30,000,000 in unused Federal Funds lines of credit. Only 3.6% of total resources were funded by large certificates of deposit at December 31, 1994 and 2.9% at December 31, 1993.

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

          ACCOUNTING PRONOUNCEMENTS
               In May, 1993 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan. The Company is required to adopt the new standard on January 1, 1995. Management has determined that the effects of this change in accounting will have no material effect on the Company's consolidated financial statements.

          CAPITAL RESOURCES
                    Capital growth is essentialto support deposit and asset
          growth and to ensure strength and safety of the Company. The net loss reduced the Company's capital by $2,890,000 in 1994. The net loss together with dividends paid reduced the Company's capital by $6,630,000 in 1993. Net income of $2,612,000 (after payment of cash dividends) added to equity capital in 1992. Dividend Reinvestment (DRP) and Employee Stock Ownership Plan
          (ESOP) requirements were satisfied by open market purchases of stock during 1993 and 1992. No new equity capital was generated from the sale of common stock to DRP and ESOP participants during 1994, 1993 or 1992 although this could be an important source of capital if management felt additional capital was necessary. Over the three year period, the equity capital of the Company has decreased $7,291,000 or 14.7%.
                    As astate chartered bank,the Bank's primaryregulator is
          the Federal Deposit Insurance Corporation (FDIC). Accordingly, the Bank is affected by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) which was enacted in August 1989 the Federal Deposit Insurance Corporation Improvement Act (FDICIA) enacted in December 1992.
              The Bank  is subject to regulatory  capital regulations which provide for two capital requirements - a leverage requirement and a risk-based capital requirement. The leverage requirement provides for a minimum "core" capital consisting primarily of common stockholders' equity of 3% of total adjusted assets for those institutions with the most favorable composite regulatory rating. Under the terms of the MOU, the Bank is required to maintain a leverage capital ratio of at least 5.5% and refrain from declaring dividends without the prior approval of the FDIC. The Company is also required to refrain from declaring dividends without the Federal Reserve's prior permission. The risk-based capital requirement of FIRREA provides for minimum capital levels based on the risk weighted assets of the Bank. The guidelines require banks to meet a minimum Tier 1 risk-based capital ratio of 4.0% and a total risk-based capital ratio of 8.0% as of December 31, 1994.
               The Bank's leverage capital ratio is 5.96% and 5.94% at December 31, 1994 and 1993, respectively. As of December 31, 1994 and 1993, the Bank's risk-based Tier 1 capital ratios are 8.13% and 7.63% and the total risk-based ratios are 10.96% and 11.02%. All the Bank's capital measurements exceeded risk-based regulatory minimums as of December 31, 1994.
               At the present time, Merchants Bancshares, Inc. has the following sources of equity capital available as approved by stockholders and regulatory authority:
               A.   Common Stock ($0.01 par value)
                    Shares Authorized:   4,700,000
                    Shares Issued and Outstanding at
                    December 31, 1994:  4,242,927
               B.   Preferred Stock, Class A
                    Non-voting ($0.01 par value)
                    Shares Authorized:  200,000
                    Shares Outstanding:  -0-
               C.   Preferred Stock, Class B
                    Voting ($0.01 par value)
                    Shares Authorized:  1,500,000
                    Shares Outstanding:  -0-
               The Preferred Stock was authorized by shareholders at the Annual Meeting held on May 15, 1984. While the Company has no present intention to issue any Preferred Stock, the Board of Directors of the Company may do so in the future for any lawful purpose. The two preferred issues afford the ability to offer a broader range of securities and thus increase the ability to structure capital transactions on terms and conditions beneficial to the Company.
               In May, 1986 the Company issued privately $12 million of its 10% Senior Notes due in 1996 to institutional investors. The proceeds of this note issue are in use for general corporate purposes. The current balance outstanding of this issue is $4.8 million.
               In April, 1990, the Bank issued privately $20 million in 9.81% capital notes to institutional investors. These proceeds increased the regulatory capital of the Company and are in use for general corporate purposes.