Form 10-K, Exhibit 13
period 1995-12-31
MERCHANTS BANCSHARES INC
filed 1996-03-29
CIK 726517

Report of Independent Public Accountants



      To the Stockholders and Board of Directors of Merchants
Bancshares, Inc.:



      We have audited the accompanying consolidated balance sheets of Merchants Bancshares, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Merchants Bancshares, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

       As explained in Note 2 to the consolidated financial statements, the Company adopted, effective December 31, 1993, Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."




    ARTHUR ANDERSEN LLP
    Boston, Massachusetts
    January 25, 1996


                  Merchants Bancshares, Inc.
                  Consolidated Balance Sheets
At December 31,                                                                1995             1994
--------------------------------------------------------------------------------------  ---------------
ASSETS:
 Cash and Due from Banks (Note 2)                                       $    38,366,772  $    34,851,401
 Trading Securities (at market value) (Notes 2 and 3)                           500,000                0
 Securities Available for Sale (Notes 2 and 3):
   Debt Securities                                                           97,943,234       90,470,922
   Marketable Equity Securities                                                 309,508        1,195,897
 Debt Securities Held to Maturity (Market Value of $9,871,875 in 1994)                0       10,084,646
--------------------------------------------------------------------------------------  ---------------
      Total Investment Securities                                            98,252,742      101,751,465
--------------------------------------------------------------------------------------  ---------------
 Loans (Notes 2 and 4)                                                      379,930,413      414,752,749
 Segregated Assets (Notes 4 and 10)                                          69,793,604       95,802,303
   Reserve for Possible Loan Losses                                         (16,234,481)     (19,928,817)
--------------------------------------------------------------------------------------  ---------------
      Net Loans                                                             433,489,536      490,626,235
--------------------------------------------------------------------------------------  ---------------
 Federal Home Loan Bank Stock                                                 3,174,400        6,856,200
 Premises and Equipment, Net (Notes 2 and 5)                                 12,454,708       16,620,173
 Investments in Real Estate Limited Partnerships (Note 2)                     3,141,245        3,593,818
 Other Real Estate Owned, Net (Note 2)                                        7,772,067       13,230,807
 Other Assets (Note 7)                                                       17,896,993       27,306,440
--------------------------------------------------------------------------------------  ---------------
      Total Assets                                                      $   615,048,463  $   694,836,539
--------------------------------------------------------------------------============  ---============
LIABILITIES:
 Deposits:
   Demand                                                               $    85,417,465  $    94,467,122
   Savings, NOW and Money Market Accounts                                   278,241,601      293,655,696
   Time Deposits Over $100,000                                               20,473,321       23,280,762
   Other Time                                                               160,381,588      170,820,804
--------------------------------------------------------------------------------------  ---------------
      Total Deposits                                                        544,513,975      582,224,384
 Other Borrowed Funds (Note 8)                                                5,335,422       18,294,734
 Other Liabilities (Notes 6 and 7)                                            9,525,446        7,788,085
 Debt (Note 9)                                                               15,424,757       44,229,366
--------------------------------------------------------------------------------------  ---------------
      Total Liabilities                                                 $   574,799,600      652,536,569
--------------------------------------------------------------------------------------  ---------------

Commitments and Contingencies (Note 13)

STOCKHOLDERS' EQUITY (Note 11):
 Preferred Stock
   Class A:
     $.01 par value, non-voting
     Shares Authorized: 200,000
     Shares Outstanding: None                                                         0                0
   Class B:
     $.01 par value, voting
     Shares Authorized: 1,500,000
     Shares Outstanding: None                                                         0                0
 Common Stock, $.01 par value
     Shares Authorized: 4,700,000 in 1995 and 1994
     Shares Issued: 4,434,620 in 1995 and 4,242,927 in 1994                      44,346           42,429
 Capital in Excess of Par Value                                              33,154,407       30,647,120
 Retained Earnings                                                            8,620,881       12,462,820
 Treasury Stock (at Cost) 144,278 Shares in 1995 and 12,733 Shares in 1994   (2,037,927)        (178,730)
 Net Unrealized Appreciation (Depreciation) of Investment Securities
   Available for Sale, Net of Taxes                                             467,156         (673,669)
----------------------------------------------------------------------------------------   --------------
      Total Stockholders' Equity                                             40,248,863       42,299,970
---------------------------------------------------------------------------------------------------------
      Total Liabilities and Stockholders' Equity                        $   615,048,463  $   694,836,539
--------------------------------------------------------------------------==============---==============
The accompanying notes are an integral part of these consolidated financial statements.


                        Merchants Bancshares, Inc.
                  Consolidated Statements of Operations

For the years ended December 31,                                  1995            1994             1993
-----------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME:
 Interest and Fees on Loans                                  $ 46,067,109    $ 48,938,668     $ 47,268,729
 Interest and Dividends on Investments:
   U.S. Treasury and Agency Obligations                         4,525,095       3,508,523        3,655,198
   Obligations of State and Political Subdivisions                      0               0           12,839
   Other                                                          722,539         872,267          537,054
-----------------------------------------------------------------------------------------------------------
Total Interest and Dividend Income                             51,314,743      53,319,458       51,473,820
-----------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
 Savings, NOW and Money Market Accounts                         9,077,337       8,419,716        8,476,489
 Time Deposits Over $100,000                                    1,432,520       1,335,775        1,394,307
 Other Time                                                     8,981,211       8,095,686        7,108,490
 Other Borrowed Funds                                             256,439         495,997          733,817
 Debt                                                           3,254,128       4,029,479        4,242,423
-----------------------------------------------------------------------------------------------------------
Total Interest Expense                                         23,001,635      22,376,653       21,955,526
-----------------------------------------------------------------------------------------------------------
Net Interest Income                                            28,313,108      30,942,805       29,518,294
 Provision for Possible Loan Losses (Note 4)                   12,100,000      10,000,000       23,822,000
-----------------------------------------------------------------------------------------------------------
Net Interest Income after Provision for Possible Loan Losses   16,213,108      20,942,805        5,696,294
-----------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME:
 Trust Department Income                                        1,796,138       1,729,376        1,686,561
 Service Charges on Deposits                                    3,183,525       3,451,507        3,571,376
 Merchant Discount Fees                                         1,861,313       2,123,526        1,741,209
 Gains on Sale of Investment Securities, net (Note 3)             351,771          72,884        1,898,945
 Gain on Curtailment of Pension Plan (Note 6)                   1,562,670               0                0
 FDIC Assistance Received-Loss Sharing (Note 10)                2,950,840       6,248,802        1,674,615
 Other                                                          1,059,660       1,411,587        1,555,721
-----------------------------------------------------------------------------------------------------------
Total Non-Interest Income                                      12,765,917      15,037,682       12,128,427
-----------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSES:
 Salaries and Wages                                            10,728,741      10,664,411        9,590,775
 Employee Benefits (Note 6)                                     2,705,164       2,531,980        2,713,988
 Occupancy Expense                                              2,177,612       2,324,171        1,949,256
 Equipment Expense                                              2,068,991       2,004,352        1,879,764
 Losses on and Writedowns of Other Real Estate Owned            2,986,555       3,791,819        1,970,428
 Equity in Losses of Real Estate Limited Partnerships             645,600       1,588,914          967,138
 Trust Customers' Reimbursement, Net (Note 13)                          0       3,246,100                0
 Losses and Write-downs of Segregated Assets (Note 10)          2,950,840       6,248,802        1,674,615
 Reengineering Expenses and Related Consultants' Fees (Note 12  4,055,510               0                0
 Other                                                          8,286,836       9,312,413        7,270,812
-----------------------------------------------------------------------------------------------------------
Total Non-Interest Expenses                                    36,605,849      41,712,962       28,016,776
-----------------------------------------------------------------------------------------------------------
Loss Before Benefit for Income Taxes                           (7,626,824)     (5,732,475)     (10,192,055)
Benefit for Income Taxes (Notes 2 and 7)                       (3,784,885)     (2,842,451)      (4,410,486)
-----------------------------------------------------------------------------------------------------------
NET LOSS                                                       (3,841,939)   $ (2,890,024)    $ (5,781,569)
--------------------------------------------------------------============----============-----============
LOSS PER SHARE, based upon weighted average common
shares outstanding of 4,269,231 in 1995, 4,230,194 in 1994,
and 4,216,355 in 1993 (Note 11):                                    (0.90)   $      (0.68)    $      (1.37)
--------------------------------------------------------------============----============-----============
The accompanying notes are an integral part of these consolidated financial statements.


                                   Merchants Bancshares, Inc.
                        Consolidated Statements of Changes in Stockholders' Equity
                     For Each of the Three Years in the Period Ended December 31, 1995




                                                                               Net Unrealized
                                                                               Appreciation
                                                                               (Depreciation)
                                           Common    Capital in                of Investment
                                            Stock     Excess of    Retained     Securities   Treasury
                                          (Note 11)   Par Value    Earnings      (Note 2)      Stock         Total
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992              $   42,429 $ 30,635,559 $ 21,949,050 $         0  $   (424,125) $ 52,202,913
 Net Loss                                    ---         ---      (5,781,569)     ---           ---       (5,781,569)
 Treasury Stock Transactions                 ---         11,561       33,948      ---          245,395       290,904
 Cash Dividends ($.20 per share)             ---         ---        (848,585)     ---           ---         (848,585)
 Effect of a Change in Accounting
   Principle (Note 2)                                                           (143,657)       ---         (143,657)
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993              $   42,429 $ 30,647,120 $ 15,352,844 $  (143,657) $   (178,730) $ 45,720,006
 Net Loss                                    ---         ---      (2,890,024)     ---           ---       (2,890,024)
 Change in Net Unrealized Depreciation
   of Investment Securities
   Available for Sale, Net of Taxes          ---         ---          ---       (530,012)       ---         (530,012)
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994              $   42,429 $ 30,647,120 $ 12,462,820 $  (673,669) $   (178,730) $ 42,299,970
 Net Loss                                    ---         ---      (3,841,939)     ---           ---       (3,841,939)
 Sale of Treasury Stock                      ---         ---          ---         ---          178,730       178,730
 Purchase of Treasury Stock                  ---        (44,598)      ---         ---       (2,037,927)   (2,082,525)
 Issuance of common stock                    1,917    2,551,885       ---         ---           ---        2,553,802
 Change in Net Unrealized Appreciation
    (Depreciation) of Investment Securities
   Available for Sale, Net of Taxes          ---         ---          ---      1,140,825        ---        1,140,825
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995              $   44,346 $ 33,154,407 $  8,620,881 $   467,156 $  (2,037,927)$  40,248,863
----------------------------------------=============================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                                         Merchants Bancshares, Inc.
                                    Consolidated Statements of Cash Flows
 For the Years Ended December 31,                                1995         1994          1993
 CASH FLOWS FROM OPERATING ACTIVITIES:                        -----------  -----------   -----------
 Net Loss                                                   $  (3,841,939)  $ (2,890,024)  $ (5,781,569)
 Adjustments to Reconcile Net Loss to Net
  Cash Provided by Operating Activities:
   Provision for Possible Loan Losses                           12,100,000   10,000,000    23,822,000
   Provision for Possible Losses on Other Real Estate Owned      1,365,011    2,388,469       658,123
   Provision for Depreciation and Amortization                   4,357,768    6,685,094     4,762,037
   Prepaid Income Taxes                                           (692,726)  (1,890,304)      (25,360)
   Net Gains on Sales of Investment Securities                    (351,771)     (72,884)   (1,898,945)
   Net Gains on Sales of Loans and Leases                         (463,919)    (218,510)     (818,376)
   Net (Gains) Losses on Sales of Premises and Equipment          (222,895)           0             0
   Equity in Losses of Real Estate Limited Partnerships            645,600    1,588,916       967,138
  Changes in Assets and Liabilities net of Effects From
Acquisition of NFNBV in 1993 (Note 10):
   (Increase) Decrease in Interest Receivable                    1,099,212       40,651       (28,313)
   Increase in Interest Payable                                    170,331      347,000       587,598
   (Increase) Decrease in Other Assets                           8,810,236   (3,336,601)   (5,032,001)
   Increase (Decrease) in Other Liabilities                      1,567,069   (1,418,975)     (272,603)
                                                               -----------  -----------   -----------
   Net Cash Provided by Operating Activities                    24,541,977   11,222,832    16,939,729
                                                               -----------  -----------   -----------
 CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from Sales of Investment Securities                 50,377,072      682,030   403,140,859
   Proceeds from Maturities of Investment Securities            59,000,000            0     1,000,000
   Proceeds from Sales of Loans and Leases                      35,573,702   48,911,562    98,332,905
   Proceeds from Sales of FHLB Stock                             3,681,800            0             0
   Proceeds from Sales of Premises and Equipment                   327,500       39,631             0
   Proceeds from Sales of Other Real Estate Owned                8,377,527    5,684,332     2,162,941
   Purchases of FHLB Stock                                               0   (1,282,500)   (2,652,400)
   Purchases of Available for Sale Investment Securities      (102,822,744) (10,014,063) (385,195,506)
   Purchases of Held to Maturity Investment Securities                   0  (10,098,437)            0
   Cash and Cash Equivalents Received - Acquisition (Note 10)            0            0    17,102,000
   Loans Originated, net of Principal Repayments                 4,075,622   (2,272,774)  (82,445,997)
   Investments in Real Estate Limited Partnerships                       0     (273,742)      281,821
   Purchases of Premises and Equipment                            (792,762)  (2,258,284)   (1,599,220)
   Decrease in Net Investment in Leveraged Leases                        0       41,731       587,438
                                                                ----------- -----------   -----------
     Net Cash Provided by Investing Activities                  57,797,717   29,159,486    50,714,841
                                                                ----------- -----------   -----------
 CASH FLOWS FROM FINANCING ACTIVITIES:
   Net Increase (Decrease) in Deposits                         (37,710,409) (37,085,500)  (87,773,966)
   Net Increase (Decrease) in Other Borrowed Funds             (12,959,312)   3,370,653     6,459,269
   Proceeds from Debt                                                    0            0    12,000,000
   Principal Payments on Debt                                  (28,804,609)  (2,404,056)  (14,403,713)
   Acquisition of Treasury Stock                                (2,082,525)           0      (132,058)
   Issuance of Common Stock                                      2,553,802            0             0
   Cash Dividends Paid                                                   0            0      (838,050)
   Sale of Treasury Stock                                          178,730            0       377,457
                                                                ----------- -----------   -----------
     Net Cash Used in Financing Activities                     (78,824,323) (36,118,903)  (84,311,061)
                                                                ----------- -----------   -----------
 Increase (Decrease) in Cash and Cash Equivalents                3,515,371    4,263,415   (16,656,491)
 Cash and Cash Equivalents at Beginning of Year                 34,851,401   30,587,986    47,244,477
                                                                ----------- -----------   -----------
 Cash and Cash Equivalents at End of Year                    $  38,366,772   34,851,401    30,587,986
                                                                =========== ===========   ===========
 Total Interest Payments                                     $  22,831,304   22,029,653    21,367,928
 Total Income Tax Payments                                   $           0       50,000     1,190,000
 Transfer of loans to Other Real Estate Owned                $   2,777,117    7,899,401     5,151,867

 The accompanying notes are an integral part of these consolidated financial statements.

                       Merchants Bancshares, Inc.
               Notes to Consolidated Financial Statements
                            December 31, 1995

(1) CURRENT OPERATING ENVIRONMENT AND REGULATORY MATTERS

  Merchants Bancshares, Inc. (the Company), and its wholly owned subsidiaries, including the Merchants Bank and subsidiaries (the
Bank), operate primarily in Vermont. Beginning in the late 1980's, this region was severely affected by a deterioration in the real estate market and an economic recession. As a result, the Bank experienced increased levels of nonperforming assets and loan charge-offs, increased provisions for possible loan losses and high costs associated with troubled assets and foregone income on nonaccrual loans. Although these adverse trends appear to be abating, prospects as to the extent and timing of future improvement in the economy remain uncertain.

  The reserve for possible loan losses as of December 31, 1995 is deemed adequate based on management's estimate of the amount required to absorb future losses in the loan portfolio based on known current circumstances and real estate market conditions. However, if there is further deterioration in the real estate markets, the Company could experience increases in nonperforming assets and resultant operating losses attributable to a need for further significant provisions for loan losses and increased foregone interest income on nonaccrual loans.

  The Company and the Bank and its subsidiaries are subject to various regulatory requirements administered by the regulators. Failure to meet minimum requirements, including capital requirements, can initiate certain mandatory and possible additional discretionary actions by the regulators. The Bank and its subsidiary, Merchants Trust Company (the Trust Company), currently operate under separate Memoranda of Understanding
(MOUs) with the Federal Deposit Insurance Corporation (FDIC).
The Company currently operates under a Regulatory Agreement with the Federal Reserve Bank of Boston (the Federal Reserve). The specific terms of these agreements are described below.

  As of December 31, 1995, the most recent notification from the FDIC categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum Tier 1 Risk-Based, Total Risk-Based and Tier 1 Leverage Capital ratios as set forth in the table below:


                                        Amount        Percent

Tier 1 Risk-Based Capital
  Actual                                $37,627        8.19%
  Minimum required                      $18,386        4.00%

Total risk-based Capital
  Actual                                $43,420        9.45%
  Minimum required                      $36,772        8.00%

Tier 1 Leverage Capital
  Actual                                $37,627        6.15%
  Minimum required                      $24,471        4.00%
  MOU Requirement                       $33,650         5.50%

  Failure to maintain the minimum leverage capital ratio of 5.5% (see Note 11) included in the MOU, or in compliance with other provisions of the the MOUs, or the agreement with the Federal Reserve, could subject the Bank, Trust Company or the Company to additional actions by the regulatory authorities.

Discussion of Regulatory Actions

In March, 1993, the FDIC and the State of Vermont Department of Banking, Insurance and Securities (the Commissioner) conducted a joint field examination of the Bank. As a result of this examination, the Bank entered into a Memorandum of Understanding with the FDIC and the Commissioner on October 29, 1993. Under the terms of the MOU, the Bank is required to, among other things, maintain a leverage capital ratio of at least 5.5% and refrain from declaring dividends. The dividend limitation includes dividends paid by the Bank to the Company. In April, 1995, the FDIC and the Commissioner completed the field work related to their most recent examination of the Bank as of December 31, 1994. Based on this examination, the Bank is required to continue its efforts to correct certain administrative and legal violations and enhance certain operating policies before the MOU will be removed. Management has revised the policies, made changes to enhance the credit review procedures and corrected the technical exceptions and violations, and believes the Bank is in substantial compliance with the provisions of the MOU as of December 31, 1995.

In February, 1994, the Company and the Federal Reserve entered into an agreement. Under this agreement, among other things, the Company may not declare or pay a dividend or incur any debt without the approval of the Federal Reserve. On December 29, 1995, the Federal Reserve completed the field work related to their most recent examination of the Company as of September 30, 1995. No substantive issues were brought up as a result of the examination. However, it appears that the Written Agreement will remain in place until at least the next examination.

In December, 1994, the FDIC and the Commissioner completed field work related to their examination of the Merchants Trust Company as of September 26, 1994. On February 17, 1995 the Trust Company entered into a Memorandum of Understanding (MOU) with the FDIC and the Commissioner to affect corrective actions relating to certain operating, technical and regulatory issues. In December, 1995 the FDIC and the Commissioner completed the field work related to their examination of the Merchants Trust Company as of November 6, 1995. It appears that the MOU will remain in place until at least the next examination.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, the Bank (including its wholly owned subsidiaries Merchants Trust Company, Queneska Capital Corp. and certain trusts) and Merchants Properties, Inc., after elimination of all material intercompany accounts and transactions.

Use of Estimates in Preparation of Financial Statements
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting periods. Operating results in the future could vary from the amounts derived from management's estimates and assumptions.

Investment Securities
In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115). This statement requires investments in debt securities to be classified as held-to-maturity and measured at amortized cost only if the Company has the positive intent and ability to hold such securities to maturity. Investments in debt securities that are not classified as held-to-maturity and equity securities that have readily determinable fair values are classified as trading securities or available-for-sale securities. Trading securities are investments purchased and held principally for the purpose of selling in the near term; available-for-sale securities are investments not classified as trading or held-to-maturity. Unrealized holding gains and losses for trading securities are included in earnings; unrealized holding gains and losses for available-for-sale securities are reported in a separate component of stockholders' equity, net of applicable income taxes. The Company elected to apply the accounting principle to investment securities held as of December 31, 1993. All investment securities were classified as available-for-sale at December 31, 1993 and the resulting adjustment was included in the accompanying consolidated statement of changes in stockholders' equity as the effect of a change in accounting principle.

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

Management reviews all reductions in value below book value to determine if the impairment is other than temporary. If the impairment is determined to be other than temporary in nature, the carrying value of the security is written down to the appropriate level by a charge to earnings.

Loan Origination and Commitment Fees
Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized over the lives of the related loans. Net deferred origination fees were $956,333 and $1,132,494 at December 31, 1995 and 1994, respectively.

Premises and Equipment
Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using straight-line and accelerated methods at rates that amortize the original cost of the premises and equipment over their estimated useful lives. Expenditures for maintenance, repairs and renewals of minor items are generally charged to expense as incurred.


Gains and Losses on Sales of Loans
Gains and losses on sales of loans are recognized based upon the difference between the selling price and the carrying amount of loans sold. Gains and losses are adjusted for excess servicing rights resulting from the sale of loans with servicing rights retained. Excess servicing rights are recorded at the net present value of estimated future servicing revenue less expected normal servicing costs. Deferred excess servicing is amortized over the period of estimated net servicing income. Origination fees collected, net of commitment fees paid in connection with the sales of loans and net of the direct cost of loan originations, are recognized at the time such loans are sold.
The net gain on sales of loans is included in interest and fees on loans and amounted to $463,920, $218,510 and $818,376 in 1995,
1994, and 1993, respectively.

Income Taxes
The Company provides for income taxes in accordance with SFAS No.
109. This method recognizes the tax effects of all income and expense transactions in each year's consolidated statement of operations, regardless of the year in which the transactions are reported for tax purposes. Low income housing tax credits are recognized in the year in which they are earned.

Investments in Real Estate Limited Partnerships
The Bank has investments in various real estate limited partnerships that acquire, develop, own and operate low and moderate income housing. The Bank's ownership interest in these limited partnerships varies from 35% to 100% as of December 31,
1995.   The Bank consolidates the financial statements of the
limited partnership in which the Bank is actively involved in management and has a controlling interest. The Bank accounts for its investments in limited partnerships where the Bank does not actively participate or have a controlling interest under the equity method of accounting.

Management periodically reviews the results of operations of the various real estate limited partnerships to determine if the partnerships generate sufficient operating cash flow to fund their current obligations. In addition, management reviews the current value of the underlying property compared to the outstanding debt obligations. If it is determined that the investment suffers from a permanent impairment, the carrying value is written down to the appropriate balance. The Bank recognized losses due to the impairment of an investment in a real estate limited partnership of $546,000 in 1994.

Cash and Cash Equivalents
Cash and cash equivalents consist of cash on hand, amounts due from banks and federal funds sold in the accompanying consolidated statements of cash flows. At December 31, 1995 and 1994, cash and cash equivalents included $5,187,000 and $8,508,000, respectively, held to satisfy the requirements of the Federal Reserve Bank.

Other Real Estate Owned
Collateral acquired through foreclosure are recorded at the lower of cost or fair value, less estimated costs to sell, at the time of acquisition or designation as in-substance foreclosure. A valuation allowance is established for the estimated costs to sell and is charged to expense. Subsequent changes in the fair value of other real estate owned are reflected in the valuation allowance and charged or credited to expense. Net operating income or expense related to foreclosed property is included in non-interest expense in the accompanying consolidated statements of operations. Because of the present market conditions, there are inherent uncertainties in the assumptions with respect to the estimated fair value of other real estate owned. Because of these inherent uncertainties, the amount ultimately realized on real estate owned may differ from the amounts reflected in the consolidated financial statements. The Bank recognized losses due to additions to the valuation allowance of $1,361,000, $2,392,000 and $599,000 during 1995, 1994 and 1993, respectively.

Mortgage Servicing Rights
In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." This statement requires a banking enterprise that sells or securitizes loans and retains the mortgage servicing rights, to allocate the total cost of the loans to the mortgage servicing rights and the loans based on their relative fair value if it is practicable to estimate those fair values. Mortgage servicing rights should be recognized as a separate asset and amortized in proportion to, and over the period of, estimated net servicing income. In addition, these servicing rights will be evaluated for impairment based on their fair value. The Bank is required to adopt the new standard prospectively on January 1, 1996. Management does not believe that the adoption of this standard will have a significant impact on the Bank's consolidated financial condition or future results of operations.

Intangible Assets
Premiums paid for the purchase of core deposits are recorded as other assets and amortized over the estimated period of time over which value is realized. Management reviews the value of the intangible asset by comparing purchased deposit levels to the current level of acquired deposits in the branches purchased. If any deposit runoff has occurred and is determined to be permanent in nature, the asset is written down accordingly.

Accounting for Impairment of Long-Lived Assets
In March 1995 the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of." This statement requires a review for impairment of long-lived assets and certain identifiable intangibles to be held and used by an entity when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss would be recognized if the sum of the future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset. The amount by which the carrying amount of the asset exceeds the asset's fair value is the total impairment loss to be recognized. The statement also requires that for certain long-lived assets to be disposed of, the amount by which the carrying amount of the asset exceeds the fair value less costs to sell, is an impairment loss to be recognized. This statement does not apply to financial instruments, core deposit intangibles, mortgage and other servicing rights, or deferred tax assets. The Bank is required to adopt this new standard on January 1, 1996. Management does not believe that the adoption of this standard will have a siginficant impact on the Bank's consolidated financial condition or future results of operations.

Reclassification
Certain amounts in the prior year's consolidated financial statements have been reclassified to be consistent with the 1995 presentation.


(3) INVESTMENT SECURITIES

Investments in debt securities are classified as trading, available for sale or held to maturity as of December 31, 1995 and 1994. The amortized cost and fair values of the debt securities classified as available for sale as of December 31, 1995 and 1994 are as follows:

                                        Gross       Gross
                        Amortized    Unrealized   Unrealized       Fair
                          Cost          Gains       Losses        Value

      1995
U.S. Treasury
    Obligations       $ 49,644,093   $ 219,355   $   11,835   $ 49,851,613
Mortgage-backed
    Securities          47,561,580     592,975       62,934     48,091,621
                      $ 97,205,673   $ 812,330   $   74,769   $ 97,943,234


      1994
U.S. Treasury
    Obligations       $ 91,935,993           0   $1,545,368   $ 90,390,625
Other Debt Securities       90,297           0       10,000         80,297
                      $ 92,026,290   $       0   $1,555,368   $ 90,470,922


Marketable equity securities are classified as available for sale at December 31, 1995 and 1994 and are stated at their fair value of $309,508 and $1,195,897 respectively. Gross unrealized gains and losses related to marketable equity securities were $654,658 and $120,000, respectively, at December 31, 1994. Gross unrealized losses on equity securities were $20,000 at December 31, 1995.

The fair value of securities held for trading was $500,000 at December 31, 1995. There were no unrealized gains or losses related to securities held for trading at December 31, 1995.

In the fourth quarter of 1995, concurrent with the adoption of its implementation guide on SFAS No. 115, "Accounting for Certain Debt and Equity Securities," the FASB allowed a one-time reassessment of the SFAS No. 115 classifications of all securities currently held. Any reclassifications would be accounted for at fair value in accordance with SFAS No. 115 and any reclassifications from the held for investment portfolio that resulted from this one-time reassessment would not call into question the intent of the Bank to hold other debt securities to maturity in the future. The Bank used the opportunity under this one-time reassessment to reclassify a $10 million U.S. Treasury obligation from the held to maturity to the available-for-sale category. In connection with this reclassification an unrealized gain of $70,000 was recorded in available-for-sale securities and in stockholders' equity (on a net-of-tax basis). The security was subsequently sold and the Bank recognized a gain of a similar amount. This security was classified as held to maturity at December 31, 1994, having an amortized book value of $10,084,646 and a fair value of $9,971,975.

The contractual maturities of all debt securities held at December 31, 1995 are as follows:

                                        Amortized          Fair
                                          Cost             Value
________________________________________________________________________

Due in one year or less                $30,076,814       $30,178,505
Due after one year through five years   19,547,278        19,673,361
Mortgage-backed securities              47,581,581        48,091,368
__________________________________________________________________________
                                       $97,205,673       $97,943,234


Proceeds from sales of available for sale debt securities were $49,383,072 and $682,030 during 1995 and 1994, respectively. Gross gains of $659,994, $91,780 and $2,120,838 and gross losses of $308,223, $18,896, and $221,893 were realized from sales of debt and equity securities in 1995, 1994 and 1993, respectively.


At December 31, 1995, securities with a face value of $30,195,000 were pledged to secure federal funds lines, public deposits, securities sold under agreements to repurchase, and for other purposes required by law.


(4) LOANS

The composition of the loan portfolio at December 31, 1995 and 1994 is as follows (including Segregated Assets - Note 10):
                                             1995           1994
-----------------------------------------------------------------
Commercial, Financial and Agricultural $ 76,925,602  $ 92,611,512
Real Estate - Commercial                207,235,189   226,014,576
Real Estate - Residential               148,611,053   173,406,384
Installment Loans to Individuals         16,559,626    18,086,099
All Other Loans (including overdrafts)      392,547       436,481
_________________________________________________________________
                                       $449,724,017  $510,555,052
=================================================================
As discussed in Note 10, Segregated Assets consist of loans subject to loss sharing. The composition of the Segregated Assets portfolio at December 31, 1995 and 1994 is as follows:
                                             1995           1994
-----------------------------------------------------------------
Commercial, Financial and Agricultural $ 11,793,297   $16,294,045
Real Estate - Commercial                 28,625,693    41,909,959
Real Estate - Residential                29,352,150    37,534,294
Installment Loans to Individuals             22,464        64,005
_________________________________________________________________
                                       $ 69,793,604  $ 95,802,303
=================================================================

There has been an insignificant effect on the Bank's noninterest expenses for 1995 and 1994 as a result of expenses and charge-offs relating to the Segregated Assets. The Bank's share of the charge-offs was charged to the allowance for losses on the Segregated Assets, which was established in conjunction with the acquisition. Management believes that the allowance for losses on the Segregated Assets is adequate to cover possible losses inherent in the Segregated Assets.

Charge-offs, net of recoveries, and eligible expenses on Segregated Assets aggregated $3,688,550 and $7,811,002 for 1995 and 1994, respectively. The
Bank recognized recoveries of $2,950,840, $6,248,802 and $1,674,615 from the FDIC for eligible charge-offs, net of recoveries and eligible expenses, related to 1995, 1994 and 1993, respectively, in accordance with the loss sharing arrangement. Amounts due from the FDIC totaling $663,106 and $2,883,372 as of December 31, 1995 and 1994 are included in other assets in the accompanying consolidated balance sheets.

The Company originates primarily residential and commercial real estate loans and a lesser amount of installment loans to customers throughout the state of Vermont. In order to minimize its interest rate and credit risk, the Company sells certain residential loans to the secondary market and to financial investors such as insurance companies and pension funds located in other states. Loans held for sale at December 31, 1995 totaled $7,985,000. Substantially all of the Company's loan portfolio is based in the state of Vermont. There are no known significant industry concentrations in the loan portfolio. Loans serviced for others on a non-recourse basis at December 31, 1995 and 1994 amounted to $322,292,294 and $391,517,792, respectively.

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

An analysis of the reserve for possible loan losses for the two years ended December 31, 1995 and 1994 is as follows:

                                   1995           1994

Balance, beginning of year       $19,928,817      $20,060,059
Provision for possible
  loan losses                     12,100,000       10,000,000
Reserve recorded in connection
 with acquisition of NFNBV            ---            -----
Loans charged off                (18,360,790)    (12,649,842)
Recoveries                         2,566,454       2,518,600


Balance, end of year             $16,234,481      $19,928,817

Loans charged off include $749,103 and $1,314,632 and recoveries include $145,380 and $25,142 related to the Bank's portion of charge-offs and recoveries on Segregated Assets for 1995 and 1994, respectively.

Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended. Under the standard, the allowance for possible loan losses related to loans that are identified as impaired in accordance with SFAS No. 114 is based on discounted cash flows using the loan's effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for possible loan losses related to these loans was based on undiscounted cash flows or the fair market value of the collateral for collateral dependent loans. A loan is considered to be impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.

The Company has determined that, after an analysis of the loan portfolio, and a review of its credit quality monitoring policies and procedures, loans recognized by the Company as nonaccrual and restructured troubled debt are generally equivalent to "impaired loans" as defined by SFAS No. 114. The Company has also determined that the allowance for possible loan losses did not require any additional provision as a result of the adoption of this Statement.

Total impaired loans at December 31, 1995 with a related allowance were $29,629,572 and the specific allowance associated with such loans was
$2,724,371.   Interest payments on impaired loans are recorded as principal reductions if the remaining loan balance is not expected to be paid in full. If full collection of the remaining loan balance is expected, payments are recognized as interest income on a cash basis. During 1995 the Company recorded interest income on impaired loans of $949,002. Average impaired loans were $35,280,318 in 1995.

SFAS No. 114 also requires that, upon adoption, in-substance foreclosures be reclassified as loans and the ISF valuation reserve be included in the reserve for possible loan losses. The effect at January 1, 1995 was an increase in loans and a decrease in Other Real Estate Owned (OREO) of $4.43 million.

Nonperforming assets at December 31, 1995 and 1994 were as follows:
                                  1995
                    -----------------------------------
                               Segregated
                       Loans     Assets      Total
                   ----------- ----------- -----------
Nonaccrual Loans   $19,580,747 $ 6,035,520 $25,616,267

Restructured Loans   1,364,018      65,756   1,429,774

Loans Past Due
 90 Days or More
 and Still Accruing    236,817          0      236,817

Other Real Estate
 Owned, Net          7,224,395    547,672    7,772,067
                   ----------- ----------- -----------
     Total         $28,405,977 $6,648,948  $35,054,925
                   =========== =========== ===========

                                1994
                 -----------------------------------
                               Segregated
                       Loans     Assets      Total
                   ----------- ----------- -----------
Nonaccrual Loans   $24,251,987 $ 7,948,632 $32,200,619

Restructured Loans   5,016,123      66,731   5,082,854

Loans Past Due
 90 Days or More
 and Still Accruing    668,007           0     668,007

Other Real Estate
 Owned, Net         10,791,262   2,439,545  13,230,807
                   ----------- ----------- -----------
     Total         $40,727,379 $10,454,908 $51,182,287
                   =========== =========== ===========

Included in nonaccrual loans are $8,362,454 and $3,526,402 of loans whose terms have been substantially modified in troubled restructurings at December 31, 1995 and 1994, respectively. Additionally, the Bank had $1,429,774 and $1,316,827 of restructured loans that were performing in accordance with the modified agreement at December 31, 1995 and 1994, respectively. Other Real Estate Owned is shown net of valuation reserves of $2,430,301 and $2,991,065 at December 31, 1995 and 1994.

On June 25, 1995, an auction was held to sell properties held in the Other Real Estate Owned portfolio. Over forty properties were sold which reduced the carrying value of the portfolio by $1.3 million and resulted in a loss of approximately $300,000.

Additionally, in 1995 the Bank entered into an agreement to sell $6.3 million in non-performing loans resulting in additional losses of $1.3 million.

The Bank's policy is to discontinue the accrual of interest and reverse uncollected interest receivable on loans when scheduled payments become contractually past due in excess of 90 days or, in the judgment of management, the ultimate collectibility of principal or interest becomes doubtful.

The amount of interest which was not earned but which would have been earned had the nonaccrual and restructured loans performed in accordance with their original terms and conditions was approximately $3,466,000, $1,859,000 and $2,688,000 in 1995, 1994 and 1993, respectively.

An analysis of loans in excess of $60,000 to directors and executive officers for the year ended December 31, 1995 is as follows:

     Balance, December 31, 1994         $14,984,944
     Additions                            1,204,218
     Repayments                          (3,614,503)
     Balance, December 31, 1995         $12,574,659

It is the policy of the Bank to grant such loans on substantially the same terms, including interest rates and collateral, as those prevailing for comparable lending transactions with other persons.

(5) PREMISES AND EQUIPMENT

The components of premises and equipment included in the accompanying consolidated balance sheets are as follows:

                             1995           1994
---------------------------------------------------
Land and Buildings       $14,461,616    $18,020,230
Leasehold Improvements       867,775        869,444
Furniture and Equipment   11,373,256     11,292,724
----------------------------------------------------
                          26,702,647     30,182,398
Less: Accumulated
Depreciation and
Amortization              14,247,939     13,562,225
----------------------------------------------------
                         $12,454,708    $16,620,173
====================================================

Depreciation and amortization expense amounted to $1,932,074, $1,786,213 and $1,595,914 in 1995, 1994 and 1993, respectively.

The Bank leases certain properties for branch purposes. Rent expense on these properties totaled $213,096, $214,891 and $163,807 for the years ended December 31, 1995, 1994 and 1993, respectively. Minimum lease payments for these properties subsequent to December 31, 1995 are: 1996 - $195,061; 1997 -
$172,680; 1998 - $142,717; 1999 - $100,876 and $300,623
thereafter.

(6) EMPLOYEE BENEFIT PLANS

Pension Plan

The Company maintained a noncontributory defined benefit plan covering all eligible employees. The plan was a final average pay plan with benefits based on the average salary rates over the five consecutive plan years out of the last ten consecutive plan years that produces the highest average. It was the Company's policy to fund the cost of benefits expected to accrue during the year plus amortization of any unfunded accrued liability that had accumulated prior to the valuation date based on IRS regulations for funding. During 1994, the Company made the decision to freeze the plan beginning on January 1, 1995. During 1995 the plan was curtailed. Accordingly, all accrued benefits were fully vested and no additional years of service or age will be accrued. As a result of the curtailment, the Bank recognized a gain in the amount of $1.56 million in 1995.

The plan's funded status and amounts recognized in the accompanying consolidated balance sheets and statements of operations as of December 31, 1995 and 1994 are as follows:
                                             1995           1994
-----------------------------------------------------------------
Actuarial Present Value of
Benefit Obligation:
Vested Benefit Obligation               $5,771,869     $4,797,489
Nonvested Benefits                               0              0
-----------------------------------------------------------------
Accumulated Benefit Obligation          $5,771,869     $4,797,489
Effects of Projected
Future Compensation Levels                       0              0
-----------------------------------------------------------------
Projected Benefit Obligation for
Service Rendered to Date                $5,771,869     $4,797,489
Plan Assets                              6,835,057      6,332,824
-----------------------------------------------------------------
Excess of Plan Assets Over
 Projected Benefit Obligation           $1,063,188     $1,535,335
Unrecognized Net Asset
at January 1, 1987 Being Amortized
over 13.4 Years                           (132,513)      (171,602)
Unrecognized Net Loss                       34,114        190,446
Unrecognized Prior Service Cost                  0     (1,673,616)
-------------------------------------------------------------------
Accrued Pension Costs Included
in Other Liabilities                    $   964,789    $ (119,437)
===================================================================


                                   1995           1994           1993
-----------------------------------------------------------------
Net Pension Expense (Income) Included
  the Following Components:
Service Cost - Benefits Earned
  During the Year                  $      0  $316,681  $257,232
Interest Cost on Projected
  Benefit Obligation                393,901   486,993   432,963
Actual Return on
  Plan Assets                      (815,566)  100,004  (488,860)
Net Amortization and
  Deferral                          172,099  (660,098)  (24,194)
-----------------------------------------------------------------
Total                             $(249,566) $243,580  $177,141
=================================================================
The actuarial present value of the projected benefit obligation was determined using a weighted average discount rate of 7.5%, 8.5% and 7.5% as of December 31, 1995, 1994, and 1993, respectively. For 1995 there was no assumed rate of increase in future compensation due to the freeze on plan benefits. The rate of increase of future compensation levels for 1994 was 4% for the period 1994-1995, 4.5% for the period 1996-1997 and 5% thereafter. The rate of increase in future compensation levels for 1993 was 4%. The expected long-term rate of return on assets used was 8% in 1995, 8% in 1994 and 1993.

Employee Stock Ownership Plan/ 401(k) Plan

Under the terms of the Company's Employee Stock Ownership Plan (ESOP), eligible employees are entitled to contribute up to 15% of their compensation to the ESOP, and the Company contributes a percentage of the amounts contributed by the employees, as authorized by the Company's Board of Directors. The Company contributed approximately 127% of the amounts contributed by the employees (200% of up to 4.5% of individual employee compensation in 1995) and approximately 75% of the amounts contributed by employees (82% of up to 4.5% of individual employee compensation) in 1994 and 1993. Substantially all contributions to the ESOP are funded with cash and are used to purchase the Company's common stock.

(6) EMPLOYEE BENEFIT PLANS (Continued)

Performance Progress Sharing Plan

The Company maintains a Performance Progress Sharing Plan. Substan-tially all Company employees are eligible to participate in this plan, and awards are based on performance of the Company measured against goals established by the Board of Directors.

Deferred Compensation Plans

Through December 1995, the Bank maintained an Executive Salary Continuation Plan and a Deferred Compensation Plan for Directors. In December 1995 the Bank and participants in its Executive Salary Continuation Plan and in the Fixed Growth Program of its Deferred Compensation Plan for Directors agreed to amend or terminate the existing plans. In satisfaction of all liabilities under those plans, the Bank agreed to make payments to, or credits for, the participants. Pursuant to these agreements, the Bank established several new plans (the New Plans), to which it made lump sum payments. The New Plans used those payments, in part, to purchase newly-issued common stock of the Company at its market price. The purchases have been accounted for as treasury stock transactions in the Company's consolidated financial statements. The portions of the payments made to the New Plans that were not invested in the common stock of the Company are included as investments in the consolidated financial statements, and are classified as trading. In conjunction with the amendment and termination of the existing plans, the Bank either sold or surrendered certain life insurance policies and used the proceeds as a partial source to fund the lump sum payments made to the New Plans. As a result of these transactions, the Bank recognized increased earnings of $673,000. To the extent the obligations of the Company under the New Plans are based on investments by the New Plans in other than shares of the Company the investments will be revalued at each reporting date with a corresponding adjustment to compensation expense. In addition, the obligation related to certain treasury shares, originally purchased for $200,000, will be revalued at each reporting date, with a corresponding adjustment to compensation expense.

In addition, the Company continues to maintatin the floating growth (savings) program of the deferred compensation plan for Directors. Benefits accrue based on the Directors' fees deferred and a monthly allowance for interest at a rate that is fixed from time to time at the discretion of the Board of Directors. The benefits under the Savings Program of the Deferred Compensation Plan for Directors and the New Plans are generally payable starting on the January 2 following a participant's 65th birthday or earlier death, and will be distributed to the participant (or upon the participant's death, to the participant's designated beneficiary) in accordance with the Plan.

Phantom Stock Plan

The Company maintains a Phamtom Stock Plan, wherein certain key officers of the Bank were entitled to receive an annual award of phantom shares of stock for up to five consecutive years. All such awards were granted by June 30, 1993. In December of 1995 the Bank entered into agreements with certain participants in the Bank's Phantom Stock Plan (the Plan). The Bank agreed to pay, and those participants agreed to accept, lump sum amounts in full satisfaction of the Bank's obligations under the Plan. The Bank made the agreed-upon payments in January, 1996.

A summary of expenses relating to the Company's various employee benefit plans for each of the three years in the period ended December 31, 1995 is as follows:

                                    1995       1994      1993
-----------------------------------------------------------------
  Pension Plan                   $(249,566)  $ 243,580 $  177,141
  Employee Stock Ownership Plan/
  401(k) Plan                      807,605     348,468   285,199
  Performance Progress Sharing Plan      0           0   264,000
  Deferred Compensation Plans       25,185     303,939   272,946
  Phantom Stock Plan                67,677    (179,227)   249,600
-----------------------------------------------------------------
                                  $650,901   $ 716,760  1,248,886
=================================================================

(7) INCOME TAXES

The benefit for income taxes for each of the three years in the period ended December 31, 1995 consists of the following:

                         1995           1994           1993
-------------------------------------------------------------
Current            $(3,092,159)    $(  952,147)   $(4,385,126)
Prepaid             (  692,726)     (1,890,304)    (   25,360)
--------------------------------------------------------------
                   $(3,784,885)    $(2,842,451)   $(4,410,486)
==============================================================

Prepaid and deferred income taxes result from differences between the loss for financial reporting and tax reporting relating primarily to the provision for possible loan losses. The net deferred tax asset amounted to approximately $3,793,000 and $5,084,000 at December 31, 1995 and 1994, respectively. As of December 31, 1995 and 1994, the Company had tax refunds receivable of $682,000 and $6,211,214, respectively. These tax assets are included in other assets in the accompanying consolidated balance sheets.


The components of the net deferred tax asset as of December 31, 1995 and 1994 are as follows:

                                      1995           1994
---------------------------------------------------------------------
Reserve for Possible Loan Losses   $6,780,000     $7,700,000
Deferred Compensation               1,428,000      1,543,000
Unrealized Securities Losses         (251,000)       347,000
Loan Fees                             193,000        253,000
Depreciation                         (393,000)      (428,000)
Accrued Liabilities                   524,000        287,000
Capital Loss Carryforwards            431,000        545,000
Investments in Limited Partnerships  (542,000)      (296,000)
Excess Servicing on Sold Mortgages    ( 8,000)       (19,000)
Loan Market Adjustment             (8,630,000)    (4,640,000)
Other                                (706,000)      (623,000)
Tax Credit Carryforward             3,276,000        960,000
NOL Carryforward                    1,752,000               0
Core Deposit                          370,000               0
----------------------------------------------------------------------
                                   $4,224,000      $5,629,000
Valuation Allowance                  (431,000)      (545,000)
----------------------------------------------------------------------
                                   $3,793,000     $5,084,000
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

The following is a reconciliation of the federal income tax provision (benefit), calculated at the statutory rate, to the recorded provision (benefit) for income taxes:

                               1995             1994        1993
---------------------------------------------------------------------
Applicable Statutory Federal
 Income Tax (benefit)      $(2,593,120)      $(1,949,042) $(3,465,299)
(Reduction) Increase in
 Taxes Resulting From:
Loss on Investment Securities (114,226)          (24,780)     40,018
Tax-exempt Income             ( 86,879)         (187,301)   (213,631)
Tax Credits                   (851,250)         (707,750)   (960,750)
Other, Net                    (139,410)           26,422     189,176
---------------------------------------------------------------------
                           $(3,784,885)      $(2,842,451) $(4,410,486)
======================================================================

The state of Vermont assesses a franchise tax for banks in lieu of income tax. The franchise tax is assessed based on deposits and amounted to approximately $277,000, $290,000 and $247,000 in 1995,
1994 and 1993, respectively. These amounts are included in other expenses in the accompanying consolidated statements of operations.


(8) OTHER BORROWED FUNDS

Other borrowed funds consist of the following at December 31, 1995 and 1994:

                                1995           1994
--------------------------------------------------------
Treasury Tax and Loan Notes   $2,085,422     $3,294,734
Federal Funds Purchased        3,250,000     15,000,000
---------------------------------------------------------
                              $5,335,422     $18,294,734
=========================================================


The Bank may borrow up to $24,000,000 in federal funds on an unsecured basis. The following table provides certain information regarding other borrowed funds for each of the two years in the period ended December 31, 1995:

                                                  Weighted       Weighted
                    Maximum                       Average        Average
                    Month-end      Average        Annual         Rate
                    Amount         Amount         Interest       on Amounts
1995                Outstanding    Outstanding    Rate           Outstanding
------------------------------------------------------------------------------
Treasury Tax and
 Loan Notes         $4,957,123      $3,083,449    5.61%          5.16%
Federal Funds
 Purchased          $9,500,000         $975,555   5.96%          5.38%

1994
------------------------------------------------------------------------------
Treasury Tax and
 Loan Notes         $4,723,829     $3,136,365     3.83%          5.10%
Federal Funds
 Purchased         $16,900,000     $1,388,438     4.09%          6.18%


(9) DEBT

Debt outstanding consists of the following at December 31, 1995 and 1994:

                                   1995                1994
---------------------------------------------------------------
10% Senior Subordinated Debt           0          $ 4,800,000
9% Mortgage Note, payable
 in monthly installments of
 $1,736 (principal and
 interest) through 2020          $205,441             207,860
1% Mortgage Note, payable
 in monthly installments of
 $2,542 (principal and
 interest) through 2039         1,189,316           1,191,506
9.81% Capital Notes                     0          10,000,000
9.81% Capital Notes                     0          10,000,000
Federal Home Loan Bank Notes
 Payable, interest rates from
 4.83% to 8.66% due 1996
 through 2001                 14,030,000           18,030,000
---------------------------------------------------------------
                             $15,424,757          $44,229,366
===============================================================
Maturities of debt subsequent to December 31, 1995 are: 1996 - $4,841; 1997 - $9,005,288; 1998 - $5,771; 1999 - $6,293 and
$6,402,564 thereafter.

Under the Federal Home Loan Bank agreement,the Bank pledged as collateral mortgages on 1-to-4 family residences totaling approximately $7,200,000. As of December 31, 1995, the Company is in compliance with all of the covenants of the Federal Home Loan Bank agreements.

On June 30, 1995, in accordance with a specific plan authorized by the Federal Reserve, the Bank prepaid the outstanding $18 million of Capital Notes, which carried an interest rate of 9.81%, using funds from operations. The Bank was released from any further obligations under the Capital Notes Agreement. A prepayment premium of $701,400 was paid to the noteholders. the prepayment premium is reflected in interest expense in the accompanying consolidated statement of operations.

On December 20, 1995, in accordance with a specific plan authorized by the Federal Reserve, the Company prepaid $2,400,000 in obligations under the Senior Subordinated Debt Agreement which carried an interest rate of 10%, using funds provided by the issuance of common stock of the Company in conjunction with the settlement of the deferred compensation plans (see Note 6). The Company was released from any further obligations under the Senior Debt
Agreement. No prepayment premium was required. The debt was contractually scheduled to be repaid on June 1, 1996.

(10)  ACQUISITION

On June 4, 1993, the Bank purchased certain assets and assumed the deposits and certain other liabilities of the New First National Bank of Vermont (NFNBV) from the FDIC. NFNBV was a three-bank holding company conducting banking activities primarily in eastern Vermont. NFNBV had been taken over by the FDIC in January 1993. The acquisition involved an assumption of net deposits and liabilities which resulted in the Bank receiving a cash payment from the FDIC of approximately $5.7 million. The Bank subsequently acquired certain NFNBV property and equipment from the FDIC for approximately $1.5 million which was payable to the FDIC on June 3, 1994. The acquisition was accounted for using the purchase method of accounting and, accordingly, the acquired assets and liabilities have been recorded at their estimated fair market values at the date of acquisition. The operating results related to the assets and liabilities of NFNBV are included in the Company's consolidated statement of operations since the date of the acquisition.

In accordance with the purchase method of accounting, the purchase price has been allocated to the assets acquired and liabilities assumed based on their fair market value at the date of acquisition. Included in the purchase price allocation is the establishment of an allowance for possible loan losses of $2 million and a core deposit intangible of approximately $4.5 million, which is being amortized over 15 years using the straight-line method. The fair market value of the assets acquired and liabilities assumed is summarized as follows (in thousands):

  Cash                                     $  5,290
  Federal Funds Sold                          6,075
  Investment Securities                       4,118
  Loans                                      23,909
  Segregated Assets                         154,537
  Allowance for Possible Loan Losses         (2,000)
  Premises and Equipment                      1,509
  Other Assets                                1,523
  Intangible Asset - Core Deposit Intangible  4,478
  Deposits                                 (203,031)
  Other Liabilities                            (537)
     Cash Payment From the FDIC, Net of
     Settlement Amount Payable for
     Premises and Equipment                $ (4,129)
                                           =========



Under the terms of the acquisition, the Bank will receive financial assistance (loss sharing) with respect to certain acquired loans charged off by the Bank during the three years subsequent to the acquisition. The FDIC will reimburse the Bank, on a quarterly basis, 80% of net charge-offs and certain expenses related to loans subject to loss sharing up to cumulative losses aggregating $41.1 million, after which the reimbursement rate will be 95% of net charge-offs on the loans. The Bank received $2,950,840, $6,248,802 and $1,674,615 in reimbursements from the FDIC for the years ended December 31, 1995, 1994 and 1993, respectively. Acquired loans subject to loss sharing are classified as Segregated Assets in the accompanying consolidated balance sheets.

In addition, under the terms of the acquisition approval received from the State of Vermont Department of Banking, Insurance and Securities, the Bank is required to, among other things, maintain Tier 1 leverage capital at the higher of 5.5% or the minimum regulatory leverage capital required by the FDIC, and to refrain from paying dividends from the Bank to the Company if the Bank's capital is below the minimum capital requirement. The Bank and the Company were in compliance with all the terms of the acquisition approval agreement with the state of Vermont during 1995.

During 1995 and 1994, the Company reviewed the status of the core deposits related to the acquisition and determined that the attrition of certain deposits within the purchased branches of NFNBV resulted in an impairment in the value of the core deposit intangible. Accordingly, the Company wrote down the carrying value of the core deposit intangible by $458,300 and $686,296 in 1995 and 1994, respectively. These charges against current earnings are included in other expenses.


(11) STOCKHOLDERS' EQUITY

Vermont state law requires the Bank to appropriate a minimum of 10% of net income to surplus until such time as appropriated amounts equal 10% of deposits and other liabilities. The Company's stockholders' equity includes $6,561,600 as of December 31, 1995 and 1994 of such appropriations. Vermont state law also restricts the payment of dividends under certain circumstances. In addition, as discussed in
Note 1, the Company may not declare or pay a dividend without the approval of the Federal Reserve.

(12) RESTRUCTURING

The Company began a restructuring project during 1995 to reduce ongoing operating costs and increase noninterest income. As a result, the Bank has implemented a plan to reduce its workforce by approximately 250 employees. All employees were offered the opportunity to voluntarily terminate their employment which would entitle them to a severance package equal to one week's pay for each year of service plus four additional weeks. Employees whose age plus years of service with the Company equalled at least 60 were offered an early retirement option whereby, in lieu of the plan described above, five years would be added to both their years of service and their age for purposes of determining vested benefits through the pension plan. The total severance charges realized by the Company as a result of the restructuring project were approximately $1.3 million. The incremental cost of the enhanced early retirement benefit realized during 1995 was approximately $728,000.

In conjunction with the restructuring project the Company engaged a consulting firm to assist in the identification of possible workforce reductions and the implementation of the restructure plan. The fee earned by these consultants is, in part, contingent upon actual future operating cost reductions and the increase in noninterest income, and the Company has recognized expenses associated with fees to these consultants of approximately $2 million in 1995. The Company remains subject to an agreement with these consultants whereby the Company is required to remit additional funds to the consultants in the event actual cost reductions and increases in noninterest income in 1996 exceed the amounts anticipated.

(13) COMMITMENTS AND CONTINGENCIES

During the fall of 1994, lawsuits were brought against the Company, the Bank, the Trust Company (collectively referred to as "the Companies") and certain directors of the Companies. These lawsuits related to certain investments managed for Trust Company clients and placed in the Piper Jaffray Institutional Government Income Portfolio. Separately, and before the suits were filed, the Companies had initiated a review of those investments. As a result of the review, the Trust Company paid to the affected Trust Company clients a total of approximately $9.2 million in December 1994. The payments do not constitute a legal settlement of any claims in the lawsuits. However, based on consultation with legal counsel, management believes that further liability, if any, of the Companies on account of matters complained of in the lawsuits will not have a material adverse effect on the consolidated financial position and results of operations of the Company. In December 1994, the Trust Company received a payment of $6,000,000 from its insurance carriers in connection with these matters, which was treated as a reduction in amounts reimbursed to Trust customers in the accompanying consolidated statement of operations. The Companies are separately pursuing claims against Piper Jaffray Companies, Inc. and others on account of the losses that gave rise to the $9.2 million payment by the Companies. Any recovery obtained as a result of such efforts is subject to the terms of an agreement between the Companies and their insurance carriers. The attorneys representing the plaintiffs in one of the lawsuits discussed above have taken the position that amounts recovered by the Companies on these claims should be paid to the affected Trust Company clients (net of legal fees to those attorneys), in addition to the $9.2 million already paid. The matter is presently before the United States District Court for the District of Minnesota.

The attorneys representing the plaintiffs in one of the lawsuits discussed above requested an award of attorneys' fees for allegedly causing the Companies to make the $9.2 million payment, and asked the court to order the Trust Company to withhold payment of $500,000. The Trust Company has resisted the claims for payment of such fees from its clients' funds, and, as a result, the Trust Company was directed to place the sum of $500,000 into escrow pending a ruling by the Court. There is the possibility that the Companies may be required to remit all or part of these funds to those attorneys, but based upon consultation with legal counsel, management believes there is no substantial basis for any liability on the part of the Companies for the payment of such fees.

The Bank is also involved in various legal proceedings arising in the normal course of business. Based upon consultation with legal counsel, management believes that the resolution of these matters will not have a material effect on the consolidated financial position and results of operations of the Company.


(14) PARENT COMPANY

The Parent Company's investments in its subsidiaries are recorded using the equity method of accounting.  Summarized financial information relative to the Parent Company only balance sheets at December 31, 1995 and 1994 and statements of operations and cash flows for each of the three years in the period ended December 31, 1995 is as follows:
Balance Sheets  - December 31,     1995         1994
Assets:                        --------------------------
Investment in and Advances
  to Subsidiaries *           $41,843,980   $45,509,683
 Other Investments                       0       585,140
 Other Assets                      972,452     1,045,147
                               --------------------------
    Total Assets               $42,816,432   $47,139,970
                               ==========================
Liabilities and Equity Capital:
 Notes Payable                          $0    $4,800,000
 Other Liabilities               2,567,569        40,000
 Equity Capital                 40,248,863    42,299,970
                                 --------------------------
    Total Liabilities and
     Equity Capital            $42,816,432   $47,139,970
                               ==========================
Statements of Operations for the Year Ended December 31,     1995        1994        1993
                                                         ------------------------------------
 Dividends from the Merchants Bank*                               $0          $0    $848,585
 Equity in Undistributed Earnings (Loss) of Subsidiaries* (4,021,297) (2,679,429) (6,365,554)
 Other Expense, Net                                           72,360    (374,142)   (450,636)
 Benefit from Income Taxes                                   106,998     163,547     186,036
                                                         ------------------------------------
 Net Loss                                                 ($3,841,939)($2,890,024)($5,781,569)
                                                          ====================================
 Statements of Cash Flows for the Year Ended December 31,     1995        1994        1993
                                                           ------------------------------------
  Cash Flows from Operating Activities:
    Net Loss                                               ($3,841,939)($2,890,024)($5,781,569)
    Adjustments to Reconcile Net Income (Loss) to Net Cash
      Provided by (Used in) Operating Activities:
      Amortization                                                   0       6,360      15,265
      Gains on Investment Securities                          (309,020)    (91,780)    (76,316)
     (Increase) Decrease  in Miscellaneous Receivables        (612,543)    (11,425)    998,729
      Increase (Decrease) in Miscellaneous Payables          2,527,569     (20,000)   (868,585)
      Equity in Undistributed
            Losses of Subsidiaries                           4,021,297   2,679,429   6,365,554
                                                           ------------------------------------
    Net Cash Provided by (Used in) Operating Activities     $1,785,364   ($327,440)   $653,078
                                                           ------------------------------------
  Cash Flows from Investing Activities:
    Repayment of Advances from Subsidiaries                  1,035,460   2,263,399   2,379,917
    Proceeds from Sales of Investment Securities               643,931     682,030     271,316
                                                           ------------------------------------
  Net Cash Provided by Investing Activities                 $1,679,391  $2,945,429  $2,651,233
                                                           ------------------------------------
  Cash Flows From Financing Activities:
    Sale of Treasury Stock                                     178,730           0     388,998
    Acquisition of Treasury Stock                           (2,082,525)          0    (132,058)
    Issuance of Common Stock                                 2,553,802           0           0
    Cash Dividends Paid                                              0           0    (838,050)
    Principal Payments on Debt                              (4,800,000) (2,400,000) (2,400,000)
                                                           ------------------------------------
  Net Cash Used in Financing Activities                    ($4,149,993)($2,400,000)($2,981,110)
                                                           ------------------------------------
  Increase (decrease) in Cash and Cash Equivalents            (685,238)    217,989     323,201
  Cash and Cash Equivalents at Beginning of Year               986,733     768,744     445,543
                                                           ------------------------------------
  Cash and Cash Equivalents at End of Year                    $301,495    $986,733    $768,744
                                                           ====================================
  Total Interest Paid                                         $333,333    $580,000    $820,000
  Taxes Paid                                                         0      50,000   1,190,000

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

Exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and financial guarantees written is represented by the contractual amount of those instruments. The Bank generally requires collateral to support such financial instruments in excess of the contractual amount of those instruments and, therefore, is in a fully secured position. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. The contractual amounts of these financial instruments at December 31, 1995 and 1994 were as follows:
                                             Contractual
                                                Amount
-----------------------------------------------------------------
1995

Financial Instruments Whose Contract
Amounts Represent Credit Risk:
Commitments to Extend Credit                 $92,596,000
Standby Letters of Credit                      6,550,000
Loans Sold with Recourse                       1,832,000

---------------------------------------------------------------

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

The Bank enters into commitments to sell loans which involve market and interest rate risk. At December 31, 1995 and 1994, the remaining commitments to deliver loans pursuant to master commitments with secondary market investors amounted to approximately $8,947,000 and $30,081,000, respectively. Failure to fulfill delivery requirements of commitments may result in payment of certain fees to the investors. Individual commitments to sell loans require the Bank to make delivery at a specific future date of a specified amount, at a specified price or yield. Loans are generally sold without recourse and, accordingly, risks arise principally from movements in interest rates.

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

An analysis of the estimated fair value of the investment securities as of December 31, 1995 and 1994 is as follows:

                       1995                         1994
               --------------------------------------------------
               Carrying    Calculated        Carrying  Calculated
               Amount      Fair Value         Amount   Fair Value
-----------------------------------------------------------------
                                     (In Thousands)
  Debt         $97,206     $97,943          $102,111   $100,343
  Marketable
    Equity
    Securities     310         310               661      1,196
-----------------------------------------------------------------
               $97,516     $98,253           $102,772   $101,539
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

An analysis of the estimated fair value of the loan portfolio
(including segregated assets) as of December 31, 1995 and 1994 is as follows:

                       1995                         1994
               --------------------------------------------------
               Carrying    Calculated        Carrying  Calculated
               Amount     Fair Value         Amount    Fair Value
-----------------------------------------------------------------
                                     (In Thousands)
Net Loans      $433,490    $418,743          $490,626  $482,619
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

An analysis of the estimated fair value of deposits as of December 31, 1995 and 1994 is as follows:


                       1995                         1994
               --------------------------------------------------
                   Carrying  Calculated      Carrying  Calculated
                    Amount   Fair Value       Amount   Fair Value
-----------------------------------------------------------------
                                      (In Thousands)
Demand Deposits   $85,417    $85,804         $94,467   $94,493
Savings, NOW and
 Money Markets    278,242    278,242         293,656    293,364
Time Deposits Over
  $100,000         20,473     20,792          23,281     23,127
Other Time        160,382    162,881         170,821    171,195
-----------------------------------------------------------------
                 $544,514   $547,719         $582,225 $582,179
=================================================================

DEBT
The fair value of debt is estimated using current market rates for borrowings of similar remaining maturity.

An analysis of the estimated fair value of the debt of the Company as of December 31, 1995 and 1994 is as follows:

                       1995                         1994
               --------------------------------------------------
               Carrying    Calculated        Carrying  Calculated
                Amount     Fair Value         Amount   Fair Value
-----------------------------------------------------------------
                                      (In Thousands)
Debt           $15,425        $15,990        $44,229     $44,022
=================================================================






COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT
The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of financial standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. The fair value of commitments to extend credit and standby letters of credit is $101,000 and $117,000 as of December 31, 1995 and 1994, respectively.

(17) SUMMARY OF UNAUDITED QUARTERLY FINANCIAL INFORMATION (in thousands):


                                              1995                                           1994
                         ----------------------------------------------  ---------------------------------------------

                             Q1       Q2       Q3       Q4      YEAR        Q1       Q2       Q3       Q4      YEAR
-----------------------------------------------------------------------  ---------------------------------------------
Interest and Fee Income    $13,053  $13,362  $12,460  $12,440  $51,315    $13,348  $13,019  $13,304  $13,648  $53,319


Interest Expense             5,872    6,647    5,407    5,076   23,002      5,414    5,614    5,585    5,764   22,377
-----------------------------------------------------------------------  ---------------------------------------------
Net Interest Income         $7,181   $6,715   $7,053   $7,364  $28,313     $7,934   $7,405   $7,719   $7,884  $30,942

Provision for Possible
   Loan Losses (A)           2,700    7,600      900      900   12,100      1,250    1,250    1,750    5,750   10,000
Non-Interest Income (B)      2,210    2,094    3,524    1,987    9,815      2,104    2,235    2,219    2,231    8,789
Non-Interest Expense (C)     7,180    7,992   11,116    7,367   33,655      7,105    7,294    7,422   13,643   35,464
-----------------------------------------------------------------------  ---------------------------------------------
Income (Loss) Before Provision
 (Benefit) for Inc. Taxes    ($489) ($6,783) ($1,439)  $1,084  ($7,627)    $1,683   $1,096     $766  ($9,278) ($5,733)
Provision (Benefit)
  For Income Taxes            (528)  (2,732)    (717)     192   (3,785)       245       91      (13)  (3,166)  (2,843)
-----------------------------------------------------------------------  ---------------------------------------------
Net Income (Loss)              $39  ($4,051)   ($722)    $892  ($3,842)    $1,438   $1,005     $779  ($6,112) ($2,890)
-------------------------==============================================  =============================================

Earnings (Loss) Per Share    $0.01   ($0.95)  ($0.17)   $0.21   ($0.90)     $0.34    $0.24    $0.18   ($1.44)  ($0.68)
-------------------------==============================================  =============================================

Dividends Per Share          $0.00    $0.00    $0.00    $0.00    $0.00      $0.00    $0.00    $0.00    $0.00    $0.00
                         ==============================================  =============================================

(A) During the fourth quarter of 1994, as a result of significant increases in nonperforming assets and the continuing weakness in the regional economy the Company provided reserves for possible loan losses of $5 million in addition to the planned provision of $1.75 million.  During the second quarter of 1995, the Bank provided an additional $5 million for the reserve for possible loan losses to cover further exposure identified during loan renewals and restructures.

(B) The Bank recognized a gain of $1.6 million in conjunction with the curtailment of its pension plan during the third quarter of 1995.

(C) During the third quarter of 1995 the Bank began a restructuring project.  The Bank recognized total severance charges of $1.5 million and total fees to consultants of $2.2 million in conjunction with the restructuring.

                     Merchants Bancshares, Inc.
                   Five Year Summary of Operations
      (Not Covered by Report of Independent Public Accountants)

 For the years ended                               1995      1994      1993      1992      1991
 -------------------------------------------------------------------------------------------------
 Interest and Investment Income                $  51,315 $  53,319 $  51,474 $  49,239 $  57,249
 Interest Expense                                 23,002    22,377    21,956    24,051    32,104
 -------------------------------------------------------------------------------------------------
 Net Interest Income                           $  28,313 $  30,942 $  29,518 $  25,188 $  25,145

  Provision for Possible Loan Losses              12,100    10,000    23,822     8,050     7,243
 -------------------------------------------------------------------------------------------------
 Net Interest Inc. after Prov. for Loan Losses $  16,213 $  20,942 $   5,696 $  17,138 $  17,902
 -------------------------------------------------------------------------------------------------
 Non-interest Income                           $   9,815 $  15,038 $  12,128 $  10,195 $   9,376
 Non-interest Expense                             33,655    41,712    28,016    21,081    21,238
 -------------------------------------------------------------------------------------------------
 INCOME (LOSS) BEFORE INCOME TAXES             $  (7,627)$  (5,732)$ (10,192)$   6,252 $   6,040
 Prov. (benefit) for Income Taxes (Nts 3 and 8)   (3,785)   (2,842)   (4,410)      575       909
 -------------------------------------------------------------------------------------------------
 NET INCOME (LOSS)                             $  (3,842)$  (2,890)$  (5,782)$   5,677 $   5,131
 -------------------------------------------------------------------------------------------------


 SELECTED AVERAGE BALANCES (IN THOUSANDS)
   Total Assets                                $ 642,487 $ 709,077 $ 705,516 $ 602,317 $ 592,343
   Average Earning Assets                        575,551   620,070   627,049   542,157   537,806
   Loans                                         481,047   514,843   515,805   441,291   471,141
   Total Deposits                                556,242   598,305   570,957   490,908   488,831
   Debt                                           28,707    45,433    47,835    42,171    35,007
   Stockholders' Equity                           40,848    46,331    48,511    51,548    48,668
   Stockholders' Equity plus Loan Loss Reserve    58,794    65,322    59,999    59,028    54,707

 SELECTED RATIOS
 Net Income (Loss) to:
   Average Stockholders' Equity                    -9.41%    -6.24%   -11.92%    11.01%    10.53%
   Average Assets                                  -0.60%    -0.41%    -0.82%     0.94%     0.86%
 Avg Stockholders' Equity to Avg Total Assets       6.36%     6.53%     6.88%     8.56%     8.22%
 Avg Primary Capital to Avg Total Assets            9.15%     9.21%     8.50%     9.80%     9.24%
 Common Dividend Payout Ratio                       0.00%     0.00%     1.00%       58.48%    62.69%
 Loan Loss Reserve to Total Loans at Year End       3.61%     3.90%     3.50%     1.73%     1.41%
 Net Charge-Offs to Average Loans                   3.28%     1.97%     1.95%     1.65%     1.20%

 PER SHARE (Note 1)
   Net Income (Loss)                           $   (0.90)$   (0.68)$   (1.37)$    1.39 $    1.21
   Cash Dividends                                   0.00      0.00      0.20      0.80      0.78
   Year End Book Value                              9.38     10.00     10.74     12.39     11.82
 Other
   Cash Dividends Paid (In Thousands)          $       0 $       0 $     848 $   3,320 $   3,231
   Stock Dividends Issued                            0.0%      0.0%      0.0%      3.0%      2.0%


 (Note 1): All stock dividends and splits are reflected retroactively.
           See Note 11 of Notes to Consolidated Financial Statements.

                  Merchants Bancshares, Inc. and Subsidiaries
                  Interest Management Analysis


(Taxable Equivalent, in thousands)                      1995                 1994               1993
----------------------------------------------------------------------------------------------------------
Total Average Assets                                  $642,487              $709,077           $705,516
----------------------------------------------------------------------------------------------------------
                                                 1995       % of       1994      % of     1993      % of
NET INTEREST INCOME:                                       Assets               Assets             Assets

Interest and Dividend Income                  $  48,822       7.60%   50,041      7.06%  47,194      6.69%
Fees on Loans                                     2,492       0.39%    3,571      0.50%   4,598      0.65%
----------------------------------------------------------------------------------------------------------
Total                                         $  51,314       7.99%   53,612      7.56%  51,792      7.34%
Interest Expense                                 23,002       3.58%   22,377      3.16%  21,956      3.11%
----------------------------------------------------------------------------------------------------------
Net Interest Income Before Provision for
   Possible Loan Losses                       $  28,312       4.40%   31,235      4.40%  29,836      4.23%
Provision for Possible Loan Losses               12,100       1.88%   10,000      1.41%  23,822      3.38%
----------------------------------------------------------------------------------------------------------
  Net Interest Income                         $  16,212       2.52%   21,235      2.99%   6,014      0.85%
----------------------------------------------====================   =====================================
OPERATING EXPENSE ANALYSIS:
Non-Interest Expense
  Personnel                                   $  13,434       2.09%   13,196      1.86%  12,305      1.74%
  Occupancy Expense                               2,178       0.34%    2,324      0.33%   1,949      0.28%
  Equipment Expense                               2,069       0.32%    2,004      0.28%   1,880      0.27%
  Other                                          15,974       2.49%   17,939      2.53%  10,208      1.45%
----------------------------------------------------------------------------------------------------------
Total Non-Interest Expense                    $  33,655       5.24%   35,463      5.00%  26,342      3.74%
----------------------------------------------------------------------------------------------------------
Less Non-Interest Income
 Service Charges on Deposits                  $   3,184       0.50%    3,452      0.49%   3,571      0.51%
 Other, Including Securities Gains (Losses)       6,632       1.03%    5,337      0.75%   6,883      0.98%
----------------------------------------------------------------------------------------------------------
Total Non-Interest Income                     $   9,816       1.53%    8,789      1.24%  10,454      1.49%
----------------------------------------------------------------------------------------------------------
Net Operating Expense                         $  23,839       3.71%   26,674      3.76%  15,888      2.25%
----------------------------------------------====================   =====================================


SUMMARY:
Net Interest Income                           $  16,212       2.52%   21,235      2.99%   6,014      0.85%
  Less: Net Overhead                             23,839       3.71%   26,674      3.76%  15,888      2.25%
----------------------------------------------------------------------------------------------------------
Profit Before Taxes -
  Taxable Equivalent Basis                    $  (7,627)     -1.19%   (5,439)    -0.77%  (9,874)    -1.40%
Net Profit (Loss) After Taxes                 $  (3,842)     -0.60%   (2,890)    -0.41%  (5,781)    -0.82%
----------------------------------------------==================== =======================================

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS


      The following discussion and analysis of financial condition and results of operations of the Company and its subsidiaries for the three years ended December 31, 1995 should be read in conjunction with the consolidated financial statements and notes thereto and selected statistical information appearing elsewhere in this annual report. The information is discussed on a fully taxable equivalent basis. Particular attention should be given to the INTEREST MANAGEMENT ANALYSIS and OPERATING EXPENSE ANALYSIS TABLES immediately preceding this discussion upon which this discussion is primarily based. The financial condition and operating results of the Company essentially reflect the operations of its principal subsidiary, The Merchants Bank.

REGULATORY MATTERS
     During the second quarter of 1993, the FDIC and the State of Vermont Department of Banking, Insurance and Securities (the Commissioner) performed a joint field examination of the Bank as of March 31, 1993. Additionally the Federal Reserve Bank of Boston (Federal Reserve) performed a field examination of the Company as of March 31, 1993. As a result of these examinations, the Bank entered into a Memorandum of Understanding (MOU) with the FDIC and the Commissioner and a Written Agreement with the Federal Reserve. Under the terms of the MOU, the Bank is required to, among other things, maintain a leverage capital ratio of at least 5.5% and refrain from declaring dividends. In April, 1995, the FDIC and the Commissioner completed the field work related to their most recent examination of the Bank as of December 31, 1994. Based on their examination the Bank is required to continue its efforts to correct certain administrative and legal violations and enhance certain operating policies before the MOU will be lifted. Management believes the Bank is in substantial compliance with all of the provisions of the MOU as of December 31, 1995.
     In February 1994, the Company and the Federal Reserve entered into an agreement. Under this agreement, among other things, the Company may not declare or pay a dividend or incur any debt without the approval of the Federal Reserve. On December 29, 1995, the Federal Reserve completed the field work related to their most recent examination of the Company as of September 30, 1995. No substantive issues were brought up as a result of the examination. However, it appears that the Written Agreement will remain in place until at least the next examination.
     Failure to maintain the minimum leverage capital ratio of 5.5% (see Note 11) included in the MOU, or compliance with other provisions of the MOU, or the agreement with the Federal Reserve, could subject the Bank or the Company to additional actions by the regulatory authorities.
     On December 16, 1994, the FDIC and the Commissioner completed the field work related to their examination of the Merchants Trust Company as of September 26, 1994. On February 17, 1995 the Trust Company entered into a Memorandum of Understanding with the FDIC and Commissioner to correct certain operating, technical and regulatory issues.
     In December, 1995 the FDIC and the Commissioner completed the field work related to their examination of the Merchants Trust Company as of November 6, 1995. Management continues to work to address the issues raised in the MOU. Additionally, it appears that the MOU will remain in place until at least the next examination.
     Management has actively responded to the above agreements, and has continued to comply with the requirements of both the MOU and the Written Agreement.

FDIC ASSISTED ACQUISITION
     The Company expanded its banking operations through an FDIC assisted acquisition of the New First National Bank of Vermont (NFNBV), a three bank holding company conducting banking activities primarily in eastern Vermont. The acquisition enabled the Company to enlarge its earning asset base and achieve economies of scale by consolidating administration and operations, standardizing policies and procedures, and providing uniform products and services. Management believes that the acquisition represented a very attractive opportunity to expand the Company's operations into a contiguous market area.
     Under the terms of the Purchase and Assumption Agreement between the Company and the FDIC, the Company purchased $178.4 million in loans, $154.5 million of which are covered under a Loss Sharing Agreement with the FDIC. Such loans are classified as "Segregated Assets" in the consolidated financial statements. Also purchased were $11.4 million in cash and cash equivalents, $4.1 million of investment securities, $1.5 million of buildings and equipment and $1.5 million of other assets. A purchase accounting adjustment was made to establish an allowance for possible loan losses in the amount of $2 million, which represented managements' estimate of general credit risks within the acquired portfolio, as adjusted under the provisions of the Loss Sharing Agreement with the FDIC. The purchase price consisted of the assumption of all of the deposit liabilities ($203 million) and $537,000 in other liabilities. Additionally, the Company received cash from the FDIC in the amount of $4.1 million. As a result, the Company recognized a core deposit intangible at the purchase date in the amount of $4.5 million which is being amortized over 15 years using the straight-line method. During 1995 and 1994, the Company reviewed the value of the core deposit intangible by comparing purchased deposit levels to current deposit levels in the branches purchased. These reviews indicated that significant deposit runoff had been experienced and deemed permanent in nature. Accordingly, the carrying value of the core deposit intangible was written down by $458,300 during 1995 and $686,000 during 1994. The charges against earnings are reflected in Other Expenses in the Consolidated Statements of Operations.
     Under the terms of the Loss Sharing Agreement, the FDIC reimbursed the Bank, on a quarterly basis, 80% of the net charge-offs and certain expenses relating to Segregated Assets up to cumulative losses aggregating $41.1 million, after which the rate will be 95% of net charge-offs on the loans. The Loss Sharing Agreement runs through June, 1996, after which time the Bank will reimburse the FDIC 80% of all recoveries on the charged-off loans for three years. Subsequent to June, 1996, the FDIC is no longer required to reimburse the Bank for additional charge-offs or expenses related to Segregated Assets.

RESULTS OF OPERATIONS
     The Company recognized a net loss of $3,841,939 for the year ended December 31, 1995, due primarily to the provision for possible loan losses of $12.1 million (refer to the discussion under "Provision for Possible Loan Losses" which follows), and the recognition of $4 million in restructuring charges and related consultant fees.
     Core earnings, excluding the provision for possible loan losses, showed slight improvement from 1994 to 1995 due to substantial reductions in non-performing assets. The Company realized $351,771 in net gains on investment securities as compared to $72,884 in 1994.
     The Company recognized a net loss of $2,890,024 for the year ended December 31, 1994, due primarily to the following three items: provisions for possible loan losses of $10,000,000 (refer to the discussion under "Provision For Possible Loan Losses" which follows), an increase in the provision for writedowns of other real estate owned of $2,392,000, and the net expenses related to the reimbursement of Trust Company clients for losses related to investments managed by the Trust Company and placed in the Piper Jaffray Institutional Government Income Portfolio. The net Trust Company expenses totaled approximately $3,200,000 after an insurance reimbursement of $6,000,000. The Company continues to pursue all available claims against Piper Jaffray Companies, Inc. because of the losses.
    The net loss on a per share basis was $.90, $.68 and $1.37 for the years ended December 31, 1995, 1994 and 1993, respectively.
The cash dividends paid per share were $0.20 in 1993. No dividends were paid in 1995 or 1994.
     The net loss as a percentage of average equity capital was 9.41%, 6.24% and 11.92% for 1995, 1994 and 1993, respectively. The ten-year average return on equity is 8.11%. The net loss as a percentage of average assets was .60%, .41% and .82% in 1995, 1994 and 1993, respectively. The ten-year average return on assets is
 .57%.


NET INTEREST INCOME
     Net interest income before the provision for possible loan losses is the difference between total interest, loan fee, and investment income and total interest expense. Net interest income before the provision for possible loan losses is a key indicator of a bank's performance in managing its assets and liabilities. Maximization and stability of this margin is the primary objective of the Company. Net interest income before the provision for possible loan losses on a fully taxable equivalent basis decreased 8.5% from $31.2 million in 1994 to $28.5 million in 1995. The primary cause for this net decline was a decrease in average assets of $66.6 million (9.39%) from 1994 to 1995. Continued decreases in the level of nonperforming assets increased net interest income before the provision for possible loan losses as a percentage of total average assets to 4.44% in 1995 from 4.40% in 1994 and the average yield on earning assets to 8.91% in 1995 from 8.60% in 1994.
     Net interest income before the provision for possible loan losses was $31.2 million in 1994, up 4.7% from $29.8 million the previous year. This increase was primarily due to the higher interest rate environment during 1994 and the impact of having the higher asset base from the NFNBV acquisition for the entire year as compared to 7 months for 1993. Decreased levels of nonperforming assets in 1994 helped to increase net interest income before the provision for possible loan losses as a percentage of total average assets to 4.40% in 1994 from 4.23% in 1993.
     Total interest income decreased 8.4% in 1995 from 1994. The decrease is due primarily to a $1.1 million (30.2%) decrease in fees on loans as a result of a less favorable interest rate environment during 1995 for refinancing of home mortgages. Total interest expense increased 2.79% from 1994 to 1995 due to a higher overall interest rate environment which created a higher cost of funds in 1995 as compared to 1994. Total interest income increased 6.0% in 1994 from 1993 while total interest expense increased 1.9% as the Company held its cost of core funding flat through fewer and smaller increases in interest rates paid to depositors. Included in fees on loans and interest income are net gains on sales of loans of $ 464,000 and $219,000 in 1995 and 1994, respectively. These net gains include the present value of the difference between the weighted average interest rate on the sold loans serviced by the Bank and the interest rate remitted to the investor, adjusted for a normal servicing fee.
      Net interest income after the provision for possible loan losses was $4.7 million lower in 1995 than 1994, due, in part, to a $2.1 million increase in the provision for loans losses from 1994 to 1995. Net interest income after the provision was $15.2 million higher in 1994 than 1993. Net interest income after the provision in 1995 was 2.52% of average assets compared to 2.99% in 1994 and
 .85% in 1993.

NET OPERATING EXPENSE
     Net operating expense (net overhead) is total noninterest expense reduced by noninterest income. Operating expense includes all costs associated with staff, occupancy, equipment, supplies, and all other noninterest expenses. Noninterest income consists primarily of fee income on deposit accounts, trust services, credit card, corporate and data processing services, and gains or losses on investment securities.
     Excluding the FDIC assistance received from loss-sharing, the gain on the curtailment of the pension plan, and net gains on investment securities, noninterest income earned in 1995 decreased $815,000 (9.35%) from 1994. The Trust Company fees and other items included in noninterest income (excluding non-recurring items) make up $547,000 of this decrease, the balance is due to a $268,000 decrease in service charge revenue. The Bank's deposit base decreased by $37 million (6.3%) during 1995 which resulted in the decreased service charge revenue. This decrease was more than offset by the $1.56 million gain recognized as a result of the Bank s curtailment of the pension plan.
     Excluding the FDIC assistance received from loss-sharing and net gains on investment securities, noninterest income earned in 1994 increased $161,000 (1.9%) over the previous year. The Trust Company fees and all other items included under noninterest income increased 5.6%, however, service charges on deposits decreased 3.5% as the Bank adjusted its service charges to meet competition in its market place.
     Noninterest expenses decreased $1.8 million (5.1%), not including the amount of losses and write-downs on Segregated Assets, which were reimbursed by the FDIC, in 1995 as compared to 1994. There are several large transactions which contributed to this decrease. During 1995 the Bank began a restructuring project to reduce ongoing operating costs and increase noninterest income (see Note 12). As a result the Bank has implemented a plan to reduce its workforce by approximately 250 employees. The total charge for severance realized by the Bank was $1.3 million. The incremental cost of the enhanced early retirement benefit realized during 1995 was approximately $728,000. In conjunction with the restructuring changes, the Bank engaged a consulting firm to assist in the identification of areas where the Bank could reduce expenses or enhance revenue. The fee earned by these consultants is, in part, contingent upon actual future operating cost reductions and the increase in noninterest income. The Bank has recognized expenses associated with fees to these consultants of approximately $2 million in 1995. During 1994 the Company recognized a net charge related to the Trust Company's reimbursement to its clients due to investments in the Piper Jaffray Institutional Government Income Portfolio totaling $3.2 million after the recognition of a $6 million reimbursement from insurance carriers.
     Losses and Write-downs of Other Real Estate Owned decreased $805,000 from 1994 to 1995, due primarily to a decrease in the amount provided for the reserve on the portfolio from $2.3 million in 1994 to $1.4 million in 1995. Additionally, during 1994 the Bank wrote off the carrying value of one of its investments in real estate limited partnerships totaling $546,000 due to significant cash flow deficiencies experienced by the partnership which caused the Bank to question the realizability of its investment. The Bank also wrote down the unamortized balance of the core deposit intangible related to the acquisition of NFNBV in the amount of $458,000 and $686,000 during 1995 and 1994, respectively.
     Noninterest expenses increased dramatically ($9.1 million or 34.6%, not including the amount of losses and write-downs on Segregated Assets, which were reimbursed by the FDIC) in 1994 as compared to 1993 due primarily to the 1994 transactions discussed above.
     Additionally, during 1994, salary and benefit expenses increased $891,000 or 7.2% due primarily to the cost of carrying an additional 10 branches for a full year as compared to only 7 months during 1993. The cost of FDIC insurance also increased by $531,000 due to the larger amount of deposits carried for the first full year following the acquisition.
     When noninterest income is netted against noninterest expense, net operating expense (net overhead) decreased $2.8 million (11%) in 1995 from the 1994 level. As a percent of average total managed assets, net overhead decreased to 3.71% in 1995 from 3.76% in 1994. Net operating expense increased $10.8 million (68%) in 1994 from 1993.
     The Company recognized $851,000 in low-income housing tax credits as a reduction in the provision for income taxes during 1995, $708,000 during 1994 and $961,000 during 1993. As a consequence of the operating losses incurred during 1995, 1994 and 1993, the Company recognized tax benefits of $3.8 million, $2.8 million and $4.4 million including $851,000, $708,000 and $961,000 in low-income housing tax credits, respectively. Additionally, as of December 31, 1995 the Company has a cumulative prepaid tax asset of approximately $4.5 million arising from timing differences between the Company's book and tax reporting. The prepaid tax asset is included in other assets.

PROVISION FOR POSSIBLE LOAN LOSSES
     Beginning in the late 1980's, the New England region was severely affected by a deterioration in the real estate market and an economic recession. During this period, the Company increased its provision for possible loan losses and incurred costs associated with troubled assets and lost income on nonaccrual loans. The provision for possible loan losses charged to operations was $12,100,000 in 1995, $10,000,000 in 1994, and $23,822,000 in
1993.  Net charge-offs were $15,794,000 in 1995, $10,131,000 in
1994, and $13,174,000 in 1993. In addition, a reserve for possible loan losses of $2,000,000 was set up during 1993 related to the loans acquired in connection with the acquisition of NFNBV, to reflect the general credit risks within the acquired portfolio, net of the effects of the Loss Sharing Agreement with the FDIC.
     The reserve for possible loan losses (RPLL) was $16,234,000 at December 31, 1995, $19,929,000 at December 31, 1994, and
$20,060,000 at December 31, 1993. As a percent of loans outstanding, the reserve for possible loan losses was 3.61%, 3.90%, and 3.50% at year-end 1995, 1994, and 1993, respectively. The increased level in the reserve for possible loan losses reflects management's current strategies and efforts to maintain the reserve at a level adequate to provide for loan losses based on an evaluation of known and inherent risks in the loan portfolio.
Among the factors which management considers in establishing the level of the reserve are overall findings from an analysis of individual loans, the overall risk characteristics and size of the loan portfolio, past credit loss history, management's assessment of current economic and real estate market conditions and estimates of the current value of the underlying collateral. Further, during the second quarter of 1995, as a result of ongoing weakness in the regional economy, and management's ongoing strategy to resolve problem loans, the Company provided incremental reserves for possible loan losses of $5 million which supplemented the planned provision of $2.6 million for the quarter.
     Nonperforming assets (loans past due 90 days or more and still accruing, nonaccruing loans, restructured loans and other real estate owned) decreased 31% to $35,055,000 at December 31, 1995 from $51,182,000 at year-end 1994. Of the 1995 amount, $6,649,000 represents Segregated Assets, covered by the Loss Sharing Agreement with the FDIC. Excluding the FDIC's 80% exposure on the Segregated Assets ($5,319,000), adjusted nonperforming assets totaled $29,736,000, a decrease of 31% over the adjusted 1994 level. At December 31, 1993, nonperforming assets were reported to be $64,299,000.
     The Company's policy is to classify a loan more than 90 days past due with respect to principal or interest as a nonaccruing loan, unless the underlying collateral is deemed to be collectible as to both principal and interest and is in the process of collection. Income accruals are suspended on all nonaccruing loans, and all previously accrued and uncollected interest is charged against current income. A loan remains on nonaccruing status until the factors which suggest doubtful collectibility no longer exist, or the loan is liquidated, or when the loan is determined to be uncollectible and is charged off against the reserve for possible loan losses. In those cases where a nonaccruing loan is secured by real estate, the Company can, and usually does, initiate foreclosure proceedings. The result of such action is to force repayment of the loan through the proceeds of a foreclosure sale or to allow the Company to take possession of the collateral in order to manage a future resale of the real estate. Foreclosed property is recorded at the lower of its cost or estimated fair value, less any estimated costs to sell. Any cost in excess of the estimated fair value on the transfer date is charged to the reserve for possible loan losses, while further declines in market values are recorded as an expense in other non-interest expense in the statement of operations. As of December 31, 1995 and 1994, the Company had valuation reserves against the other real estate owned portfolio carrying values of $2,430,000 and $2,991,000, respectively.
     The Company takes all appropriate measures to restore nonperforming assets to performing status or otherwise liquidate these assets in an orderly fashion so as to maximize their value to the Company. There can be no assurances that the Company will be able to complete the disposition of nonperforming assets without incurring further losses.

BALANCE SHEET ANALYSIS
     Total assets at December 31, 1995 decreased $79.8 million
(11.4%) from the previous year end. Much of this shrinkage is attributable to steps taken by the Bank to address its portfolio of troubled assets, as well as to realignments within the portfolio.
Of the $57 million decrease in loans and Segregated Assets, $18 million was due to charge offs, and $6.3 million was due to the sale of non-performing loans. The remainder of the decrease ($32.7 million) was the result of payoffs of non-performing obligations and scheduled amortization greater than the level of new loan originations. Additionally, during 1995, the Bank's OREO portfolio decreased by $5.5 million (41%) due to aggressive steps taken by the Bank to liquidate these assets.
Total deposit balances decreased during 1995 by $38 million, as customers' continued to move savings balances to other bank and non-bank competitors, partly as a result of the continued low interest rate environment.
     Total assets at December 31, 1994 decreased $40.2 million
(5.5%) from the previous year end. All of this reduction occurred in the loan and Segregated Asset portfolios, as new loan originations slowed considerably due to the higher interest rate environment and the sluggish economy. The Bank originated and sold $42.8 million in mortgages during 1994, approximately half the 1993 level. Of the decrease in loans and Segregated Assets, $13 million was due to charge-offs, and the remainder of the decrease ($49.2 million) was accounted for by payoffs and scheduled amortization greater than the level of new loan originations. Total deposit balances decreased during 1994 by $37 million, as customers' savings moved to other bank and nonbank competitors.
     The investment portfolio, primarily U.S. Treasury debt securities with short maturities, and GNMA and FNMA mortgage-backed securities, decreased by $3 million (2.9%) during 1995 as a result of an overall smaller balance sheet. Although deposit balances continued to decrease, the Company was able to maintain its liquidity position throughout the year.
     The investment portfolio, primarily U.S. Treasury debt securities with short maturities, grew $14.8 million (17.0%) during 1994 as the Company invested excess funds during a period of lower loan demand. Although deposit balances continued to decrease, the Company was able to increase its liquidity position throughout the year.

LIQUIDITY
     Liquidity, as it pertains to banking, can be defined as the ability to generate cash in the most economical way to satisfy loan demand, deposit withdrawal demand, and to meet other business opportunities which require cash. Sources of liquidity for banks include short term liquid assets, cash generated from loan repayments and amortization, borrowing, deposit generation, and earnings. The Merchants Bank has a number of sources of liquid funds, among these sources are: $24,000,000 in unused Federal Funds lines of credit at year-end 1995; an overnight line of credit with the Federal Home Loan Bank (FHLB) of $15 million; and an estimated borrowing capacity with FHLB of $38 million. Only 3.6% of total resources were funded by large certificates of deposit at December 31, 1995 and 1994.

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

ACCOUNTING PRONOUNCEMENTS
     In March, 1995 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed of. The statement would apply to fiscal years beginning after December 15, 1995. Additionally, in May, 1995, the FASB issued SFAS No. 122, Accounting for Mortgage Servicing Rights. The Bank is required to adopt the new statement prospectively on January 1, 1996. Management does not believe that the adoption of these standards will have a significant impact on the Bank's consolidated financial condition or future results of operations.

CAPITAL RESOURCES
     Capital growth is essential to support deposit and asset growth and to ensure strength and safety of the Company. Net losses reduced the Company's capital by $3,842,000 in 1995, $2,890,000 in 1994 and (including the effect of dividends paid) by $6,630,000 in 1993. Dividend Reinvestment (DRP) and Employee Stock Ownership Plan (ESOP) requirements were satisfied by open market purchases of stock during 1993. No new equity capital was generated from the sale of common stock to DRP and ESOP participants during 1995, 1994 or 1993 although this could be an important source of capital if management felt additional capital was necessary. Over the three year period, the equity capital of the Company has decreased $5,471,000 or 11.9%.
     As a state chartered bank, the Bank's primary regulator is the Federal Deposit Insurance Corporation (FDIC). Accordingly, the Bank is affected by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) which was enacted in August 1989 the Federal Deposit Insurance Corporation Improvement Act (FDICIA) enacted in December 1992.
  The Bank is subject to regulatory capital regulations which provide for two capital requirements - a leverage requirement and a risk-based capital requirement. The leverage requirement provides for a minimum "core" capital consisting primarily of common stockholders' equity of 3% of total adjusted assets for those institutions with the most favorable composite regulatory rating. Under the terms of the MOU, the Bank is required to maintain a leverage capital ratio of at least 5.5% and refrain from declaring dividends without the prior approval of the FDIC. The Company is also required to refrain from declaring dividends without the Federal Reserve's prior permission. The risk-based capital requirement of FIRREA provides for minimum capital levels based on the risk weighted assets of the Bank. The guidelines require banks to meet a minimum Tier 1 risk-based capital ratio of 4.0% and a total risk-based capital ratio of 8.0% as of December 31, 1994.
     The Bank's leverage capital ratio is 6.15% and 5.94% at December 31, 1995 and 1994, respectively. As of December 31, 1995 and 1994, the Bank's risk-based Tier 1 capital ratios are 8.19% and 8.13% and the total risk-based ratios are 9.45% and 10.96%. All the Bank's capital measurements exceeded risk-based regulatory minimums as of December 31, 1995.
     At the present time, Merchants Bancshares, Inc. has the following sources of equity capital available as approved by stockholders and regulatory authority:
     A.   Common Stock ($0.01 par value)
          Shares Authorized:   4,700,000
          Shares Issued and Outstanding at
          December 31, 1994:  4,343,620
     B.   Preferred Stock, Class A
          Non-voting ($0.01 par value)
          Shares Authorized:  200,000
          Shares Outstanding:  -0-
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